Exhibit 10.1
EXECUTION VERSION
CREDIT AND GUARANTY AGREEMENT
dated as of March 16, 2006
among
EASTON-BELL SPORTS, INC.,
as U.S. Borrower,
CERTAIN CANADIAN SUBSIDIARIES OF EASTON BELL SPORTS, INC.,
as Canadian Borrowers,
RBG HOLDINGS CORP.,
and
CERTAIN SUBSIDIARIES OF EASTON BELL SPORTS, INC.,
as U.S. Guarantors,
CERTAIN SUBSIDIARIES OF EASTON BELL SPORTS, INC.,
as Canadian Guarantors,
WACHOVIA BANK, NATIONAL ASSOCIATION,
as Administrative Agent and Collateral Agent,
WACHOVIA CAPITAL FINANCE CORPORATION (CANADA),
as Canadian Agent,
VARIOUS LENDERS,
WACHOVIA CAPITAL MARKETS, LLC,
as Joint Lead Arranger and Joint Bookrunner,
and
GOLDMAN SACHS CREDIT PARTNERS L.P.,
as Syndication Agent, Joint Lead Arranger and Joint Bookrunner,

$405,000,000 U.S. Senior Secured Credit Facilities
C$12,000,000 Canadian Senior Secured Credit Facility

i

APPENDIX:	A		Notice Addresses

SCHEDULES:	1.1	(a)	Certain Adjustments to Financial Covenant Definitions
	1.1	(b)	Existing Letters of Credit
	1.1	(c)	Existing Capital Leases
	3.1	(i)	Closing Date Mortgaged and Leasehold Properties
	3.1	(k)	Environmental Reports
	4.1		Jurisdictions of Organization
	4.2		Capital Stock and Ownership
	4.10		Insurance
	4.13		Real Estate Assets
	4.16		Material Contracts
	4.20		Employee Benefits Plans
	5.14		Cash Management Systems
	6.1		Certain Indebtedness
	6.2		Certain Liens
	6.7		Certain Investments
	6.12		Certain Affiliate Transactions

EXHIBITS:	A-1		Funding Notice
	A-2		Conversion/Continuation Notice
	A-3		Issuance Notice
	B-1		Tranche B Term Loan Note
	B-2		U.S. Revolving Loan Note
	B-3		Canadian Revolving Loan Note
	B-4		U.S. Swingline Note
	B-5		Canadian Swingline Note
	C		Compliance Certificate
	D		Opinions of Counsel
	E		Assignment Agreement
	F		Certificate Re: Non-Bank Status
	G-1		Closing Date Certificate
	G-2		Solvency Certificate
	H		Counterpart Agreement
	I		Mortgage
	J		Landlord Waiver and Consent Agreement
v

CREDIT AND GUARANTY AGREEMENT
     This CREDIT AND GUARANTY AGREEMENT, dated as of March 16, 2006, is entered into by and among EASTON-BELL SPORTS, INC. f/k/a Riddell-Bell Holdings, Inc., as U.S. Borrower (the “Company”), a Delaware corporation, CERTAIN CANADIAN SUBSIDIARIES OF THE COMPANY, as Canadian borrowers (the “Canadian Borrowers”, and together with the Company, the “Borrowers”), RBG HOLDINGS CORP. (“Holdings”), a Delaware corporation, CERTAIN SUBSIDIARIES OF THE COMPANY (together with Holdings, the U.S. Guarantors), CERTAIN SUBSIDIARIES OF THE COMPANY (together with the Company, Holdings and the U.S. Guarantors, collectively, the “Canadian Guarantors”), the Lenders party thereto from time to time, and WACHOVIA BANK, NATIONAL ASSOCIATION, as Administrative Agent (together with its permitted successors in such capacity, “Administrative Agent”) and Collateral Agent (together with its permitted successors in such capacity, “Collateral Agent”), WACHOVIA CAPITAL MARKETS, LLC (“Wachovia Securities”), as Joint Lead Arranger and Joint Bookrunner, GOLDMAN SACHS CREDIT PARTNERS L.P. (“GSCP”), as Joint Lead Arranger and Joint Bookrunner and Sole Syndication Agent (in such capacity, “Syndication Agent”) and WACHOVIA CAPITAL FINANCE CORPORATION (CANADA), an Ontario corporation, as Canadian administrative agent for the Canadian Lenders (the “Canadian Agent”).
RECITALS:
     WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;
     WHEREAS, the Company has entered into the Stock Purchase Agreement with Jas. D. Easton, Inc., a California corporation, pursuant to which the Company shall acquire (the “Easton Acquisition”) all of the capital stock of Easton Sports, Inc., a California corporation (the “Acquired Company”);
     WHEREAS, after consummation of the Easton Acquisition, the Acquired Company will be a wholly-owned Subsidiary of the Company;
     WHEREAS, the Company also desires to refinance the Existing Indebtedness with the proceeds of the loans hereunder;
     WHEREAS, Lenders have agreed to extend certain credit facilities to the Borrowers, in an aggregate amount not to exceed (a) $405.0 million (subject to any increases pursuant to Section 2.25 hereunder), consisting of (i) $335.0 million aggregate principal amount of Tranche B Term Loans and (ii) up to $70.0 million aggregate principal amount of U.S. Revolving Commitments and (b) up to C$12.0 million aggregate principal amount of Canadian Revolving Commitments, the proceeds of which will be used for, among other things, to fund, in part, the Easton Acquisition (including refinancing or retiring certain existing debt and repurchasing or redeeming preferred stock, and paying fees, commissions and expenses in connection with the Easton Acquisition) for permitted capital expenditures and Permitted

Acquisitions, to provide for the ongoing working capital requirements of the Borrowers following the Easton Acquisition and for general corporate purposes;
     WHEREAS, the Company has agreed to secure all of its Obligations by granting to the Collateral Agent for the benefit of the Secured Parties a First Priority Lien on substantially all of its assets;
     WHEREAS, the Canadian Borrowers have agreed to secure their respective Obligations by granting to the Canadian Agent for the benefit of the Canadian Secured Parties a First Priority Lien on substantially all of their assets;
     WHEREAS, the U.S. Guarantors have agreed to guarantee the obligations of the Company and the Canadian Borrowers hereunder and to secure their respective Obligations by granting to the Collateral Agent, for the benefit of the Secured Parties, a First Priority Lien on substantially all of their respective assets; and
     WHEREAS, the Canadian Guarantors have agreed to guarantee the Canadian Obligations of the Canadian Borrowers hereunder and to secure their respective Canadian Obligations by granting to Canadian Agent, for the benefit of the Canadian Secured Parties, a First Priority Lien on substantially all of their respective assets.
     NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:
SECTION 1
DEFINITIONS AND INTERPRETATION
     Section 1.1 Definitions.
     The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:
     “Acceptance Lender” means a Canadian Lender who purchases Acceptance Notes in accordance with Section 2.3(c)(vii) but does not accept or purchase Bankers’ Acceptances.
     “Acceptance Notes” has the meaning given to it in Section 2.3(c)(vii).
     “Acquired Company” shall have the meaning set forth in the preamble.
     “Additional Senior Subordinated Notes” as defined in Section 6.1(p).
     “Additional Senior Subordinated Note Indenture” means the trust indenture in form and substance reasonably satisfactory to the Administrative Agent pursuant to which any Additional Senior Subordinated Notes may be issued in accordance with the terms of this Agreement, as such indenture may be further amended, restated, supplemented, modified, extended, renewed or replaced from time to time in accordance with Section 6.16 of this Agreement.
     “Adjusted Eurodollar Rate” means, for any Interest Rate Determination Date with respect to an Interest Period for a Eurodollar Rate Loan, the rate per annum obtained by dividing (and rounding upward to the next whole multiple of 1/100 of 1%) (i) (a) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits (for delivery on the first day of such period) with a term equivalent to such period in U.S. Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (b) in the event the rate referenced in the preceding clause (a) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits (for delivery on the first day of such period) with a term equivalent to such period in U.S. Dollars, determined as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, or (c) in the event the rates referenced in the preceding clauses (a) and (b) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market for deposits (for delivery on the first day of the relevant period) in U.S. Dollars of amounts in same day funds comparable to the principal amount of the applicable Loan of Administrative Agent, in its capacity as a Lender, for which the Adjusted Eurodollar Rate is then being determined with maturities comparable to such period as of approximately 11:00 a.m. (London, England time) on such Interest Rate Determination Date, by (ii) an amount equal to (a) one minus (b) the Applicable Reserve Requirement.
     “Administrative Agent” as defined in the preamble hereto.
     “Adverse Proceeding” means any action, suit, proceeding (whether administrative, judicial or otherwise), governmental investigation or arbitration (whether or not purportedly on behalf of Holdings or any of its Subsidiaries) at law or in equity, or before or by any Governmental Authority, domestic or foreign (including any Environmental Claims), whether pending or, to the knowledge of Holdings or any of its Subsidiaries, threatened against or affecting Holdings or any of its Subsidiaries or any property of Holdings or any of its Subsidiaries.
     “Affected Lender” as defined in Section 2.19(b).
     “Affected Loans” as defined in Section 2.19(b).
     “Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (i) other than with respect to Ontario Teachers’ Pension Plan Board, to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise; provided, that no Agent or Lender shall be deemed to be an “Affiliate” of any Credit Party.
     “Agents” means Syndication Agent, Administrative Agent, Collateral Agent, and Canadian Agent and “Agent” means any one of them.
     “Aggregate Amounts Due” as defined in Section 2.18.
     “Aggregate Payments” as defined in Section 7.2.
     “Agreement” means this Credit and Guaranty Agreement, dated as of March 16, 2006, as it may be amended, supplemented or otherwise modified from time to time.
     “Applicable Margin” means:
     (a) from the Closing Date until the commencement of the first interest period occurring after the date of delivery of the Compliance Certificate and the financial statements for the Fiscal Quarter ended June 2006 (i) with respect to Revolving Loans that are Eurodollar Rate Loans, 2.00%, per annum; (ii) with respect to Revolving Loans and Swingline Loans that are Base Rate Loans, 1.00% per annum; (iii) with respect to Revolving Loans which are made by way of Bankers’ Acceptance Advances, 2.00% per annum, (b) thereafter, with respect to Revolving Loans (including Bankers’ Acceptance Advances) and Swingline Loans, a percentage, per annum, determined by reference to the Leverage Ratio in effect from time to time as set forth below:

		Applicable Margin for
		Revolving Loans	Applicable Margin
	Applicable Margin	and Swingline	for Revolving Loans
	for Revolving Loans	Loans	which are Bankers’
Leverage Ratio	(Eurodollar Loans)	(Base Rate Loans)	Acceptance Advances
≥ 5.50:1.00	2.25%	1.25%	2.25%
< 5.50:1.00
≥ 4.50:1.00	2.00%	1.00%	2.00%
< 4.50:1.00
≥ 4.00:1.00	1.75%	0.75%	1.75%
< 4.00:1.00	1.50%	0.50%	1.50%
and (c) (i) with respect to Tranche B Term Loans that are Eurodollar Rate Loans, 1.75%, per annum and (ii) with respect to Tranche B Term Loans that are Base Rate Loans, 0.75% per annum; provided that so long as the Leverage Ratio is less than 4.00:1.00 as of the end of the most recently ended Fiscal Quarter, the Applicable Margin shall be (i) with respect to Tranche B Term Loans that are Eurodollar Rate Loans, 1.50%, per annum and (ii) with respect to Tranche B Term Loans that are Base Rate Loans, 0.50% per annum.
     No change in the Applicable Margin shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Leverage Ratio. At any time and so long as the Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Applicable Margin shall be determined as if the Leverage Ratio were in excess of 5.50:1.00 in the case of Revolving Loans and Swingline Loans and 5.50:1.00 in the case of Tranche B Term Loans. Within one Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Applicable Margin in effect from such date.
     “Applicable Reserve Requirement” means, at any time, for any Eurodollar Rate Loan, the maximum rate, expressed as a decimal, at which reserves (including, without limitation, any basic marginal, special, supplemental, emergency or other reserves) are required to be maintained with respect thereto against “Eurocurrency liabilities” (as such term is defined in Regulation D) under regulations issued from time to time by the Board of Governors of the Federal Reserve System or other applicable banking regulator. Without limiting the effect of the foregoing, the Applicable Reserve Requirement shall reflect any other reserves required to be maintained by such member banks with respect to (i) any category of liabilities which includes deposits by reference to which the applicable Adjusted Eurodollar Rate or any other interest rate of a Loan is to be determined, or (ii) any category of extensions of credit or other assets which include Eurodollar Rate Loans. A Eurodollar Rate Loan shall be deemed to constitute Eurocurrency liabilities and as such shall be deemed subject to reserve requirements without benefits of credit for proration, exceptions or offsets that may be available from time to time to the applicable Lender. The rate of interest on Eurodollar Rate Loans shall be adjusted automatically on and as of the effective date of any change in the Applicable Reserve Requirement.
     “Asset Sale” means a sale, lease or sub-lease (as lessor or sublessor), sale and leaseback, assignment, conveyance, transfer or other disposition to, or any exchange of property with, any Person (other than the Company or any Guarantor Subsidiary), in one transaction or a series of transactions, of all or any part of Holdings’ or any of its Subsidiaries’ businesses, assets or properties of any kind, whether real, personal, or mixed and whether tangible or intangible, whether now owned or hereafter acquired, including, without limitation, the Capital Stock of any of Holdings’ Subsidiaries, other than (i) inventory (or other assets) sold, licensed or leased in the ordinary course of business (excluding any such sales, licenses or leases by operations or divisions discontinued or to be discontinued), (ii) disposals of obsolete, worn-out or surplus property for aggregate consideration of less than $1,000,000 with respect to any transaction or series of related transactions or in the aggregate during any Fiscal Year, and (iii) sales of other assets for aggregate consideration of less than $2,500,000 with respect to any transaction or series of related transactions or in the aggregate during any Fiscal Year.

     “Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.
     “Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), and such Person’s chief financial officer, treasurer or controller.
     “Available Amount” shall mean the sum, without duplication, of:
     (a) the sum of Excess Cash Flow (determined on a cumulative basis and in no event less than zero) for all fiscal years ending after December 31, 2006 to the extent not required to prepay the Obligations pursuant to Section 2.15(e) (excluding any amount not required to prepay the Obligations as a result of the Minimum Liquidity Exclusion), plus
     (b) the amount of Cash proceeds actually received by the Company from the issuance by Holdings of any Capital Stock (or capital contribution in respect thereof) after the Closing Date that was not required to prepay the Obligations pursuant to Section 2.15(c); plus
     (c) an amount equal to any returns (including dividends, interest, distributions, returns of principal and profits on sale) actually received by the Company or any of its Subsidiaries in cash in respect of any Investments made pursuant to Section 6.7(n); minus
     (d) the aggregate amount of all Investments made since the Closing Date pursuant to Section 6.7(n) and Restricted Payments made since the Closing Date pursuant to Sections 6.5(d) and 6.5(k).
     “BA Lender” means any Canadian Lender other than the Acceptance Lenders.
     “BA Period” means a period of 1, 2, 3 or 6 months or such other period as Canadian Agent may agree, in each case, commencing on a Business Day selected by a Canadian Borrower in its irrevocable Funding Notice or Conversion/Continuation Notice with respect to a Bankers’ Acceptance Advance delivered to Canadian Agent in accordance with Section 2.3 or 2.10 (as applicable), provided that the foregoing provision relating to BA Periods is subject to the following:
     (a) any BA Period that would otherwise extend beyond the Revolving Commitment Termination Date shall end on such date;
     (b) the Canadian Borrowers shall select BA Periods so as not to require a payment or prepayment of a Bankers’ Acceptance Advance during a BA Period for such Bankers’ Acceptance Advance; and
     (c) the Canadian Borrowers shall select BA Periods so there shall be no more than five (5) separate Bankers’ Acceptance Advances in existence at any one time.

     “BA Rate” means, for any particular term, the rate per annum, calculated on the basis of a year of 365 days, equal to the annual discount rate (calculated to two decimal places with         .005 or more being rounded upward) for Bankers’ Acceptances denominated in Canadian Dollars for the Canadian Reference Bank for such term and face amount that appears on the Reuters Screen CDOR Page as of 10:00 a.m. (Toronto time) on the day of the commencement of such term, provided that if such rate does not appear on the Reuters Screen CDOR Page on such day as contemplated, then the BA Rate on such day shall be calculated as the arithmetic average of the rates for the terms referred to above applicable to Canadian Dollar Bankers’ Acceptances quoted by the Canadian Reference Bank as of 10:00 a.m. (Toronto time) on such day or if such day is not a Business Day, then on the immediately preceding Business Day.
     “Bankers’ Acceptance” means a bill of exchange subject to the Bills of Exchange Act (Canada) or a depository bill defined and issued in accordance with the Depository Bills and Notes Act (Canada) and denominated in Canadian Dollars and drawn by a Canadian Borrower and accepted by a Canadian Lender in accordance with Section 2.3(c) and includes (without duplication and where the context requires) an Acceptance Note.
     “Bankers’ Acceptance Advance” means the advance of funds to a Canadian Borrower by way of acceptance and purchase of Bankers’ Acceptances or of an Acceptance Note, in each case, in accordance with the provisions of Section 2.3(c).
     “Bankruptcy Code” means Title 11 of the United States Code entitled “Bankruptcy,” as now and hereafter in effect and the Bankruptcy and Insolvency Act (Canada), the Companies Creditors Arrangement Act (Canada) and the Winding-Up and Restructuring Act (Canada), or, in each case, any successor statute.
     “Base Rate” means, for any day, a rate per annum equal to the greater of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. Any change in the Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective on the effective day of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.
     “Base Rate Loan” means a Loan bearing interest at a rate determined by reference to the Base Rate or the Canadian Base Rate.
     “Beneficiary” means each Agent, Issuing Bank, Lender, Lender Counterparty, and Indemnitee.
     “BSC” means Bell Sports Corp.
     “Borrowers” shall have the meaning set forth in the preamble.
     “Business Day” shall mean a day other than a Saturday, Sunday or other day on which commercial banks in Charlotte, North Carolina or New York, New York are authorized or required by law to close; provided, however, that (a) when used in connection with a rate determination, borrowing or payment in respect of the Adjusted Eurodollar Rate or any Eurodollar Rate Loans, the term “Business Day” shall also exclude any day on which banks in London, England are not open for dealings in deposits of U.S. Dollars in the London interbank market, (b) the term “Business Day” shall also exclude any day on which banks are not open for foreign exchange dealings between banks in the exchange of the home country of such foreign currency and (c) with respect to all notices and determinations in connection with, and payments of principal and interest on, any Canadian Dollar Loan, any day that is a Business Day described in clauses (a) or (b) and on which commercial banks are open for business in Toronto, Ontario.
     “Canadian Agent” shall have the meaning set forth in the preamble of this Agreement and any successors in such capacity.
     “Canadian Base Rate” means at any time, the greater of (i) the Canadian Prime Rate and (ii) the annual rate of interest equal to the sum of (A) the CDOR Rate in effect at such time plus (B) one percent (1%) per annum.
     “Canadian Borrower” or “Canadian Borrowers” shall have the meaning set forth in the first paragraph of this Agreement.
     “Canadian Collateral” means any and all assets and rights and interests in or to the property of the Credit Parties pledged from time to time as security for the Canadian Obligations pursuant to the Canadian Collateral Documents, whether now owned or hereafter acquired.
     “Canadian Collateral Documents” shall mean collectively (a) the Canadian Security Agreement, the Canadian Mortgage Instrument, if any, (b) the Deed(s) of Hypothec, Bond(s) and Pledge(s) referred to in Section 9.1(b) hereof, and (c) any other documents executed and delivered in connection with the granting, attachment and perfection of the Canadian Secured Parties’ security interests and Liens arising thereunder in the Canadian Collateral, including, without limitation, PPSA and Register of Personal and Movable Real Rights (Quebec) financing statements and any amendment thereto.
     “Canadian Credit Parties” means the Canadian Borrowers and all of the Canadian Guarantors whether direct or indirect and whether now owned or hereafter acquired.
     “Canadian Dollar Base Rate Loan” means any Canadian Revolving Loans made by the Canadian Lenders in Canadian Dollars accruing interest based on the Canadian Base Rate.
     “Canadian Dollar Equivalent” shall mean, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in Canadian Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Canadian Dollars with U.S. Dollars.
     “Canadian Dollars” or “CAD” or “C$” shall mean the lawful currency of Canada.
     “Canadian Guarantors” shall mean Holdings, the Company, each wholly-owned Domestic Subsidiary of the Company (other than any Immaterial Subsidiary), each wholly-

owned Canadian Subsidiary of the Company (other than any Immaterial Subsidiary) and each other Subsidiary that agrees to comply with the terms of Section 5.9 hereof applicable to a wholly-owned Domestic Subsidiary or a wholly-owned Canadian Subsidiary.
     “Canadian Lenders” means Wachovia Capital Finance Corporation (Canada), and such other Lenders permitted under Canadian law to carry on business in Canada as may be added as Canadian Lenders in accordance with the terms of this Agreement, each of whom is either resident in Canada for the purposes of the Income Tax Act (Canada) or an “authorized foreign bank” as defined in Section 2 of the Bank Act (Canada) for which all amounts paid or credited to it on account of the Canadian Obligations are in respect of its “Canadian banking business” (as defined in subsection 248(l) of the Income Tax Act (Canada)) for purposes of subsection 212(13.3) of the Income Tax Act (Canada).
     “Canadian Lending Office” shall mean, initially, the office in Canada of each Canadian Lender designated as such Canadian Lender’s Canadian Lending Office shown on Appendix A; and thereafter, such other office in Canada of such Canadian Lender as such Canadian Lender may from time to time specify to the Agents and the Company as the office of such Canadian Lender at which Canadian Dollar Base Rate Loans of such Canadian Lender are to be made.
     “Canadian Mortgage Instrument” shall mean each Mortgage related to a Real Property Asset, if any, owned by any of the Canadian Credit Parties.
     “Canadian Obligations” means all Obligations of the Canadian Borrowers and the other Canadian Credit Parties.
     “Canadian Prime Rate” shall mean, for any day, the rate of interest publicly announced from time to time by the Canadian Reference Bank as its prime rate in effect for determining interest rates on Canadian Dollar denominated commercial loans in Canada (which such rate is not necessarily the most favored rate of the Canadian Reference Bank and the Canadian Reference Bank may lend to its customers at rates that are at, above or below such rate) or, if the Canadian Reference Bank ceases to announce a rate so designated, any similar successor rate designated by the Canadian Reference Bank.
     “Canadian Reference Bank” means Bank of Montreal, or its successor and assigns, or such other bank as the Canadian Lenders may from time to time designate.
     “Canadian Revolving Commitment” shall mean, with respect to each Canadian Revolving Lender, the commitment of such Canadian Revolving Lender to make Canadian Revolving Loans in an aggregate principal amount designated in Canadian Dollars at any time outstanding up to such Canadian Revolving Lender’s Canadian Revolving Commitment Percentage of the Canadian Revolving Committed Amount.
     “Canadian Revolving Commitment Percentage” shall mean, for each Canadian Revolving Lender, the percentage identified as its Canadian Revolving Commitment Percentage in its Lender Commitment Letter, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6.

     “Canadian Revolving Committed Amount” shall have the meaning set forth in Section 2.3(a).
     “Canadian Revolving Lender” shall mean, as of any date of determination, any Canadian Lender holding a Canadian Revolving Commitment on such date.
     “Canadian Revolving Loans” shall have the meaning set forth in Section 2.3.
     “Canadian Revolving Note” or “Canadian Revolving Notes” shall mean the promissory notes of the Canadian Borrowers in favor of each of the Canadian Revolving Lenders evidencing the Canadian Revolving Loans in the form of Exhibit B-3, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “Canadian Secured Parties” means Canadian Agent and Canadian Lenders.
     “Canadian Security Agreement” shall mean the Canadian Pledge and Security Agreement dated as of the Closing Date given by certain Canadian Credit Parties and certain of the U.S. Credit Parties, for the benefit of the Canadian Secured Parties, as amended, modified or supplemented from time to time in accordance with its terms.
     “Canadian Subsidiary” shall mean any Subsidiary of the Company organized under the federal laws of Canada or any province or territory of Canada.
     “Canadian Swingline Lender” shall mean Canadian Agent.
     “Canadian Swingline Loan” or “Canadian Swingline Loans” shall have the meaning set forth in Section 2.4(b).
     “Canadian Swingline Note” shall mean the promissory note of the Canadian Borrowers in favor of Canadian Swingline Lender evidencing the Canadian Swingline Loans in the form of Exhibit B-5, as such promissory note may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “Canadian Swingline Sublimit” means the lesser of (i) C$5,000,000, and (ii) the aggregate unused amount of Canadian Revolving Commitments then in effect.
     “Capital Lease” means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of that Person.
     “Capital Stock” means any and all shares, units, interests, participations or other equivalents (however designated) of equity of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership and trust interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.
     “Cash” means money, currency or a credit balance in any demand or Deposit Account.
     “Cash Equivalents” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under (1) the laws of the United States of America or any state thereof or the District of Columbia or (2) the laws of Canada, that in each case has combined capital and surplus of not less than $500,000,000 and that has (or is a subsidiary of a bank holding company that has) a long-term unsecured debt rating of at least A or the equivalent thereof by Moody’s; (v) shares of any money market mutual fund that has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) through (iv); (vi) instruments equivalent to those referred to in clauses (i) through (v) above denominated in Canadian Dollars; and (vii) instruments equivalent to those referred to in clauses (i) through (v) above denominated in Euros or any other foreign currency comparable in credit quality and tenor to those referred to above and customarily used by corporations for short term cash management purposes in any jurisdiction outside the United States of America; provided that, immediately before and after giving effect to an Investment in any instrument pursuant to this clause (vii), the aggregate amount of such Investments shall not exceed $10,000,000.
     “CDOR Rate” means the rate of interest per annum determined on the basis of an average thirty (30) day rate applicable to Canadian Dollar bankers’ acceptances appearing on the “Reuters Screen CDOR Page” (as defined in the International Swap Dealer Association, Inc.’s definitions, as amended, restated, supplemented or otherwise modified from time to time) as of 10:00 a.m. (Toronto time) on the Determination Date (rounded upward, if necessary, to the nearest 1/100th of 1%). If, for any reason, such rate does not appear on the Reuters Screen CDOR Page, then the “CDOR Rate” shall be determined by Canadian Agent to be the arithmetic average of the rate per annum at which deposits in Canadian Dollars would be offered by banks listed on Schedule I to the Bank Act (Canada) to Canadian Agent.
     “Certificate Re: Non-Bank Status” means a certificate substantially in the form of Exhibit F.
     “Change of Control” means, (a) at any time prior to an initial public offering of the Parent, Holdings or the Company, (i) the Sponsors shall cease to beneficially own and control,

directly or indirectly, at least 51% on a fully diluted basis of the voting interests in the Capital Stock of Holdings; (ii) Fenway shall cease to beneficially own and control, directly or indirectly, at least 40% on a fully diluted basis of the voting interests in the Capital Stock of Holdings, (iii) any Person (other than an Equity Investor) or any Persons (other than one or more Equity Investors) that together (A) are a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 or any successor provision) or (B) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 or any successor provision), shall have obtained, directly or indirectly, the power (whether or not exercised) to elect a majority of the members of the board of directors (or similar governing body) of Holdings; (iv) Holdings shall cease to beneficially own and control 100% on a fully diluted basis of the voting interest in the Capital Stock of the Company; or (v) any “change of control” or similar event under the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes that would require the Company to tender for or otherwise give rise to an accelerated repayment of the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes and (b) at any time after an initial public offering of the Parent, Holdings or the Company, (i) any Person (other than an Equity Investor) or any Persons (other than one or more Equity Investors) that together (A) are a group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Securities Exchange Act of 1934 or any successor provision) or (B) are acting, for purposes of acquiring, holding or disposing of securities, as a group (within the meaning of Rule 13d-5(b)(1) of the Securities Exchange Act of 1934 or any successor provision), shall have acquired beneficial ownership of and control, directly or indirectly, 35% or more on a fully diluted basis of the voting interest in the Capital Stock of Holdings and such beneficial ownership represents a greater percentage of the voting interest in the Capital Stock of Holdings owned directly or indirectly by the Sponsors or (ii) the replacement of a majority of the board of directors of the Company over a two-year period from the directors who constituted the board of directors at the beginning of such period, and such replacement directors shall not have been either (A) approved by a vote of at least a majority of the board of directors of the Company then still in office who either were members of such board of directors at the beginning of such period or whose election as a member of such board of directors was previously so approved or (B) otherwise designated by a Sponsor.
     “Chicago Real Property” means the property located at 3670 North Milwaukee Avenue, Chicago, Illinois.
     “Class” means (i) with respect to Lenders, each of the following classes of Lenders: (a) Lenders having Tranche B Term Loan Exposure, (b) Lenders having Revolving Exposure (including Swingline Lender) and (c) Lenders having New Loan Exposure of each Series, and (ii) with respect to Loans, each of the following classes of Loans: (a) Tranche B Term Loans, (b) Revolving Loans (including Swingline Loans) and (c) each Series of New Loans.
     “Closing Date” means the date of this Agreement.
     “Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

     “Closing Date Mortgaged Property” as defined in Section 3.1(i).
     “Collateral” shall mean collectively, the U.S. Collateral and the Canadian Collateral.
     “Collateral Agent” as defined in the preamble hereto.
     “Collateral Documents” means the U.S. Collateral Documents and the Canadian Collateral Documents.
     “Collateral Questionnaire” means a certificate in form satisfactory to Collateral Agent that provides information with respect to the personal or mixed property of each Credit Party.
     “Commitment” means any U.S. Revolving Commitment, Canadian Revolving Commitment, Term Loan Commitment or New Loan Commitment.
     “Commitment Fee Percentage” means (a) with respect to the U.S. Revolving Commitment, 0.50% per annum; provided that so long as the Leverage Ratio is less than 4.50:1.00, 0.375% per annum and (b) with respect to the Canadian Revolving Commitment, 0.50% per annum; provided that so long as the Leverage Ratio is less than 4.50:1.00, 0.375% per annum. No change in the Commitment Fee Percentage shall be effective until three Business Days after the date on which Administrative Agent shall have received the applicable financial statements and a Compliance Certificate pursuant to Section 5.1(d) calculating the Leverage Ratio. At any time and so long as the Company has not submitted to Administrative Agent the applicable information as and when required under Section 5.1(d), the Commitment Fee Percentage shall be determined as if the Leverage Ratio were in excess of 4.50:1.00. Within one Business Day of receipt of the applicable information under Section 5.1(d), Administrative Agent shall give each Lender facsimile or telephonic notice (confirmed in writing) of the Commitment Fee Percentage in effect from such date.
     “Commodities Account” as defined in the UCC.
     “Company” as defined in the preamble hereto.
     “Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C.
     “Consolidated Adjusted EBITDA” means, for any period, an amount determined for Holdings and its Subsidiaries on a consolidated basis equal to (i) the sum, without duplication and in respect of clauses (b) through (r) only to the extent reducing Consolidated Net Income, of the amounts for such period of (a) Consolidated Net Income, (b) Consolidated Interest Expense, (c) provisions for taxes based on income, (d) total depreciation expense, (e) total amortization expense, (f) Transaction Costs incurred and paid in the period, (g) Sponsor Fees accrued or paid in such period (excluding any Sponsor Fees paid in such period to the extent they represent an accrual in a prior period), (h) restructuring charges (including for the avoidance of doubt costs relating to severance, retention, relocations, integration, contract termination and consolidation of facilities) in an amount not to exceed $15,000,000 in the aggregate since the Closing Date;

provided that such charges shall not exceed (i) $9,000,000 for the period commencing on the Closing Date and ending on December 31, 2006, $9,000,000 for the period commencing on January 1, 2007 and ending on December 31, 2007 and (iii) $5,000,0000 in any year thereafter, (i) Cash expenses in an amount not to exceed $1,250,000 in the aggregate relating to compliance with the Sarbanes-Oxley Act of 2002, (j) customary cash transaction fees and costs (including post-closing integration costs in an amount not to exceed 15% of the pro forma EBITDA of an acquired entity) approved by the Administrative Agent in its reasonable discretion relating to any Permitted Acquisition and any portion of New Loans used to finance such Permitted Acquisition, (k) any non-recurring fees, cash charges, and other cash expenses incurred in connection with the issuance of Capital Stock or Indebtedness or the extinguishment of Indebtedness, (l) non-cash compensation charges or other non-cash expenses or charges arising from the grant of or issuance or repricing of stock, stock options or other equity-based awards to the directors, officers and employees of Holdings and its Subsidiaries, (m) any impairment charge or asset write-off pursuant to FAS 142 and FAS 144 and the amortization of intangibles arising pursuant to FAS 141, (n) any monitoring, consulting, consent and other bank fees and expenses incurred at the direction of the Agents or the Lenders during such period, (o) cash expenses or losses incurred by the Company and its Subsidiaries to the extent insurance proceeds with respect to such expenses or losses have been received by the Company or such Subsidiary, (p) cash expenses or losses incurred by the Company and its Subsidiaries to the extent covered by indemnification provisions in any agreement in connection with a Permitted Acquisition and such indemnification proceeds have been received by the Company or such Subsidiary, (q) unrealized losses (or minus unrealized gains) relating to hedging transactions and mark-to-market Indebtedness denominated in foreign currencies resulting from the application of FAS 52, and (r) other non-Cash items (including non-Cash purchase accounting adjustments) reducing Consolidated Net Income (excluding any such non-Cash item to the extent that it represents an accrual or reserve for potential Cash items in any future period or amortization of a prepaid Cash item that was paid in a prior period), minus (ii) other non-Cash items increasing Consolidated Net Income for such period (excluding any such non-Cash item to the extent it represents the reversal of an accrual or reserve for potential Cash item in any prior period); provided that Consolidated Adjusted EBITDA for the Fiscal Quarters ended June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006 shall be as set forth in Schedule 1.1(a).
     “Consolidated Capital Expenditures” means, for any period, the aggregate of all expenditures of Holdings and its Subsidiaries during such period determined on a consolidated basis that, in accordance with GAAP, are or should be included in “purchase of property and equipment” or similar items reflected in the consolidated statement of cash flows of Holdings and its Subsidiaries, but excluding (i) the purchase price of any Permitted Acquisition and (ii) purchases made with the proceeds of Asset Sales (without regard to the exceptions in clauses (i) through (iii) of the definition thereof) or casualty insurance.
     “Consolidated Cash Interest Expense” means, for any period, Consolidated Interest Expense for such period, excluding (i) any amount not payable in Cash and (ii) any consent fees payable to banks or other lenders to the extent deducted from Consolidated Adjusted EBITDA; provided that Consolidated Cash Interest Expense for the Fiscal Quarters ended June 30, 2005, September 30, 2005, December 31, 2005 and March 31, 2006 shall be as set forth in Schedule 1.1(a).

     “Consolidated Current Assets” means, as at any date of determination, the total assets of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current assets in conformity with GAAP, excluding Cash and Cash Equivalents.
     “Consolidated Current Liabilities” means, as at any date of determination, the total liabilities of Holdings and its Subsidiaries on a consolidated basis that may properly be classified as current liabilities in conformity with GAAP, excluding cash overdrafts and the current portion of long term debt, deferred taxes and Capital Leases.
     “Consolidated Excess Cash Flow” means, for any period, an amount (if positive) equal to: (i) the sum, without duplication, of the amounts for such period of (a) Consolidated Adjusted EBITDA, plus (b) the Consolidated Working Capital Adjustment excluding non-cash adjustments, minus (ii) the sum, without duplication, of the amounts for such period of (a) scheduled repayments of Consolidated Total Debt, (b) Consolidated Capital Expenditures (net of any proceeds of (y) any related financings with respect to such expenditures and (z) any sales of assets used to finance such expenditures), (c) Consolidated Cash Interest Expense, (d) taxes based on income of Holdings and its Subsidiaries payable in Cash with respect to such period and actually paid, (e) Sponsor Fees paid in Cash, (f) distributions to Holdings made pursuant to Section 6.5(c), (g) any monitoring, consulting, consent and other bank fees and expenses incurred at the direction of the Agents or the Lenders during such period, (h) amounts paid in cash during such period in respect of amounts that were added in computing Consolidated Adjusted EBITDA pursuant to clauses (h), (i), (j), (k) and (n) thereof, (i) cash expenses incurred in connection with employee stock repurchases permitted by Section 6.5 and (j) any other non-recurring cash expenses and charges added back to Consolidated Net Income for purposes of determining Consolidated Adjusted EBITDA.
     “Consolidated Interest Expense” means, for any period, total interest expense (including that portion attributable to Capital Leases in accordance with GAAP and capitalized interest) of Holdings and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of Holdings and its Subsidiaries, including all commissions, discounts and other fees and charges owed with respect to letters of credit and net costs under Interest Rate Agreements, but excluding, however, any amounts referred to in Section 2.12(d) payable on or before the Closing Date. For purposes of calculating the foregoing, Consolidated Interest Expense shall be determined on the basis of net payments made or received or accruals in accordance with GAAP by Holdings and its Subsidiaries in respect of Interest Rate Agreements.
     “Consolidated Net Income” means, for any period, (i) the net income (or loss) of Holdings and its Subsidiaries on a consolidated basis for such period taken as a single accounting period determined in conformity with GAAP, minus (ii) (a) the income (or loss) of any Person (other than a Subsidiary of Holdings) in which any other Person (other than Holdings or any of its Subsidiaries) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or any of its Subsidiaries by such Person during such period, (b) the income (or loss) of any Person accrued prior to the date it becomes a Subsidiary of Holdings or is merged into or consolidated with Holdings or any of its Subsidiaries or that Person’s assets are acquired by Holdings or any of its Subsidiaries, (c) the income of any

Subsidiary of Holdings to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, (d) any after-tax gains or losses attributable to Asset Sales or returned surplus assets of any Pension Plan, and (e) (to the extent not included in clauses (a) through (d) above) any non-Cash net extraordinary and non-recurring gains or net extraordinary and non-recurring losses.
     “Consolidated Total Debt” means, as at any date of determination, (i) the aggregate stated balance sheet amount of all Indebtedness of Holdings and its Subsidiaries determined on a consolidated basis in accordance with GAAP, (excluding all standby Letters of Credit) minus up to $15.0 million of Cash and Cash Equivalents on hand at any Credit Party.
     “Consolidated Working Capital Adjustment” means, for any period on a consolidated basis, the amount (which may be a negative number) by which Consolidated Working Capital as of the beginning of such period exceeds (or is less than) Consolidated Working Capital as of the end of such period.
     “Consolidated Working Capital” means, as at any date of determination, the excess of Consolidated Current Assets over Consolidated Current Liabilities.
     “Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.
     “Contributing Guarantors” as defined in Section 7.2.
     “Control” shall mean (i) in the case of each deposit account, “control”, as such term is defined in Section 9-104 of the UCC, (ii) in the case of any securities account, “control”, as such term is defined in Section 8-106 of the UCC, and (iii) in the case of any commodity account, “control”, as such term is defined in section 9-106 of the UCC.
     “Control Agreements” means each control agreement executed and delivered by the Collateral Agent for the benefit of the Secured Parties, a securities intermediary or depositary bank and the applicable Credit Party on the Closing Date and each control agreement to be executed and delivered by Collateral Agent, a securities intermediary or depositary bank and the applicable Credit Party pursuant to the terms of the U.S. Pledge and Security Agreement with such modifications as Collateral Agent may reasonably request or approve.
     “Conversion/Continuation Date” means the effective date of a continuation or conversion, as the case may be, as set forth in the applicable Conversion/Continuation Notice.
     “Conversion/Continuation Notice” means a Conversion/Continuation Notice substantially in the form of Exhibit A-2.

     “Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit H delivered by a Credit Party pursuant to Section 5.9.
     “Credit Date” means the date of a Credit Extension.
     “Credit Document” means any of this Agreement, the Notes, if any, the Collateral Documents, any documents or certificates executed by the Company in favor of Issuing Bank relating to Letters of Credit, and all other documents, instruments or agreements (other than any document, instrument or agreement related to a Hedge Agreement) executed and delivered by a Credit Party for the benefit of any Agent, Issuing Bank or any Lender in connection herewith (in each case as such documents, instruments or agreements may be amended, restated, supplemented or otherwise modified from time to time).
     “Credit Extension” means the making of a Loan or the issuing of a Letter of Credit.
     “Credit Party” means each Person (other than any Agent, Issuing Bank or any Lender or any other representative thereof) from time to time party to a Credit Document.
     “Currency Agreement” means any foreign exchange contract, currency swap agreement, futures contract, option contract, synthetic cap or other similar agreement or arrangement, each of which is for the purpose of hedging the foreign currency risk associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.
     “Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.
     “Default Excess” means, with respect to any Defaulting Lender, the excess, if any, of such Defaulting Lender’s Pro Rata Share of the aggregate outstanding principal amount of Loans of all Lenders (calculated as if all Defaulting Lenders (other than such Defaulting Lender) had funded all of their respective Defaulted Loans) over the aggregate outstanding principal amount of all Loans of such Defaulting Lender.
     “Default Period” means, with respect to any Defaulting Lender, the period commencing on the date of the applicable Funding Default and ending on the earliest of the following dates: (i) the date on which all Commitments are cancelled or terminated and/or the Obligations are declared or become immediately due and payable, (ii) the date on which (a) the Default Excess with respect to such Defaulting Lender shall have been reduced to zero (whether by the funding by such Defaulting Lender of any Defaulted Loans of such Defaulting Lender or by the non-pro rata application of any voluntary or mandatory prepayments of the Loans in accordance with the terms of Section 2.14 or Section 2.15 or by a combination thereof) and (b) such Defaulting Lender shall have delivered to the Company and Administrative Agent a written reaffirmation of its intention to honor its obligations hereunder with respect to its Commitments, and (iii) the date on which the Company, Administrative Agent and Requisite Lenders waive all Funding Defaults of such Defaulting Lender in writing.
     “Defaulted Loan” as defined in Section 2.23.

     “Defaulting Lender” as defined in Section 2.23.
     “Deposit Account” as defined in the UCC.
     “Determination Date” means with respect to any Credit Extension:
     (a) in connection with the origination of any new Credit Extension, the Business Day which is the earliest of the date such credit is extended, the date the rate is set or the date the bid is accepted, as applicable;
     (b) in connection with any extension or conversion or continuation of an existing Loan, the date such advance is extended, converted or continued, or the date the rate is set, as applicable, in connection with any extension, conversion or continuation;
     (c) in connection with any extension of an existing Letter of Credit, the date such Letter of Credit is extended; or
     (d) the date of any reduction of the Revolving Committed Amount pursuant to the terms of Sections 2.13, 2.14 or 2.15;
     (e) the last Business Day of each month; and
     (f) such additional dates not more frequently than once a month as may be determined by the Administrative Agent.
     For purposes of determining availability hereunder, the rate of exchange for Canadian Dollars shall be the Spot Rate.
     “Dollar Amount” shall mean, at any time, (a) with respect to U.S. Dollars or an amount denominated in U.S. Dollars, such amount and (b) with respect to Canadian Dollars or an amount denominated in Canadian Dollars, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with Canadian Dollars.
     “Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
     “Easton Acquisition” shall have the meaning set forth in the recitals.
     “Easton Acquisition Agreement” means the Stock Purchase Agreement dated as of February 1, 2006 between the Company and the Acquired Company, as the same may be amended, modified or supplemented from time to time.
     “Easton Acquisition Documents” means the Easton Acquisition Agreement and all other material documents executed and delivered in accordance with the terms thereof and in connection therewith, as the same may be amended, modified or supplemented from time to time.
     “Eligible Assignee” means (i) any Lender, any Affiliate of any Lender and any Related Fund with respect to a Lender (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof), (ii) any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses and (iii) any other entity approved by Administrative Agent and the Company; provided, none of Holdings, any Affiliate of Holdings or any Equity Investor shall be an Eligible Assignee.
     “Employee Benefit Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA which is or, within the preceding six years was, sponsored, maintained or contributed to by, or required to be contributed by, Holdings or any of its Subsidiaries.
     “Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, arbitration, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.
     “Environmental Laws” means any and all current or future foreign or domestic, federal, provincial, territorial or state (or any subdivision of either of them) or local, statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of, or exposure to, Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Holdings or any of its Subsidiaries or any Facility.
     “Equity Cure Period” shall have the meaning set forth in Section 6.8(e).
     “Equity Investors” means the Sponsors, the Management Investors and other investors not affiliated with Wachovia, in each case reasonably acceptable to the Administrative Agent.
     “Equityholders Agreement” means the Second Amended and Restated Limited Liability Company Agreement of Easton Bell Holdings, LLC dated as of March 16, 2006 by and among Fenway Partners Capital Fund II, FPIP Trust, LLC, FPIP LLC, Fenway Partners, Inc., the Ontario Teachers’ Pension Plan Board, York Street Mezzanine Partners, L.P., Jas. D. Easton, Inc. and the other parties thereto, as amended, waived and modified from time to time in accordance with Section 6.15.
     “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto.

     “ERISA Affiliate” means, as applied to any Person, (i) any corporation which is a member of a controlled group of corporations within the meaning of Section 414(b) of the Internal Revenue Code of which that Person is a member; and (ii) any trade or business (whether or not incorporated) which is a member of a group of trades or businesses under common control within the meaning of Section 414(c) of the Internal Revenue Code of which that Person is a member. Any former ERISA Affiliate of Holdings or any of its Subsidiaries shall continue to be considered an ERISA Affiliate of Holdings or any such Subsidiary within the meaning of this definition to the extent that Holdings or such Subsidiary could reasonably be expected to have any liability with respect thereto under the Internal Revenue Code or ERISA.
     “ERISA Event” means (i) a “reportable event” within the meaning of Section 4043 of ERISA and the regulations issued thereunder with respect to any Pension Plan (excluding those for which the provision for 30-day notice to the PBGC has been waived by regulation); (ii) the failure to meet the minimum funding standard of Section 412 of the Internal Revenue Code with respect to any Pension Plan (whether or not waived in accordance with Section 412(d) of the Internal Revenue Code) or the failure to make any required contribution to a Multiemployer Plan; (iii) the provision by the administrator of any Pension Plan pursuant to Section 4041(a)(2) of ERISA of a notice of intent to terminate such plan in a distress termination described in Section 4041(c) of ERISA; (iv) the withdrawal by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates from any Pension Plan with two or more contributing sponsors not under common control, or the termination of any such Pension Plan resulting in liability to Holdings, any of its Subsidiaries or any of their respective Affiliates pursuant to Section 4063 or 4064 of ERISA; (v) the institution by the PBGC of proceedings to terminate any Pension Plan, or the occurrence of any event or condition which is reasonably likely to constitute grounds under ERISA for the termination by the PBGC of, or the appointment by the PBGC of a trustee to administer, any Pension Plan; (vi) the imposition of liability on Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates pursuant to Section 4062(e) or 4069 of ERISA or by reason of the application of Section 4212(c) of ERISA; (vii) the withdrawal of Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates in a complete or partial withdrawal (within the meaning of Sections 4203 and 4205 of ERISA) from any Multiemployer Plan if there is any potential liability therefor, or the receipt by Holdings, any of its Subsidiaries or any of their respective ERISA Affiliates of notice from any Multiemployer Plan that it is in reorganization or insolvency pursuant to Section 4241 or 4245 of ERISA, or that it intends to terminate or has terminated under Section 4041A or 4042 of ERISA; (viii) the occurrence of an act or omission which could give rise to the imposition on Holdings or any of its Subsidiaries of fines, penalties, taxes or related charges under Section 4975 of the Internal Revenue Code or under Section 409, Section 502(c), (i) or (l), or Section 4071 of ERISA in respect of any Employee Benefit Plan; (ix) receipt from the Internal Revenue Service of notice of the failure of any Pension Plan (or any other Employee Benefit Plan intended to be qualified under Section 401(a) of the Internal Revenue Code) to qualify under Section 401(a) of the Internal Revenue Code, or the failure of any trust forming part of any Pension Plan to qualify for exemption from taxation under Section 501(a) of the Internal Revenue Code; or (x) the imposition of a Lien pursuant to Section 401(a)(29) or 412(n) of the Internal Revenue Code or pursuant to ERISA with respect to any Pension Plan.

     “Eurodollar Rate Loan” means a Loan bearing interest at a rate determined by reference to the Adjusted Eurodollar Rate.
     “Event of Default” means each of the conditions or events set forth in Section 8.1.
     “Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.
     “Exchange Percentage” shall mean, as to each Lender, a fraction, expressed as a decimal, in each case determined on the date of occurrence of a Sharing Event (but before giving effect to any actions to occur on such date pursuant to Section 11) of which (a) the numerator shall be the sum of (i) the respective Revolving Commitment Percentage of such Lender of (x) the aggregate outstanding principal of all Revolving Loans and Swingline Loans (taking the Dollar Amount of any amounts expressed in Canadian Dollars on the date of the occurrence of the Sharing Event) and (y) the aggregate unreimbursed amount of outstanding Letters of Credit, and (ii) the aggregate principal amount of the outstanding Term Loan of all Lenders, and (b) the denominator of which shall be the sum of (x) the aggregate outstanding principal of all Revolving Loans and Swingline Loans (taking the Dollar Amounts of any amounts expressed in Canadian Dollars on the date of the occurrence of the Sharing Event) and (y) the aggregate unreimbursed amount of outstanding Letters of Credit, and (z) the aggregate principal amount of the outstanding Term Loan of all Lenders.
     “Existing Letters of Credit” means those letters of credit, listed on Schedule 1.1(b) outstanding on the Closing Date.
     “Existing Capital Leases” means the Capital Leases listed on Schedule 1.1(c) entered into by the Company or its Subsidiaries as indicated thereon prior to the date hereof.
     “Existing Credit Agreement” shall mean that certain Credit and Guaranty Agreement dated as of, September 30, 2004 (as the same has been amended, modified or supplemented prior to the date hereof) by and among the Company, Holdings, certain Subsidiaries of the Company and GSCP as administrative agent and collateral agent.
     “Existing Indebtedness” means all pre-existing Indebtedness of the Company and its Subsidiaries (including the Acquired Company and its Subsidiaries) on the Closing Date other than Indebtedness permitted under the Agreement.
     “Face Amount” means the amount payable to the holder of a Bankers’ Acceptance on the maturity thereof.
     “Facility” means any real property (including all buildings, fixtures or other improvements located thereon) now, hereafter or heretofore owned, leased or operated by Holdings or any of its Subsidiaries or any of their respective predecessors or Affiliates.
     “Fair Share Contribution Amount” as defined in Section 7.2.

     “Fair Share” as defined in Section 7.2.
     “Federal Funds Effective Rate” means for any day, the rate per annum (expressed, as a decimal, rounded upwards, if necessary, to the next higher 1/100 of 1%) equal to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, (i) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (ii) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate charged to Administrative Agent, in its capacity as a Lender, on such day on such transactions as determined by Administrative Agent.
     “Fenway” means Fenway Partners, Inc. and its Affiliates.
     “Financial Officer Certification” means, with respect to the financial statements for which such certification is required, the certification of the chief financial officer of the Company that such financial statements fairly present, in all material respects, the financial condition of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments and in the case of interim financial statements, the absence of footnotes.
     “Financial Plan” as defined in Section 5.1(i).
     “First Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Collateral Document, that such Lien is the only Lien to which such Collateral is subject, other than any Permitted Lien.
     “Fiscal Quarter” means a fiscal quarter of any Fiscal Year.
     “Fiscal Year” means the fiscal year of Holdings and its Subsidiaries ending on (i) December 31 (or the Saturday closest thereto) of each calendar year, (ii) a 52-53 week Fiscal Year-ending on or about December 31 of each calendar year, or (iii) in the case of Bell Sports Asia Limited, March 31 of each calendar year.
     “Flood Hazard Property” means any Real Estate Asset subject to a mortgage in favor of Collateral Agent, for the benefit of the Lenders, and located in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards.
     “Foreign Subsidiary” means any Subsidiary that is not a Domestic Subsidiary.
     “Funding Default” as defined in Section 2.23.
     “Funding Guarantors” as defined in Section 7.2.

     “Funding Notice” means a notice substantially in the form of Exhibit A-1.
     “GAAP” means, subject to the limitations on the application thereof set forth in Section 1.2, generally accepted accounting principles in effect in the United States of America applied on a consistent basis, or to the extent relating to the financial statements of Canadian entities only, generally accepted accounting principles in effect in Canada applied on a consistent basis, in each case, as in effect from time to time.
     “Governmental Acts” means any act or omission, whether rightful or wrongful, of any present or future de jure or de facto government or Governmental Authority.
     “Governmental Authority” means any federal, state, provincial, territorial, municipal, national or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, or a foreign entity or government.
     “Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.
     “Grantor” as defined in the U.S. Pledge and Security Agreement and/or the Canadian Security Agreement, as applicable.
     “GSCP” as defined in the preamble hereto.
     “Guaranteed Obligations” as defined in Section 7.1.
     “Guarantor” means each U.S. Guarantor and each Canadian Guarantor.
     “Guarantor Subsidiary” means each U.S. Guarantor other than the Company and Holdings.
     “Guaranty” means the guaranty of each Guarantor set forth in Section 7 and Section 7A.
     “Hazardous Materials” means any chemical, material, waste or substance, which is prohibited, limited or regulated by any Governmental Authority or pursuant to any Environmental Law or which may or could pose a hazard to the health and safety of any Persons or to the indoor or outdoor environment.
     “Hazardous Materials Activity” means any past, current, future, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

     “Hedge Agreement” means an Interest Rate Agreement or a Currency Agreement entered into with a Lender Counterparty in order to satisfy the requirements of this Agreement or otherwise in the ordinary course of Holdings’ or any of its Subsidiaries’ businesses.
     “Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.
     “Historical Financial Statements” means, as of the Closing Date, (i) the audited financial statements of the Company and its Subsidiaries, for each of its 2002, 2003 and 2004 Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years, (ii) the audited financial statements of the Acquired Company and its Subsidiaries, for each of its 2003, 2004 and 2005 Fiscal Years, consisting of balance sheets and the related consolidated statements of income, stockholders’ equity and cash flows for such Fiscal Years and (iii) the unaudited financial statements of the Company and its Subsidiaries (other than for the quarter ended December 31, 2005) and the Acquired Company for each fiscal quarter ended since the latest audited financials of the Company or the Acquired Company, respectively, ended not less than 45 days prior to the Closing Date, consisting of a balance sheet and the related consolidated statements of income, stockholders’ equity and cash flows for the three-, six- or nine-month period, as applicable, ending on such date, and, in the case of clauses (i) and (ii), certified by the chief financial officer of the Company that they fairly present, in all material respects, the financial condition of the Company and its Subsidiaries or the Acquired Company and its Subsidiaries, as applicable, as at the dates indicated and the results of their operations and their cash flows for the periods indicated, subject to changes resulting from audit and normal year-end adjustments.
     “Holdings” as defined in the preamble hereto.
     “Immaterial Subsidiary” means, as of any date, any Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent twelve-month period do not exceed $100,000.
     “Increased Amount Date” as defined in Section 2.25.
     “Increased-Cost Lenders” as defined in Section 2.24.
     “Indebtedness”, as applied to any Person, means, without duplication, (i) all indebtedness for borrowed money; (ii) that portion of obligations with respect to Capital Leases that is properly classified as a liability on a balance sheet in conformity with GAAP; (iii) notes payable and drafts accepted representing extensions of credit whether or not representing obligations for borrowed money; (iv) any obligation owed for all or any part of the deferred purchase price of property or services (excluding any such obligations incurred under ERISA), which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof (other than trade payables which are due more than six months from the date of incurrence in the ordinary course of business) or (b) evidenced by a note or similar written instrument; (v) all indebtedness secured by any Lien on any property or asset owned or held by that Person regardless of whether the indebtedness secured thereby shall have been assumed by that Person or is nonrecourse to the credit of that Person; (vi) the face amount of any letter of credit issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings; (vii) the direct or indirect guaranty, endorsement (otherwise than for collection or deposit in the ordinary course of business), co-making, discounting with recourse or sale with recourse by such Person of the indebtedness (as set forth in this definition) of another; (viii) any obligation of such Person the primary purpose or intent of which is to provide assurance to an obligee that the indebtedness (as set forth in this definition) of the obligor thereof will be paid or discharged, or any agreement relating thereto will be complied with, or the holders thereof will be protected (in whole or in part) against loss in respect thereof; (ix) any liability of such Person for any indebtedness (as set forth in this definition) of another through any agreement (contingent or otherwise) (a) to purchase, repurchase or otherwise acquire such obligation or any security therefor, or to provide funds for the payment or discharge of such obligation (whether in the form of loans, advances, equity purchases, capital contributions or otherwise) or (b) to maintain the solvency or any balance sheet item, level of income or financial condition of another if, in the case of any agreement described under subclauses (a) or (b) of this clause (ix), the primary purpose or intent thereof is as described in clause (viii) above; and (x) all obligations of such Person in respect of any exchange traded or over the counter derivative transaction, including, without limitation, any Interest Rate Agreement, Currency Agreement and any commodities hedging agreement, whether entered into for hedging or speculative purposes; provided, in no event shall obligations under any Interest Rate Agreement, any Currency Agreement or any commodities hedging agreement be deemed “Indebtedness” for any purpose under Section 6.8.
     “Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), awards, costs (including the reasonable costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any past, present or future Hazardous Materials Activity), reasonable expenses and disbursements of any kind or nature whatsoever (including the reasonable fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any reasonable fees or expenses incurred by Indemnitees in enforcing the indemnity contained in Section 10.3), whether direct, indirect or consequential and whether based on any federal, state, provincial, territorial or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any such Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Credit Documents or the transactions contemplated hereby or thereby (including the Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Credit Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the

Guaranty)); (ii) the statements contained in the commitment letter delivered by any Lender to the Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past, present or future activity, operation, land ownership, or practice of Holdings or any of its Subsidiaries.
     “Indemnitee” as defined in Section 10.3.
     “Installment” as defined in Section 2.13(a).
     “Installment Date” as defined in Section 2.13(a).
     “Interest Coverage Ratio” means the ratio as of the last day of any Fiscal Quarter of (i) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period then ended, to (ii) Consolidated Cash Interest Expense for such four-Fiscal Quarter period.
     “Interest Payment Date” means with respect to (i) any Base Rate Loan, each of the dates specified in Section 2.13(a) for payment of principal, commencing on the first such date to occur after the Closing Date and the final maturity date of such Loan; and (ii) any Eurodollar Rate Loan, the last day of each Interest Period applicable to such Loan; provided, in the case of each Interest Period of longer than three months “Interest Payment Date” shall also include each date that is three months, or an integral multiple thereof, after the commencement of such Interest Period.
     “Interest Period” means, in connection with a Eurodollar Rate Loan, an interest period of one-, two-, three- or six-months (or nine- or twelve-months if available to all applicable Lenders), as selected by the Company in the applicable Funding Notice or Conversion/Continuation Notice, (i) initially, commencing on the Credit Date or Conversion/Continuation Date thereof, as the case may be; and (ii) thereafter, commencing on the day on which the immediately preceding Interest Period expires; provided, (a) if an Interest Period would otherwise expire on a day that is not a Business Day, such Interest Period shall expire on the next succeeding Business Day unless no further Business Day occurs in such month, in which case such Interest Period shall expire on the immediately preceding Business Day; (b) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall, subject to clauses (c) and (d), of this definition, end on the last Business Day of a calendar month; (c) no Interest Period with respect to any portion of any Class of Term Loans shall extend beyond such Class’s Term Loan Maturity Date; and (d) no Interest Period with respect to any portion of the Revolving Loans shall extend beyond the Revolving Commitment Termination Date.
     “Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate hedging agreement, option agreement, or other similar agreement or arrangement, each of which is for the purpose of hedging the interest rate exposure associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes.

     “Interest Rate Determination Date” means, with respect to any Interest Period, the date that is two Business Days prior to the first day of such Interest Period.
     “Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.
     “Investment” means (i) any direct or indirect purchase or other acquisition by Holdings or any of its Subsidiaries of, or of a beneficial interest in, any of the Securities of any other Person (other than the Company or a Guarantor Subsidiary); (ii) any direct or indirect redemption, retirement, purchase or other acquisition for value, by any Subsidiary of Holdings from any Person (other than Holdings or any Guarantor Subsidiary), of any Capital Stock of such Person; and (iii) any loan, advance (other than advances to employees for moving, entertainment and travel expenses, drawing accounts and similar expenditures in the ordinary course of business) or capital contribution by Holdings or any of its Subsidiaries to any other Person (other than Holdings or any Guarantor Subsidiary), including all indebtedness and accounts receivable from that other Person that are not current assets or did not arise from sales to that other Person in the ordinary course of business but excluding accounts receivable that are not so included. The amount of any Investment at any time outstanding shall be the original cost of such Investment plus the cost of all additions thereto, minus any cash proceeds from the return of capital or principal on, or proceeds from the sale of, such Investment, or any other distributions related thereto including payments of interest, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment.
     “IP Security Agreement” means the U.S. Intellectual Property Security Agreement, dated as of the Closing Date, by and among the Company, each U.S. Guarantor and Collateral Agent.
     “Issuance Notice” means an Issuance Notice in the form of Exhibit A-3.
     “Issuing Bank” means (i) Wachovia or any of its Affiliates as Issuing Bank hereunder, together with its permitted successors and assigns in such capacity and (ii) with respect to any Existing Letter of Credit, such other Lender acceptable to Administrative Agent.
     “Joint Venture” means a joint venture, partnership or other similar arrangement, whether in corporate, partnership or other legal form; provided, in no event shall any corporate Subsidiary of any Person be considered to be a Joint Venture to which such Person is a party.
     “Landlord Waiver and Consent Agreement” means a Landlord Waiver and Consent Agreement substantially in the form of Exhibit J with such amendments or modifications as may be approved by Collateral Agent.
     “Leasehold Property” means any leasehold interest of any Credit Party as lessee under any lease of real property.

     “Lender” means each financial institution listed on the signature pages hereto as a Lender, and any other lender that becomes a party hereto after the Closing Date (excluding the Credit Parties and their Affiliates and the Sponsors).
     “Lender Commitment Letter” shall mean, with respect to any Lender, the letter (or other correspondence) to such Lender from the Administrative Agent notifying such Lender of its Loan commitment percentage.
     “Lender Counterparty” means Administrative Agent, GSCP, each Lender or any Affiliate of a Lender or GSCP counterparty to a Secured Hedge Agreement (including any Person who is a Lender (and any Affiliate thereof) at the time such Person enters into a Hedge Agreement but subsequently, after entering into a Hedge Agreement, ceases to be a Lender) including, without limitation, each such Affiliate that enters into a joinder agreement with Collateral Agent.
     “Letter of Credit” means a commercial or standby letter of credit issued or to be issued by Issuing Bank pursuant to this Agreement.
     “Letter of Credit Sublimit” means the lesser of (i) $25,000,000 and (ii) the aggregate unused amount of the Revolving Commitments then in effect.
     “Letter of Credit Usage” means, as at any date of determination, the sum of (i) the maximum aggregate amount which is, or at any time thereafter may become, available for drawing under all Letters of Credit then outstanding, and (ii) the aggregate amount of all drawings under Letters of Credit honored by Issuing Bank and not theretofore reimbursed by or on behalf of the Company.
     “Leverage Ratio” means the ratio as of the last day of any Fiscal Quarter or other date of determination of (i) Consolidated Total Debt as of such day to (ii) Consolidated Adjusted EBITDA for the four-Fiscal Quarter period ending on such date (or if such date of determination is not the last day of a Fiscal Quarter, for the four-Fiscal Quarter period ending as of the most recently concluded Fiscal Quarter); provided, however, for purposes of determining Consolidated Total Debt for use in computing the Leverage Ratio at the end of any Fiscal Quarter or other date of determination, the average daily balance of any revolving credit facility during the four-Fiscal Quarter period referred to in clause (ii) above shall be substituted for the balance of such facility outstanding on the last day of such Fiscal Quarter or other date of determination; provided that with respect to any calculation period ending prior to the first anniversary of the Closing Date, the foregoing shall be subject to adjustment as set forth in Schedule 1.1(a).
     “Lien” means (i) any lien, hypothec, mortgage, pledge, assignment, security interest, charge or encumbrance of any kind (including any agreement to give any of the foregoing, any conditional sale or other title retention agreement, and any lease in the nature thereof) and any option, trust or other preferential arrangement having the practical effect of any of the foregoing and (ii) in the case of Securities, any purchase option, call or similar right of a third party with respect to such Securities.

     “Loan” means a Tranche B Term Loan, a U.S. Revolving Loan, a Canadian Revolving Loan, a U.S. Swingline Loan, a Canadian Swingline Loan and/or a New Loan.
     “Management Investors” means the natural persons being the members of management, officers and employees of Parent and/or its Subsidiaries who are or become investors in Parent.
     “Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.
     “Material Adverse Effect” means a material adverse effect on and/or material adverse developments with respect to (i) the business, results of operations, properties, assets, financial condition or prospects of Holdings and its Subsidiaries taken as a whole; (ii) the impairment (other than as a result of circumstances covered by clause (i) above) of the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Credit Document to which it is a party; or (iv) the rights and remedies conferred upon any Agent and any Lender or any Secured Party under any Credit Document.
     “Material Asset Sale” means an Asset Sale generating Net Asset Sale Proceeds of at least $10,000,000.
     “Material Contract” means any contract or other arrangement to which Holdings or any of its Subsidiaries is a party (other than the Credit Documents and the Related Agreements, but including the Easton Acquisition Agreement) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.
     “Material Real Estate Asset” means any fee-owned Real Estate Asset having a fair market value in excess of $1,000,000 as of the date of the acquisition thereof.
     “Minimum Liquidity Exclusion” as defined in Section 2.15(e).
     “Moody’s” means Moody’s Investor Services, Inc.
     “Mortgage” means a Mortgage or Deed of Trust substantially in the form of Exhibit I and with such changes as agreed to by the Administrative Agent, in its reasonable discretion, as it may be amended, supplemented or otherwise modified from time to time.
     “Multiemployer Plan” means any “multiemployer plan” as defined in Section 3(37) of ERISA with respect to which Holdings, any Subsidiary or any ERISA Affiliate has, or would reasonably be expected to have, any liability (whether absolute or contingent).
     “NAIC” means The National Association of Insurance Commissioners, and any successor thereto.
     “Narrative Report” means, with respect to the financial statements for which such narrative report is required, a narrative report describing the operations of the Company and its

Subsidiaries in the form prepared for presentation to senior management thereof for the applicable Fiscal Quarter or Fiscal Year and for the period from the beginning of the then current Fiscal Year to the end of such period to which such financial statements relate.
     “Net Asset Sale Proceeds” means, with respect to any Asset Sale, an amount equal to: (i) Cash payments (including any Cash received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received) received by Holdings or any of its Subsidiaries from such Asset Sale, minus (ii) any bona fide direct costs or expenses incurred in connection with such Asset Sale and payable to a Person that is not Holdings or its Subsidiaries, including without limitation, (a) income or gains taxes payable by the seller as a result of any gain recognized in connection with such Asset Sale, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness permitted to be incurred under Section 6.1 (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid under the terms thereof as a result of such Asset Sale and (c) a reasonable reserve for any indemnification payments (fixed or contingent) attributable to seller’s indemnities and representations and warranties to purchaser in respect of such Asset Sale undertaken by Holdings or any of its Subsidiaries in connection with such Asset Sale.
     “Net Insurance/Condemnation Proceeds” means an amount equal to: (i) any Cash payments or proceeds received by Holdings or any of its Subsidiaries (a) under any casualty insurance policy in respect of a covered loss thereunder or (b) as a result of the taking of any assets of Holdings or any of its Subsidiaries by any Person pursuant to the power of eminent domain, condemnation or otherwise, or pursuant to a sale of any such assets to a purchaser with such power under threat of such a taking, minus (ii) (a) any actual and reasonable costs incurred by Holdings or any of its Subsidiaries in connection with the adjustment or settlement of any claims of Holdings or such Subsidiary in respect thereof and payable to a Person that is not Holdings or its Subsidiaries, (b) payment of the outstanding principal amount of, premium or penalty, if any, and interest on any Indebtedness permitted to be incurred under Section 6.1 (other than the Loans) that is secured by a Lien on the stock or assets in question and that is required to be repaid as a result of such casualty or condemnation, and (c) any bona fide direct costs incurred in connection with any sale of such assets as referred to in clause (i)(b) of this definition, including income taxes payable as a result of any gain recognized in connection therewith.
     “New Loan Commitments” as defined in Section 2.25.
     “New Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the New Loans of such Lender.
     “New Loan Lender” as defined in Section 2.25.
     “New Loan Maturity Date” means the date that New Loans of a Series shall become due and payable in full hereunder, including by acceleration or otherwise.
     “New Loans” as defined in Section 2.25.

     “Non-US Lender” as defined in Section 2.21(c).
     “Note” means a Tranche B Term Note, a U.S. Revolving Loan Note, a Canadian Revolving Note or a Swingline Note.
     “Notice” means a Funding Notice, an Issuance Notice, or a Conversion/Continuation Notice.
     “Notional BA Proceeds” means, with respect to a Bankers’ Acceptance Advance, the aggregate Face Amount of the Bankers’ Acceptance or face amount of an Acceptance Note comprising such Bankers’ Acceptance Advance, if applicable, less the aggregate of:
     (i) a discount from the aggregate Face Amount of such Bankers’ Acceptance or face amount of such Acceptance Note, as applicable, calculated in accordance with normal market practices based on the BA Rate for the term of such Bankers’ Acceptance or Acceptance Note; and
     (ii) the amount of the acceptance fees determined in accordance with Section 2.3(c) in respect of such Bankers’ Acceptance Advance.
     “Obligations” means all debts, liabilities and obligations of every nature of each Credit Party from time to time owed to the Agents (including former Agents), the Lenders or any of them and Lender Counterparties, under any Credit Document or Secured Hedge Agreement (including, without limitation, with respect to a Hedge Agreement, obligations owed thereunder to any person who was a Lender or an Affiliate of a Lender at the time such Hedge Agreement was entered into), whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy or restructuring proceeding), reimbursement of amounts drawn under Letters of Credit, payments for early termination of Hedge Agreements, fees, expenses, indemnification (including, without limitation, pursuant to Section 10.3 hereof) or otherwise.
     “Obligee Guarantor” as defined in Section 7.7.
     “Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization or similar document , as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Credit Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

     “Parent” means Easton Bell Sports, LLC or any other direct or indirect parent of which Holdings is a wholly owned subsidiary (but excluding for the avoidance of doubt, any Sponsor).
     “PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.
     “Pension Plan” means any employee benefit plan within the meaning of Section 3(3) of ERISA, other than a Multiemployer Plan, which is subject to Title IV of ERISA, and with respect to which Holdings, any Subsidiary or any ERISA Affiliate has, or would reasonably be expected to have, any liability (whether absolute or contingent).
     “Permitted Acquisition” means any acquisition by the Company or any of its wholly-owned Subsidiaries, whether by purchase, merger or otherwise, of all or substantially all of the assets of, all of the Capital Stock of, or a business line or unit or a division of, any Person; provided,
     (i) immediately prior to, and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom;
     (ii) immediately prior and after giving pro forma effect to such Permitted Acquisition, the Leverage Ratio is less than or equal to the ratio that is 25 basis points lower than the then applicable covenant level;
     (iii) all transactions in connection therewith shall be consummated, in all material respects, in accordance with all applicable laws and in conformity with all applicable Governmental Authorizations;
     (iv) in the case of the acquisition of Capital Stock, all of the Capital Stock (except for any such Securities in the nature of directors’ qualifying shares required pursuant to applicable law) acquired or otherwise issued by such Person or any newly formed Subsidiary of the Company in connection with such acquisition shall be owned 100% by the Company or a Guarantor Subsidiary thereof, and the Company shall have taken, or caused to be taken, as of the date such Person becomes a Subsidiary of the Company, each of the actions set forth in Sections 5.9 and/or 5.10, as applicable, to the extent such Person becomes a Domestic Subsidiary, Canadian Subsidiary or a first tier Foreign Subsidiary;
     (v) the Company and its Subsidiaries shall be in compliance with the financial covenants set forth in Section 6.8 on a pro forma basis after giving effect to such acquisition as of the last day of the Fiscal Quarter most recently ended, (as determined in accordance with Section 6.8(d));
     (vi) the Company shall have delivered to Administrative Agent (A) at least ten (10) Business Days prior to such proposed acquisition (or such later date as may be approved by Administrative Agent), a Compliance Certificate evidencing compliance with Section 6.8 as required under clause (v) above, together with all relevant financial information with respect to such acquired assets, including, without limitation, the aggregate consideration for such acquisition and any other information required to demonstrate compliance with Section 6.8;
     (vii) any Person or assets or division as acquired in accordance herewith shall be in the same business or lines of business in which the Company and/or its Subsidiaries are permitted to engage in under Section 6.13;
     (viii) in the case of any acquisition funded by a Revolving Loan, the Company shall have delivered to Administrative Agent a certificate evidencing that the borrowing availability under the Revolving Commitments, after giving effect to such acquisition, plus any Cash and Cash Equivalents, will be sufficient to fund the working capital needs of the Company for the twelve months following such acquisition;
     (ix) the Company, after giving effect to any such acquisition, shall have Cash and Cash Equivalents or availability under this Agreement of not less than $10,000,000;
     (x) in the case of any acquisition of a Person incorporated, formed or organized under the laws of Canada, all such acquisitions, together with all Investments in a Canadian Credit Party pursuant to Section 6.7(m), shall not exceed $10,000,000 in the aggregate;
     (xi) in the case of any acquisition of a Person not incorporated, formed or organized under the laws of the United States of America or Canada, all such acquisitions, together with all other Investments permitted pursuant to Section 6.7(h), shall not exceed $21,000,000 in the aggregate; and
     (xii) the board of directors and (if required by applicable law) the shareholders, or the equivalent thereof, of the business to be acquired has approved such acquisition.
     “Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.
     “Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited and unlimited liability companies, limited liability partnerships, joint stock companies, Joint Ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.
     “Phase I Report” means, with respect to any Facility, a report that is either (A) set forth on Schedule 3.1(k), or (B) is in form and substance reasonably satisfactory to the Administrative Agent (i) conforms to the ASTM Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process, E 1527-00, (ii) was conducted no more than six months prior to the date such report is required to be delivered hereunder, by one or more environmental consulting firms reasonably satisfactory to Administrative Agent, (iii) at the request of the Administrative Agent includes an assessment of asbestos-containing materials at such Facility, (iv) at the request of the Administrative Agent is accompanied by (a) an estimate of the reasonable worst-case cost of investigating and remediating any Hazardous Materials Activity identified in the

Phase I Report as giving rise to an actual or potential material violation of any Environmental Law or as presenting a material risk of giving rise to a material Environmental Claim, and (b) a current compliance audit setting forth an assessment of Holdings’, its Subsidiaries’ and such Facility’s current and past compliance with Environmental Laws and an estimate of the cost of rectifying any non-compliance with current Environmental Laws identified therein and the cost of compliance with reasonably anticipated pending or future Environmental Laws identified therein. All Phase I Reports shall expressly specify that the report may be relied on by Administrative Agent or the Administrative Agent shall have received a reliance letter so stating.
     “PPSA” means the Personal Property Security Act (Ontario) (or such other analogous statute in effect from time to time in any other province or territory of Canada, as applicable).
     “Prime Rate” means the rate of interest quoted in The Wall Street Journal, Money Rates Section as the Prime Rate (currently defined as the base rate on corporate loans posted by at least 75% of the nation’s thirty (30) largest banks), as in effect from time to time. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. Administrative Agent or any other Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     “Principal Office” means, for each of Administrative Agent, Swingline Lender and Issuing Bank, such Person’s “Principal Office” as set forth on Appendix A, or such other office as such Person may from time to time designate in writing to the Company, Administrative Agent and each Lender.
     “Projections” as defined in Section 4.8.
     “Pro Rata Share” means (i) with respect to all payments, computations and other matters relating to the Tranche B Term Loan of any Lender, the percentage obtained by dividing (a) the Tranche B Term Loan Exposure of that Lender by (b) the aggregate Tranche B Term Loan Exposure of all Lenders; (ii) with respect to all payments, computations and other matters relating to the U.S. Revolving Commitment or U.S. Revolving Loans of any U.S. Lender or any Letters of Credit issued or participations purchased therein by any U.S. Lender or any participations in any U.S. Swingline Loans purchased by any U.S. Lender, the percentage obtained by dividing (a) the Revolving Exposure of that U.S. Lender by (b) the aggregate Revolving Exposure of all U.S. Lenders; (iii) with respect to all payments, computations and other matters relating to the Canadian Revolving Commitment or Canadian Revolving Loans of any Canadian Lender or any participations in any Canadian Swingline Loans purchased by any Canadian Lender, the percentage obtained by dividing (a) the Revolving Exposure of that Canadian Lender by (b) the aggregate Revolving Exposure of all Canadian Lenders; and (iv) with respect to all payments, computations, and other matters relating to New Loan Commitments or New Loans of a particular Series, the percentage obtained by dividing (a) the New Loan Exposure of that Lender with respect to that Series by (b) the aggregate New Loan Exposure of all Lenders with respect to that Series. For all other purposes with respect to each Lender, “Pro Rata Share” means the percentage obtained by dividing (A) an amount equal to the sum of the Tranche B Term Loan Exposure, the Revolving Exposure and the New Loan Exposure of that Lender, by (B) an amount equal to the sum of the aggregate Tranche B Term

Loan Exposure, the aggregate Revolving Exposure and the aggregate New Loan Exposure of all Lenders.
     “Real Estate Asset” means, at any time of determination, any interest (fee or leasehold) then owned by any Credit Party in any real property.
     “Refinancing Note Indenture” means the trust indenture in form and substance reasonably satisfactory to the Administrative Agent pursuant to which any Refinancing Notes may be issued in accordance with the terms of this Agreement, as such indenture may be further amended, restated, supplemented, modified, extended, renewed or replaced from time to time in accordance with Section 6.16 of this Agreement.
     “Refinancing Notes” as defined in Section 6.1(k).
     “Refunded Canadian Swingline Loans” as defined in Section 2.4(b)(ii)(D).
     “Refunded U.S. Swingline Loans” as defined in Section 2.4(a)(ii)(D).
     “Register” as defined in Section 2.8(b).
     “Regulation D” means Regulation D of the Board of Governors of the Federal Reserve System, as in effect from time to time.
     “Reimbursement Date” as defined in Section 2.5(d).
     “Related Agreements” means, collectively, the Easton Acquisition Agreement, the Sponsor Agreements, the Equityholders Agreement and the documents governing the Senior Subordinated Notes, the Refinancing Notes, Additional Senior Subordinated Notes and the Existing Capital Leases.
     “Related Fund” means any investment fund that is (i) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit and (ii) is administered, advised and managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers, advises or manages a Lender.
     “Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.
     “Replacement Lender” as defined in Section 2.24.
     “Requisite Lenders” means one or more Lenders having or holding Tranche B Term Loan Exposure, New Loan Exposure and/or Revolving Exposure and representing more than

50% of the sum of (i) the aggregate Tranche B Term Loan Exposure of all Lenders, (ii) the aggregate Revolving Exposure of all Lenders, and (iii) the aggregate New Loan Exposure of all Lenders.
     “Restricted Junior Payment” means (i) any dividend or other distribution, direct or indirect, on account of any shares of any class of stock of Holdings or the Company now or hereafter outstanding, except a dividend payable solely in shares of that class of stock to the holders of that class; (ii) any redemption, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any shares of any class of stock of Holdings or the Company now or hereafter outstanding; (iii) any payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire shares of any class of stock of Holdings or the Company now or hereafter outstanding; (iv) management or similar fees payable to Fenway or any of its Affiliates and (v) any payment or prepayment of principal of, premium, if any, or interest on, or redemption, purchase, repurchase, retirement, defeasance (including in-substance or legal defeasance), sinking fund or similar payment (or any offer to do any of the foregoing) with respect to the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes.
     “Revaluation Date” shall mean each of the following: (a) each date a Eurodollar Rate Loan or Bankers’ Acceptance Advance is made pursuant to Sections 2.2 or Section 2.3; (b) each date a Eurodollar Rate Loan in Canadian Dollars is continued pursuant to Section 2.10; (c) the last Business Day of each calendar month; and (d) such additional dates as the Administrative Agent, Canadian Agent or the Requisite Lenders shall specify.
     “Revolving Commitment” means the commitment of a Lender to make or otherwise fund any Revolving Loan and to acquire participations in Letters of Credit and Swingline Loans hereunder and “Revolving Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Revolving Commitment, if any, is set forth on such Lender’s Lender Commitment Letter or in the Register, subject to any adjustment or reduction pursuant to the terms and conditions hereof. The aggregate amount of the Revolving Commitments as of the Closing Date is equal to the sum of the U.S. Revolving Committed Amount and the Canadian Revolving Committed Amount.
     “Revolving Commitment Percentage” means the U.S. Revolving Commitment Percentage and the Canadian Revolving Commitment Percentage.
     “Revolving Commitment Period” means the period from the Closing Date to but excluding the Revolving Commitment Termination Date.
     “Revolving Commitment Termination Date” means the earliest to occur of (i) the sixth (6) anniversary of the Closing Date, (ii) the date the Revolving Commitments are permanently reduced to zero pursuant to Section 2.14(b) or 2.15, and (iii) the date of the termination of the Revolving Commitments pursuant to Section 8.2.
     “Revolving Exposure” means, with respect to any Lender as of any date of determination, (i) prior to the termination of the Revolving Commitments, that Lender’s Revolving

Commitment; and (ii) after the termination of the Revolving Commitments, the sum of (a) the aggregate outstanding principal amount of the Revolving Loans of that Lender, (b) in the case of Issuing Bank, the aggregate Letter of Credit Usage in respect of all Letters of Credit issued by that Lender (net of any participations by Lenders in such Letters of Credit), (c) the aggregate amount of all participations by that Lender in any outstanding Letters of Credit or any unreimbursed drawing under any Letter of Credit, (d) in the case of Swingline Lender, the aggregate outstanding principal amount of all Swingline Loans (net of any participations therein by other Lenders), and (e) the aggregate amount of all participations therein by that Lender in any outstanding Swingline Loans.
     “Revolving Loan” means a Loan made by a Lender to the Company pursuant to Section 2.2(a), 2.3(a) and/or 2.25.
     “Riddell” means Riddell Sports Group Inc.
     “S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation.
     “Secured Hedge Agreement” shall mean any Hedge Agreement between a Credit Party and a Lender Counterparty relating to obligations, Indebtedness and liabilities of such Credit Party arising under this Agreement, the Notes or any of the other Credit Documents, as such Hedge Agreement may be amended, restated, amended and restated, modified, supplemented or extended from time to time.
     “Secured Parties” means the U.S. Secured Parties and the Canadian Secured Parties.
     “Securities” means any stock, units, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.
     “Securities Account” as defined in the UCC.
     “Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.
     “Senior Subordinated Note Indenture” means the Indenture dated as of September 30, 2004, as amended by that Supplemental Indenture dated as of April 11, 2005, pursuant to which the Company has issued its Senior Subordinated Notes due 2012, as such indenture may be further amended, restated, supplemented, modified, extended, renewed or replaced from time to time in accordance with Section 6.16 of this Agreement.

     “Senior Subordinated Notes” means Company’s unsecured Senior Subordinated Notes due October 1, 2012, dated as of September 30, 2004, and any registered senior subordinated notes having substantially identical terms and issued pursuant to the Senior Subordinated Indenture in exchange for the initial, unregistered Senior Subordinated Notes, together with any additional senior subordinated notes issued under the Senior Subordinated Note Indenture after the Closing Date and expressly permitted hereunder.
     “Series” as defined in Section 2.25.
     “Sharing Event” shall mean (a) the occurrence of any Event of Default under Section 8.1(f) or Section 8.1(g), (b) the declaration of the termination of any Commitment, or the acceleration of the maturity of any Loans, in each case in accordance with Section 8.2 or (iii) the failure of any Borrower to pay any principal of, or interest on, any Loans or any letter of credit obligations on the Revolving Commitment Termination Date.
     “Solvency Certificate” means a Solvency Certificate of the chief financial officer of Holdings substantially in the form of Exhibit G-2.
     “Solvent” means, with respect to any Credit Party, that as of the date of determination, both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Person has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Person is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).
     “Sponsor Agreement” means the (i) Amended and Restated Management Advisory Agreement dated as of September 30, 2004 and as amended by Amendment No. 1, dated as of March 16, 2006, by and among Parent, Holdings, the other Credit Parties party thereto, and Fenway Partners, Inc., (ii) the Management Advisory Agreement, dated as of September 30, 2004 and as amended by Amendment No. 1 dated as of March 16, by and among Parent, Holdings, the other Credit Parties party thereto and Fenway Partners Resources, Inc. and (iii) the Subscription Agreement dated as of February 1, 2006 (and as amended as of March 14, 2006) by and among Easton Bell Sports, LLC, Ontario Teachers’ Pension Plan Board, York Street Mezzanine Partners, L.P., York Street Mezzanine Partners II, L.P., Westerkirk Alberta Inc., AIG PEP III Direct, L.P., AIG PEP IV Co-Investment, L.P., AIG Co-Investment Fund, L.P., AIG Private Equity (Bermuda) Ltd., and American International Group Retirement Plan, in each case, as amended, waived and modified from time to time in accordance with Section 6.15.

     “Sponsor Equity” means the Capital Stock of Parent purchased by the Sponsors and the Management Investors in an aggregate amount equal to not less than $150,000,000; provided that the amount of such Capital Stock of Parent purchased by the Management Investors and Jas. D. Easton, Inc. as rollover equity shall not exceed $50,000,000.
     “Sponsor Fees” means (i) the Termination Fee payable under the Sponsor Agreement; plus (ii) any other fees payable by the Company in connection with other transactions pursuant to the Sponsor Agreement; plus (iii) any out-of-pocket expenses payable in connection with the Sponsor Agreement up to $500,000 in any Fiscal Year; provided, that solely for purposes of calculations made pursuant to clause (g) of the definition of Consolidated Adjusted EBITDA and clause (e) of the definition of Consolidated Excess Cash Flow, such other transaction fees referred to in sub-clause (ii) of this definition shall be disregarded; provided that the fees described in sub-clauses (i) and (ii) hereof are expressly subordinated to the Obligations pursuant to the terms of a Sponsor subordination agreement in form and substance reasonably satisfactory to the Administrative Agent.
     “Sponsors” means Fenway, Ontario Teachers’ Pension Plan Board, an Ontario corporation, York Street Mezzanine Partners, L.P., a Delaware limited partnership, York Street Mezzanine Partners II, L.P., a Delaware limited partnership, Jas. D. Easton, Inc., Westerkirk Alberta Inc., an Alberta corporation, AIG PEP III Direct, L.P., a Delaware limited partnership, AIG PEP IV Co-Investment, L.P., a Delaware limited partnership, AIG Co-Investment Fund, L.P., a Delaware limited partnership, AIG Private Equity (Bermuda) Ltd., a Bermuda limited company, and American International Group Retirement Plan, a Massachusetts trust.
     “Spot Rate” shall mean, with respect to Canadian Dollars, the rate quoted by Wachovia as the spot rate for the purchase by Wachovia of Canadian Dollars with U.S. Dollars through its principal foreign exchange trading office at approximately 11:00 a.m. on the date two Business Days prior to the date as of which the foreign exchange computation is made.
     “Subject Transaction” as defined in Section 6.8(d).
     “Subsidiary” means, with respect to any Person, any corporation, partnership, limited or unlimited liability company, trust, association, joint venture or other business entity of which more than 50% of the total voting power of shares of stock or other ownership interests entitled (without regard to the occurrence of any contingency) to vote in the election of the Person or Persons (whether directors, managers, trustees or other Persons performing similar functions) having the power to direct or cause the direction of the management and policies thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; provided, in determining the percentage of ownership interests of any Person controlled by another Person, no ownership interest in the nature of a “qualifying share” of the former Person shall be deemed to be outstanding.
     “Swingline Loan” means a Loan made by U.S. Swingline Lender to the Company or Canadian Swingline Lender pursuant to Section 2.4.

     “Swingline Note” means the U.S. Swingline Note or the Canadian Swingline Note, as applicable.
     “Syndication Agent” as defined in the preamble hereto.
     “Tax” means any present or future tax, levy, impost, duty, assessment, deduction or withholding of any nature and whatever called, imposed by a Governmental Authority, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” of a Person shall (i) be construed as a reference to a tax imposed by the jurisdiction or any subdivision thereof in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its applicable lending office) is located or in which that Person (and/or, in the case of a Lender, its applicable lending office) is or is deemed to be doing business (a “Relevant Tax Jurisdiction”) on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office) and (ii) include all franchise taxes, branch taxes, taxes on doing business or taxes on the overall capital or net worth of any such Person (and/or in the case of a Lender, its Principal Office), in each case imposed by any Relevant Tax Jurisdiction in lieu of income, profits or gains taxes.
     “Term Loan” means a Tranche B Term Loan or a New Loan that is a term loan.
     “Term Loan Commitment” means the Tranche B Term Loan Commitment or the New Loan Commitment of a Lender, and “Term Loan Commitments” means such commitments of all Lenders.
     “Term Loan Maturity Date” means the Tranche B Term Loan Maturity Date and the New Loan Maturity Date of any Series of New Loans.
     “Terminated Lender” as defined in Section 2.24.
     “Termination Fee” shall mean the fee paid on the Closing Date by the Company to the Sponsors pursuant to the Sponsor Agreement.
     “Title Policy” as defined in Section 3.1(i).
     “Total Utilization of Canadian Revolving Commitments” means, as at any date of determination, the sum of (without duplication) (i) the aggregate principal amount of all outstanding Canadian Revolving Loans (including Bankers’ Acceptance Advances, but excluding Canadian Revolving Loans made for the purpose of repaying any Refunded Canadian Swingline Loans, but not yet so applied) and (ii) the aggregate principal amount of all outstanding Canadian Swingline Loans.
     “Total Utilization of U.S. Revolving Commitments” means, as at any date of determination, the sum of (without duplication) (i) the aggregate principal amount of all outstanding U.S. Revolving Loans (other than U.S. Revolving Loans made for the purpose of repaying any Refunded U.S. Swingline Loans or reimbursing Issuing Bank for any amount drawn under any Letter of Credit, but not yet so applied), (ii) the aggregate principal amount of all outstanding U.S. Swingline Loans, and (iii) the Letter of Credit Usage.
     “Tranche B Term Lender” means each Lender with a Tranche B Term Loan Commitment or outstanding Term Loan.
     “Tranche B Term Loan” means a Tranche B Term Loan made by a Lender to the Company pursuant to Section 2.1(b)(ii).
     “Tranche B Term Loan Commitment” means the commitment of a Lender to make or otherwise fund a Tranche B Term Loan and “Tranche B Term Loan Commitments” means such commitments of all Lenders in the aggregate. The amount of each Lender’s Tranche B Term Loan Commitment, if any, is set forth in such Lender’s Lender Commitment Letter. The aggregate amount of the Tranche B Term Loan Commitments as of the Closing Date is $335,000,000.
     “Tranche B Term Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Tranche B Term Loans of such Lender; provided, at any time prior to the making of the Tranche B Term Loans, the Tranche B Term Loan Exposure of any Lender shall be equal to such Lender’s Tranche B Term Loan Commitment.
     “Tranche B Term Loan Maturity Date” means the earlier of (i) the sixth (6th) anniversary of the Closing Date, and (ii) the date that all Tranche B Term Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.
     “Tranche B Term Loan Note” means a promissory note in the form of Exhibit B-1, as it may be amended, supplemented or otherwise modified from time to time.
     “Transaction Costs” means the fees, costs and expenses payable by Holdings, the Company or any of the Company’s Subsidiaries within three hundred (300) days of the Closing Date in connection with the Transactions.
     “Transactions” means the Easton Acquisition, the contribution of the Sponsor Equity, the repayment of the Existing Indebtedness and the entering into of this Agreement and the Equityholders Agreement.
     “Type of Loan” means (i) with respect to either Term Loans or U.S. Revolving Loans, a Base Rate Loan or a Eurodollar Rate Loan, (ii) with respect to Canadian Revolving Loans, a U.S. Dollar Canadian Base Rate Loan, a Canadian Dollar Base Rate Loan, a Eurodollar Rate Loan or Bankers’ Acceptance Advances, (iii) with respect to a Canadian Swingline Loan, a Canadian Dollar Base Rate Loan and (iv) with respect to U.S. Swingline Loans, a Base Rate Loan.
     “UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

     “Unadjusted Eurodollar Rate Component” means that component of the interest costs to the Company in respect of a Eurodollar Rate Loan that is based upon the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate.
     “U.S. Collateral” shall mean a collective reference to the collateral of the U.S. Credit Parties which is identified in, and at any time will be covered by, the Collateral Documents.
     “U.S. Collateral Documents” means the U.S. Pledge and Security Agreement, the Mortgages, the Landlord Waiver and Consent Agreements, the IP Security Agreements, the Control Agreements, if any, any arrangements pursuant to the cash collateralization required pursuant to Section 2.5(a) and all other instruments, documents and agreements delivered by any Credit Party pursuant to this Agreement or any of the other Credit Documents in order to (a) grant to Collateral Agent, for the benefit of Lenders, a Lien on any real, personal or mixed property of that Credit Party as security for the Obligations and/or (b) perfect such Liens.
     “U.S. Credit Parties” shall mean Holdings, the Company and the U.S. Guarantors.
     “U.S. Dollar Canadian Base Rate Loans” means Canadian Revolving Loans made by the Canadian Lenders in U.S. Dollars accruing interest based on the Base Rate.
     “U.S. Dollars” and the sign “$” mean the lawful money of the United States of America.
     “U.S. Lenders” shall mean any Lender holding a U.S. Revolving Commitment, U.S. Revolving Loans or Tranche B Term Loan on such date
     “U.S. Loans” shall mean U.S. Revolving Loans and Tranche B Term Loans.
     “U.S. Guarantor” shall mean Holdings and each wholly-owned Domestic Subsidiary of the Company (other than any Immaterial Subsidiary) and each other Subsidiary that agrees to comply with the terms of Section 5.9 hereof applicable to a wholly-owned Domestic Subsidiary.
     “U.S. Obligations” shall mean all Obligations of the U.S. Credit Parties.
     “U.S. Pledge and Security Agreement” means the Pledge and Security Agreement to be executed by the Company and each Guarantor on the Closing Date, as it may be amended, supplemented or otherwise modified from time to time.
     “U.S. Revolving Lender” shall mean, as of any date of determination, any Lender holding a U.S. Revolving Commitment on such date.
     “U.S. Revolving Loan Note” means a promissory note in the form of Exhibit B-2, as it may be amended, supplemented or otherwise modified from time to time.
     “U.S. Revolving Commitment” shall mean, with respect to each U.S. Revolving Lender, the commitment of such U.S. Revolving Lender to make U.S. Revolving Loans in an aggregate principal Dollar Amount at any time outstanding up to such U.S Revolving Lender’s U.S. Revolving Commitment Percentage of the U.S. Revolving Committed Amount.
     “U.S. Revolving Commitment Percentage” shall mean, for each U.S. Revolving Lender, the percentage identified as its U.S. Revolving Commitment Percentage in its Lender Commitment Letter or the Register, as such percentage may be modified in connection with any assignment made in accordance with the provisions of Section 10.6(c).
     “U.S. Revolving Committed Amount” shall have the meaning set forth in Section 2.2.
     “U.S. Revolving Loans” shall have the meaning set forth in Section 2.2.
     “U.S. Revolving Note” or “U.S. Revolving Notes” shall mean the promissory notes of the Company in favor of each of the U.S. Revolving Lenders evidencing the U.S. Revolving Loans provided pursuant to Section 2.2, individually or collectively, as appropriate, as such promissory notes may be amended, modified, supplemented, extended, renewed or replaced from time to time.
     “U.S. Secured Parties” means Administrative Agent, the U.S. Lenders and each Lender Counterparty.
     “U.S. Swingline Lender” means Wachovia in its capacity as Swingline Lender hereunder, together with its permitted successors and assigns in such capacity.
     “U.S. Swingline Loan” means a Loan made by U.S. Swingline Lender to the Company pursuant to Section 2.4(a).
     “U.S. Swingline Note” means a promissory note in the form of Exhibit B-4, as it may be amended, supplemented or otherwise modified from time to time.
     “U.S. Swingline Sublimit” means the lesser of (i) $10,000,000, and (ii) the aggregate unused amount of U.S. Revolving Commitments then in effect.
     “Wachovia Securities” as defined in the preamble hereto.
     “Wachovia” means Wachovia Bank, National Association.
     “wholly-owned” means, with respect to any Person, a Subsidiary of such Person all the outstanding Capital Stock of which (other than (i) directors’ qualifying shares and (ii) shares issued to foreign nationals to the extent required by applicable law) is owned by such Person and/or by one or more wholly-owned Subsidiaries of such Person.
     “York Real Property” means the property located at 55 Grumbacher Road, Manchester, Pennsylvania.

     Section 1.2 Accounting Terms.
     Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by the Company to Lenders pursuant to Section 5.1(a), 5.1(b) and 5.1(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.1(e), if applicable). For purposes of determining compliance with the covenants contained in Section 6 and the calculation of Leverage Ratio all accounting terms herein shall be interpreted and all accounting determinations hereunder (in each case, unless otherwise provided for or defined herein) shall be made in accordance with GAAP in effect from time to time; provided, that if Company notifies the Administrative Agent that the Company wishes to amend any covenant in Section 2.15 or Section 6 or the Leverage Ratio or any related definition to eliminate the effect of any change in GAAP occurring after the date of this Agreement on the operation of such covenant (or if the Administrative Agent notifies the Company that the Requisite Lenders wish to amend Section 2.15 or Section 6 or the Leverage Ratio any related definition for such purpose), then (i) the Company and the Administrative Agent shall negotiate in good faith to agree upon an appropriate amendment to such covenant or the Leverage Ratio and (ii) the Company’s compliance with such covenant shall be determined on the basis of GAAP in effect immediately before the relevant change in GAAP became effective until such covenant is amended in a manner satisfactory to the Company and the Requisite Lenders. For the purposes of determining compliance under Sections 6.1, 6.2, 6.6, 6.7 and 6.8 with respect to any amount in a currency other than U.S. Dollars, such amount shall be deemed to equal the Dollar equivalent thereof at the time such amount was incurred or expended, as the case may be.
     Section 1.3 Interpretation, etc.
     Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not no limiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.
     Section 1.4 Exchange Rates; Currency Equivalents.
     (a) The Administrative Agent shall determine the Spot Rate as of each Revaluation Date to be used for calculating the Dollar Amount of Credit Extensions and amounts outstanding hereunder denominated in Canadian Dollars. Any such Spot Rate shall become effective as of such Revaluation Date and shall be the Spot Rate employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Company hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency for purposes of the Credit Documents shall be such Dollar Amount as so determined by the Administrative Agent.
     (b) Wherever in this Agreement in connection with a Credit Extension, conversion, continuation or prepayment of a Loan, an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Credit Extension or Loan is denominated in Canadian Dollars, such amount shall be the relevant Canadian Dollar Equivalent of such Dollar amount (rounded to the nearest 1,000 Canadian Dollars), as determined by the Administrative Agent.
SECTION 2
LOANS AND LETTERS OF CREDIT
     Section 2.1 Term Loans.
     (a) Loan Commitments. Subject to the terms and conditions hereof, each Tranche B Term Lender severally agrees to make, on the Closing Date, a Tranche B Term Loan to the Company in an amount equal to such Lender’s Tranche B Term Loan Commitment. The Company may make only one borrowing under the Tranche B Term Loan Commitments which shall be on the Closing Date. Any amount borrowed under this Section 2.1(a) and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.13, 2.14(a) and 2.15, all amounts owed hereunder with respect to the Tranche B Term Loans shall be paid in full no later than the Tranche B Term Loan Maturity Date. Each Tranche B Term Lender’s Tranche B Term Loan Commitment shall terminate immediately and without further action on the Closing Date after giving effect to the funding of such Tranche B Term Lender’s Tranche B Term Loan Commitment on such date.
     (b) Borrowing Mechanics for Term Loans.
     (i) The Company shall deliver to Administrative Agent a fully executed Funding Notice no later than one (1) day prior to the Closing Date. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Tranche B Term Lender of the proposed borrowing.
     (ii) Each Tranche B Term Lender shall make its Tranche B Term Loan, as the case may be, available to Administrative Agent not later than 12:00 p.m. (New York City time) on the Closing Date, by wire transfer of same day funds in U.S. Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Term Loans available to the Company on the Closing Date by causing an amount of same day funds in U.S. Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of the Company at Administrative

Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by the Company.
     Section 2.2 U.S. Revolving Loans.
     (a) U.S. Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each U.S. Revolving Lender severally agrees to make revolving credit loans in U.S. Dollars (“U.S. Revolving Loans”) to the Company from time to time in an aggregate principal U.S. Dollar amount of SEVENTY MILLION DOLLARS ($70,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Sections 2.13, 2.14 and 2.15, the “U.S. Revolving Committed Amount”) for the purposes hereinafter set forth; provided, that after giving effect to the making of any U.S. Revolving Loans in no event shall the Total Utilization of U.S. Revolving Commitments exceed the U.S. Revolving Committed Amount then in effect. Amounts borrowed pursuant to this Section 2.2(a) may be repaid and reborrowed during the Revolving Commitment Period. Each U.S. Revolving Lender’s U.S. Revolving Commitment shall expire on the Revolving Commitment Termination Date and all U.S. Revolving Loans and all other amounts owed hereunder with respect to the U.S. Revolving Loans and the U.S. Revolving Commitments shall be paid in full no later than such date.
     (b) Borrowing Mechanics for U.S. Revolving Loans.
     (i) Except pursuant to 2.3(b)(iv) and 2.4(d), U.S. Revolving Loans that are Base Rate Loans shall be made in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount, and U.S. Revolving Loans that are Eurodollar Rate Loans shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount.
     (ii) Whenever the Company desires that Lenders make Revolving Loans, the Company shall deliver to Administrative Agent a fully executed and delivered Funding Notice no later than 1:00 p.m. (New York City time) at least three Business Days in advance of the proposed Credit Date in the case of a Eurodollar Rate Loan, and no later than 11:00 a.m. (New York City time) on the proposed Credit Date in the case of a Revolving Loan that is a Base Rate Loan. Except as otherwise provided herein, a Funding Notice for a Revolving Loan that is a Eurodollar Rate Loan shall be irrevocable on and after the related Interest Rate Determination Date, and the Company shall be bound to make a borrowing in accordance therewith.
     (iii) Notice of receipt of each Funding Notice in respect of Revolving Loans, together with the amount of each Lender’s Pro Rata Share thereof, if any, together with the election of the applicable interest rate, shall be provided by Administrative Agent to each applicable Lender by facsimile with reasonable promptness, but (provided Administrative Agent shall have received such notice by 9:00 a.m. (New York City time)) not later than 11:00 a.m. (New York City time) on the same day as Administrative Agent’s receipt of such Notice from the Company.

     (iv) Each U.S. Revolving Lender shall make the amount of its U.S. Revolving Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in U.S. Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such U.S. Revolving Loans available to the Company on the applicable Credit Date by causing an amount of same day funds in U.S. Dollars equal to the proceeds of all such U.S. Revolving Loans received by Administrative Agent from U.S. Revolving Lenders to be credited to the account of the Company at Administrative Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by the Company.
     Section 2.3 Canadian Revolving Loans.
     (a) Canadian Revolving Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, each Canadian Revolving Lender severally agrees to make revolving credit loans in Canadian Dollars or U.S. Dollars (“Canadian Revolving Loans”) to the Canadian Borrowers from time to time in an aggregate principal Canadian Dollar amount of TWELVE MILLION DOLLARS (C$12,000,000) (as such aggregate maximum amount may be reduced from time to time as provided in Sections 2.13, 2.14 and 2.15, the “Canadian Revolving Committed Amount”) for the purposes hereinafter set forth; provided, that after giving effect to the making of any Canadian Revolving Loans (including any Bankers’ Acceptance Advance), in no event shall the Total Utilization of Canadian Revolving Commitments exceed the Canadian Revolving Committed Amount then in effect. Canadian Revolving Loans may consist of U.S. Dollar Canadian Base Rate Loans, Canadian Dollar Base Rate Loans, Eurodollar Rate Loans, Bankers’ Acceptance Advances, or a combination thereof, as the Canadian Borrowers may request, and may be repaid and reborrowed in accordance with the provisions hereof; provided, however, Canadian Revolving Loans made on the Closing Date or on any of the three (3) Business Days following the Closing Date may only consist of U.S. Dollar Canadian Base Rate Loans and Canadian Dollar Base Rate Loans. Canadian Dollar Base Rate Loans shall be denominated in Canadian Dollars. U.S. Dollar Canadian Base Rate Loans and Eurodollar Rate Loans shall be denominated in U.S. Dollars. Bankers’ Acceptance Advances shall be denominated in Canadian Dollars. Eurodollar Rate Loans denominated in U.S. Dollars shall be made by each Canadian Revolving Lender at its Principal Office. Canadian Dollar Base Rate Loans and U.S. Dollar Canadian Base Rate Loans shall be made by each Canadian Revolving Lender at its Canadian Lending Office.
     (b) Borrowing Mechanics for Canadian Revolving Loans.
     (i) Each Canadian Revolving Loan which is a U.S. Dollar Canadian Base Rate Loan shall be in a minimum aggregate amount of $1,000,000 and in integral multiples of $100,000 in excess thereof (or the remaining amount of the aggregate Canadian Revolving Committed Amount, if less). Each Canadian Revolving Loan which is a Canadian Dollar Base Rate Loan shall be in a minimum aggregate amount of C$1,000,000 and in integral multiples of C$100,000 in excess thereof (or the remaining amount of the aggregate Canadian Revolving Committed Amount, if less). Each

Canadian Revolving Loan which is a Eurodollar Rate Loan shall be in a minimum aggregate amount of $2,000,000 and in integral multiples of $500,000 in excess thereof. Each Canadian Revolving Loan which is a Bankers’ Acceptance Advance shall be in a minimum aggregate amount of C$1,000,000 and in integral multiples of C$100,000 in excess thereof and each Bankers’ Acceptance shall have a minimum face amount of at least C$1,000,000.
     (ii) Any Canadian Borrower (or the Company on behalf of any Canadian Borrower) may request a Canadian Revolving Loan borrowing by submitting a written Funding Notice to Canadian Agent (with a copy to Administrative Agent) not later than 11:00 a.m. (New York City time) on the date of the requested borrowing in the case of U.S. Dollar Canadian Base Rate Loans and Canadian Dollar Base Rate Loans, on the second Business Day prior to the date of the requested borrowing in the case of Bankers’ Acceptance Advances and, on the third Business Day prior to the date of the requested borrowing in the case of Eurodollar Rate Loans. Each such request for borrowing shall be irrevocable and shall specify (A) that a Canadian Revolving Loan is requested, (B) the date of the requested borrowing (which shall be a Business Day), (C) the currency and the aggregate principal amount to be borrowed, (D) whether the borrowing shall be comprised of U.S. Dollar Canadian Base Rate Loans, Canadian Dollar Base Rate Loans, Bankers’ Acceptance Advances, or Eurodollar Rate Loans or a combination thereof, and if Eurodollar Rate Loans are requested, the Interest Period therefor. If any Canadian Borrower (or the Company on behalf of any Canadian Borrower) shall fail to specify in any Funding Notice (I) an applicable Interest Period in the case of a Eurodollar Rate Loan, then such notice shall be deemed to be a request for an Interest Period of one month, (II) the type of Canadian Revolving Loan requested, then such notice shall be deemed to be a request for a Canadian Dollar Base Rate Loan hereunder, or (III) the currency of the Canadian Revolving Loan requested, then such notice shall be deemed to be a request for a Canadian Dollar Base Rate Loan.
     (iii) Notice of receipt of each Funding Notice in respect of Canadian Revolving Loans and the contents thereof, together with the amount of each Canadian Revolving Lender’s Pro Rata Share thereof, shall be provided by Canadian Agent to each applicable Canadian Lender by facsimile with reasonable promptness, but (provided Canadian Agent shall have received such notice by 11:00 a.m. (Toronto time)) not later than 2:00 p.m. (Toronto time) on the same day as Administrative Agent’s receipt of such Funding Notice from the Company or the applicable Canadian Borrower.
     (iv) Each Canadian Revolving Lender shall make the amount of its Canadian Revolving Loan available to Canadian Agent not later than 2:00 p.m. (Toronto time) on the applicable Credit Date by wire transfer of same day funds in U.S. Dollars or Canadian Dollars, as applicable, at Canadian Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Canadian Agent shall make the proceeds of such Canadian Revolving Loans available to the applicable Canadian Borrower on the applicable Credit Date by causing an amount of same day funds in U.S. Dollars or Canadian Dollars, as applicable, equal to the proceeds of all such Canadian Revolving Loans received by Canadian Agent from Canadian Revolving

Lenders to be credited to the account of the Company at Canadian Agent’s Principal Office or such other account as may be designated in writing to Administrative Agent by the Company or the applicable Canadian Borrower.
     (c) Funding of Bankers Acceptances.
     (i) Subject to the limitations contained in Section 2.3(a), 2.3(b) and this Section 2.3(c), if Canadian Agent receives from any Canadian Borrower (or the Company on behalf of any Canadian Borrower) a Funding Notice or a Conversion/Continuation Notice requesting a Bankers’ Acceptance Advance or an extension or conversion of a Canadian Dollar Base Rate Loan into a Bankers’ Acceptance Advance, Canadian Agent shall notify each of the Canadian Revolving Lenders prior to 12:00 p.m.. (Toronto time) on the second Business Day prior to the date of such requested borrowing, of such request except that, if the Face Amount of a Bankers’ Acceptance or Acceptance Note which would otherwise be accepted or purchased by a Canadian Revolving Lender would not be in the amount of C$500,000, or an integral multiple thereof, such Face Amount shall be increased or reduced by Canadian Agent in its sole and unfettered discretion to the nearest integral multiple of C$100,000. Each BA Lender or Acceptance Lender, as the case may be, shall, not later than 2:00 p.m. (Toronto time) on the date of each Bankers’ Advance Acceptance under the Canadian Revolving Loan (whether in respect of a Funding Notice or pursuant to a Conversion/Continuation Notice), subject to this Section 2.3(c), purchase Bankers’ Acceptances or Acceptance Notes of the Canadian Borrowers which are presented to it for acceptance or purchase and which have an aggregate face amount equal to such BA Lender’s pro rata share of the total Bankers’ Acceptance Advance on such date. With respect to each Funding Notice or pursuant to a Conversion/Continuation Notice, each BA Lender or Acceptance Lender, as the case may be, shall not be required to accept or purchase any Bankers’ Acceptance or Acceptance Note which has a face amount which is less than C$500,000 or not an integral multiple of C$100,000. Concurrent with the acceptance or purchase of Bankers’ Acceptances or Acceptance Notes of the Canadian Borrowers as aforesaid, each BA Lender or Acceptance Lender, as the case may be, shall make available to Canadian Agent its pro rata portion of the Notional BA Proceeds with respect to such Bankers’ Acceptance. Canadian Agent shall, upon fulfillment by any Canadian Borrower of the conditions set out in Section 3.1 or Section 3.2, as applicable, make such Notional BA Proceeds available to such Canadian Borrower on the date of such Bankers’ Acceptance Advance by wiring the funds available to Canadian Agent by the Canadian Revolving Lenders and in like funds as received by Canadian Agent to the account specified by such Canadian Borrower.
     (ii) Acceptance Fees. With respect to each Bankers’ Acceptance and Acceptance Note of any Canadian Borrower accepted or issued pursuant hereto, such Canadian Borrower (or the Company on behalf of such Canadian Borrower) shall pay to Canadian Agent on behalf of the Canadian Lenders, in advance, an acceptance fee denominated in Canadian Dollars calculated at the rate per annum, on the basis of a year of 365 days, equal to the Applicable Margin on the Face Amount of such Bankers’ Acceptance or the face amount of such Acceptance Note, as applicable for its term, being the actual number of days in the period commencing on the date of acceptance of such Canadian Borrower’s Bankers’ Acceptance or date of issuance of such Acceptance Note and ending on but excluding the maturity date of the Bankers’ Acceptance or Acceptance Note. Such acceptance fees shall be non-refundable and shall be fully earned when due. Such acceptance fees shall be paid by the Canadian Borrowers (or the Company on behalf of such Canadian Borrower) by deduction of the amount thereof from what would otherwise be Notional BA Proceeds funded pursuant to Section 2.3(c).
     (iii) Safekeeping of Drafts and Power of Attorney.
     (A) The BA Lenders and Acceptance Lenders agree that, in respect of the safekeeping of executed drafts of the Canadian Borrowers which are delivered to them for acceptance as Bankers’ Acceptances hereunder, they shall exercise the same reasonable degree of care which the BA Lenders and Acceptance Lenders give to their own property, provided that the BA Lenders and Acceptance Lenders shall not be deemed to be insurers thereof.
     (B) To facilitate availment of Bankers’ Acceptances and Acceptance Notes, the Canadian Borrowers hereby appoint the applicable BA Lender or Acceptance Lender, as the case may be, as its attorney to sign and endorse on its behalf (in accordance with a Funding Notice or Conversion/Continuation Notice relating to Bankers’ Acceptances or Acceptance Notes) in handwriting or by facsimile or mechanical signature as and when deemed necessary by Canadian Agent, blank forms of Bankers’ Acceptances or Acceptance Notes in the form required by the applicable BA Lender or Acceptance Lender, as the case may be, which appointment is made for consideration and coupled with an interest. The Canadian Borrowers recognize and agree that all Bankers’ Acceptances and Acceptance Notes so signed or endorsed on its behalf by the applicable BA Lender or Acceptance Lender, as the case may be, shall bind the Canadian Borrowers as fully and effectually as if signed in the handwriting of and duly issued by the proper signing officers of the Canadian Borrowers. The BA Lenders and Acceptance Lenders are hereby authorized (in accordance with a Funding Notice or Conversion/Continuation Notice relating to Bankers’ Acceptances or Acceptance Notes) to issue such Bankers’ Acceptances or Acceptance Notes endorsed in blank in such face amounts as may be determined by them; provided that the aggregate amount thereof is equal to the aggregate amount of Bankers’ Acceptances or Acceptance Notes required to be accepted and purchased by such BA Lenders or Acceptance Lender, as the case may be. The applicable BA Lender or Acceptance Lender shall not be liable for any damage, loss or other claim arising by reason of any loss or improper use of any such instrument except to the extent attributable to the gross negligence or willful misconduct of the applicable BA Lender or Acceptance Lender or their officers, employees, agents or representatives. The applicable BA Lender or Acceptance Lender shall maintain a record with respect to Bankers’ Acceptances or Acceptance Notes, as the case may be, (a) received by it in blank hereunder, (b)

     voided by it for any reason, (c) accepted and purchased by it hereunder, and (d) cancelled at their respective maturities.
     (iv) Term and BA Periods. The term of any Bankers’ Acceptance or Acceptance Note shall be specified in the draft and in the Funding Notice or Conversion/Continuation Notice related thereto and the term of any Bankers’ Acceptance and the term of any Acceptance Note shall be for a BA Period, unless otherwise agreed to by Canadian Agent. The term of each Bankers’ Acceptance or Acceptance Note shall mature on a Business Day. No Bankers’ Acceptance or Acceptance Note shall have a maturity date after the date of the Revolving Commitment Termination Date.
     (v) Payment on Maturity. The applicable Canadian Borrower shall pay to Canadian Agent, for the account of the BA Lenders or Acceptance Lenders, as applicable, on the maturity date of any Bankers’ Acceptance or Acceptance Note issued by the Canadian Borrowers an amount equal to the Face Amount of such maturing Bankers’ Acceptance or the face amount of such Acceptance Note, as the case may be; provided that a Canadian Borrower may, at its option, so reimburse the BA Lenders or Acceptance Lenders, as applicable, in whole or in part, by delivering to Canadian Agent no later than 12:00 p.m. (Toronto time) two (2) Business Days’ prior to the maturity date of a maturing Bankers’ Acceptance or Acceptance Note, as the case may be, a Notice of Conversion/Extension specifying the term of the Bankers’ Acceptance or the Acceptance Note, as the case may be, and presenting a draft or Acceptance Note to the BA Lenders or Acceptance Lenders, as applicable for acceptance and purchase resulting, in the case of reimbursement in whole by replacement Bankers’ Acceptance or Acceptance Note, in the aggregate equal to the Face Amount of the maturing Bankers’ Acceptance or face amount of the maturing Acceptance Note. In the event that any Canadian Borrower fails to deliver a Notice of Conversion/Extension and fails to make payment to Canadian Agent in respect of the maturing Bankers’ Acceptance Advance, the Face Amount of the maturing Bankers’ Acceptances and the face amount of any Acceptance Note forming part of such Bankers’ Acceptance Advance shall be deemed to be converted to a Canadian Dollar Base Rate Loan on the relevant maturity date.
     (vi) Waiver of Days of Grace. Each Canadian Borrower renounces and shall not claim any days of grace for the payment of any Bankers’ Acceptance or Acceptance Notes.
     (vii) Special Provisions Relating to Acceptance Notes.
     (A) Each Canadian Borrower and each Canadian Lender hereby acknowledges and agrees that from time to time certain BA Lenders may not be authorized to or may, as a matter of general corporate policy, elect not to accept and purchase Bankers’ Acceptances, and each Canadian Borrower and each Canadian Lender agrees that any such Canadian Lender may purchase Acceptance Notes of the applicable Canadian Borrower in accordance with the provisions of Section 2.3(c)(vii)(B) in lieu of accepting and purchasing Bankers’ Acceptances for its account.

     (B) In the event that any BA Lender described in Section 2.3(c)(vii)(A) above is unable to, or elects as a matter of general corporate policy not to, accept Bankers’ Acceptances hereunder, such Lender shall not be required to accept Bankers’ Acceptances hereunder, but rather, if a Canadian Borrower requests the acceptance of such Bankers’ Acceptances, then the Canadian Borrowers shall deliver to such BA Lender non-interest bearing promissory notes (each, an “Acceptance Note”) of the Canadian Borrowers, substantially in the form of Exhibit B-3, having the same maturity as the Bankers’ Acceptances to be accepted and in an aggregate face amount equal to the Face Amount of such Bankers’ Acceptances. Each such BA Lender hereby agrees to purchase Acceptance Notes from the Canadian Borrowers at a purchase price equal to the Notional BA Proceeds which would have been applicable if a Bankers’ Acceptance draft had been accepted by it and such Acceptance Notes shall be governed by the provisions of this Section 2.3(c) as if they were Bankers’ Acceptances.
     Notwithstanding the foregoing, unless the Acceptance Lender otherwise notifies the Canadian Borrowers in writing, in lieu of receiving delivery of Acceptance Notes, such Acceptance Notes shall be uncertificated and Acceptance Notes shall be evidenced by the account of the Lenders.
     (viii) No Market. If Canadian Agent determines in good faith and notifies the Company or any Canadian Borrower in writing that, by reason of circumstances affecting the Canadian money market, there is no market for Bankers’ Acceptances, then the right of the Canadian Borrowers to request Bankers’ Acceptance Advances shall be suspended until Canadian Agent determines that the circumstances causing such suspension no longer exists and the Administrative Agent so notifies the Company or the Canadian Borrowers. In such circumstances, any Funding Notice for a Bankers’ Acceptance Advance which is outstanding shall be cancelled and the Bankers’ Acceptance Advance requested therein shall, at the option of the applicable Canadian Borrower, either not be made or be made as a Canadian Dollar Base Rate Loan.
Section 2.4 Swingline Loans.
(a) U.S. Swingline Loans
     (i) U.S. Swingline Loan Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, U.S. Swingline Lender hereby agrees to make U.S. Swingline Loans to the Company in the aggregate amount up to but not exceeding the U.S. Swingline Sublimit; provided, that after giving effect to the making of any U.S. Swingline Loan, in no event shall the Total Utilization of U.S. Revolving Commitments exceed the U.S. Revolving Committed Amount then in effect. Amounts borrowed pursuant to this Section 2.4(a) may be repaid and reborrowed during the Revolving Commitment Period. U.S. Swingline Lender’s Revolving Commitment shall expire on the Revolving Commitment Termination Date and all U.S. Swingline Loans

and all other amounts owed hereunder with respect to the U.S. Swingline Loans and the Revolving Commitments shall be paid in full no later than such date.
     (ii) Borrowing Mechanics for U.S. Swingline Loans.
     (A) U.S. Swingline Loans shall be made in an aggregate minimum amount of $100,000 and integral multiples of $25,000 in excess of that amount.
     (B) Whenever the Company desires that U.S. Swingline Lender make a U.S. Swingline Loan, the Company shall deliver to Administrative Agent a Funding Notice no later than 1:00 p.m. (New York City time) on the proposed Credit Date.
     (C) U.S. Swingline Lender shall make the amount of its U.S. Swingline Loan available to Administrative Agent not later than 2:00 p.m. (New York City time) on the applicable Credit Date by wire transfer of same day funds in U.S. Dollars, at Administrative Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of such U.S. Swingline Loans available to the Company on the applicable Credit Date by causing an amount of same day funds in U.S. Dollars equal to the proceeds of all such U.S. Swingline Loans received by Administrative Agent from U.S. Swingline Lender to be credited to the account of the Company at Administrative Agent’s Principal Office, or to such other account as may be designated in writing to Administrative Agent by the Company.
     (D) With respect to any U.S. Swingline Loans which have not been voluntarily prepaid by the Company pursuant to Section 2.14, U.S. Swingline Lender may at any time in its sole and absolute discretion, deliver to Administrative Agent (with a copy to the Company), no later than 11:00 a.m. (New York City time) at least one (1) Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the Company) requesting that each Lender holding a U.S. Revolving Commitment make U.S. Revolving Loans that are Base Rate Loans to the Company on such Credit Date in an amount equal to the amount of such U.S. Swingline Loans (the “Refunded U.S. Swingline Loans”) outstanding on the date such notice is given which U.S. Swingline Lender requests Lenders to prepay. Promptly after receipt by Administrative Agent of such notice, Administrative Agent shall notify each such Lender thereof. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such U.S. Revolving Loans made by the Lenders pursuant to this Section 2.4(a)(ii)(D) (other than U.S. Swingline Lender) shall be immediately delivered by Administrative Agent to U.S. Swingline Lender (and not to the Company) and applied to repay a corresponding portion of the Refunded U.S. Swingline Loans and (2) on the day such U.S. Revolving Loans are made, U.S. Swingline Lender’s Pro Rata Share of the Refunded U.S. Swingline Loans shall be deemed to be paid with the proceeds of a U.S.

Revolving Loan made by U.S. Swingline Lender to the Company, and such portion of the U.S. Swingline Loans deemed to be so paid shall no longer be outstanding as U.S. Swingline Loans and shall no longer be due under the U.S. Swingline Note of U.S. Swingline Lender but shall instead constitute part of U.S. Swingline Lender’s outstanding U.S. Revolving Loans to the Company and shall be due under the U.S. Revolving Loan Note issued by the Company to U.S. Swingline Lender. The Company hereby authorizes Administrative Agent and U.S. Swingline Lender to charge the Company’s accounts with Administrative Agent and U.S. Swingline Lender (up to the amount available in each such account) in order to immediately pay U.S. Swingline Lender the amount of the Refunded U.S. Swingline Loans to the extent of the proceeds of such U.S. Revolving Loans made by Lenders, including the U.S. Revolving Loans deemed to be made by U.S. Swingline Lender, are not sufficient to repay in full the Refunded U.S. Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to U.S. Swingline Lender should be recovered by or on behalf of the Company from U.S. Swingline Lender in bankruptcy, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Lenders in the manner contemplated by Section 2.18.
     (E) If for any reason U.S. Revolving Loans are not made pursuant to Section 2.4(a)(ii)(D) in an amount sufficient to repay any amounts owed to U.S. Swingline Lender in respect of any outstanding U.S. Swingline Loans on or before the third Business Day after demand for payment thereof by U.S. Swingline Lender, each Lender holding a U.S. Revolving Commitment shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding U.S. Swingline Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one Business Day’s notice from U.S. Swingline Lender, each Lender holding a U.S. Revolving Commitment shall deliver to U.S. Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of U.S. Swingline Lender. In order to evidence such participation each Lender holding a U.S. Revolving Commitment agrees to enter into a participation agreement at the request of U.S. Swingline Lender in form and substance reasonably satisfactory to U.S. Swingline Lender. In the event any Lender holding a U.S. Revolving Commitment fails to make available to U.S. Swingline Lender the amount of such Lender’s participation as provided in this paragraph, U.S. Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by U.S. Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
     (F) Notwithstanding anything contained herein to the contrary, (1) each Lender’s obligation to make U.S. Revolving Loans for the purpose of repaying any Refunded U.S. Swingline Loans pursuant to the second preceding paragraph and each Lender’s obligation to purchase a participation in any unpaid U.S. Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against U.S. Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, results of operations, properties, assets, financial condition or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Lender are subject to the condition that U.S. Swingline Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded U.S. Swingline Loans or other unpaid U.S. Swingline Loans, were satisfied at the time such Refunded U.S. Swingline Loans or unpaid U.S. Swingline Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded U.S. Swingline Loans or other unpaid U.S. Swingline Loans were made; and (2) U.S. Swingline Lender shall not be obligated to make any U.S. Swingline Loans (A) after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless U.S. Swingline Lender has entered into arrangements reasonably satisfactory to it and the Company to eliminate U.S. Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such U.S. Swingline Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding U.S. Swingline Loans.
     (G) Notwithstanding anything contained herein to the contrary, U.S. Swingline Loans in excess of $1,500,000 in the aggregate may not be outstanding for more than ten (10) consecutive days. To the extent a U.S. Swingline Loan in excess of $1,500,000 in the aggregate has not been voluntarily prepaid by the Company pursuant to Section 2.14 within ten (10) days of the making of such U.S. Swingline Loan by U.S. Swingline Lender, then U.S. Swingline Lender shall request Lenders make U.S. Revolving Loans pursuant to Section 2.4(a)(ii)(D). The amount of any such U.S. Swingline Loans prepaid or repaid pursuant to Section 2.4(a)(ii)(D) may not be reborrowed for a period of three (3) days. Nothing in this clause (vii) shall be construed to impose any additional obligations, except the obligation to request U.S. Revolving Loans pursuant to the immediately preceding sentence, on the U.S. Swingline Lender other than those obligations otherwise set forth in this Agreement.
(b) Canadian Swingline Loans
     (i) Canadian Swingline Loan Commitments. During the Revolving Commitment Period, subject to the terms and conditions hereof, Canadian Swingline Lender hereby agrees to make Canadian Swingline Loans to the Canadian Borrowers in the aggregate amount up to but not exceeding the Canadian Swingline Sublimit; provided, that after giving effect to the making of any Canadian Swingline Loan, in no event shall the Total Utilization of Canadian Revolving Commitments exceed the Canadian Revolving Committed Amount then in effect. Amounts borrowed pursuant to this Section 2.4(b) may be repaid and reborrowed during the Revolving Commitment Period. Canadian Swingline Lender’s Canadian Revolving Commitment shall expire on the Revolving Commitment Termination Date and all Canadian Swingline Loans and all other amounts owed hereunder with respect to the Canadian Swingline Loans and the Canadian Revolving Commitments shall be paid in full no later than such date.
     (ii) Borrowing Mechanics for Canadian Swingline Loans.
     (A) Canadian Swingline Loans shall be made in an aggregate minimum amount of C$100,000 and integral multiples of C$25,000 in excess of that amount.
     (B) Whenever the Canadian Borrowers desire that Canadian Swingline Lender make a Canadian Swingline Loan, the applicable Canadian Borrower (or the Company on behalf of such Canadian Borrower) shall deliver to Canadian Agent a Funding Notice no later than 1:00 p.m. (Toronto time) on the proposed Credit Date.
     (C) Canadian Swingline Lender shall make the amount of its Canadian Swingline Loan available to Canadian Agent not later than 3:00 p.m. (Toronto time) on the applicable Credit Date by wire transfer of same day funds in U.S. Dollars or Canadian Dollars, at Canadian Agent’s Principal Office. Except as provided herein, upon satisfaction or waiver of the conditions precedent specified herein, Canadian Agent shall make the proceeds of such Canadian Swingline Loans available to the applicable Canadian Borrower on the applicable Credit Date by causing an amount of same day funds in U.S. Dollars or Canadian Dollars equal to the proceeds of all such Canadian Swingline Loans received by Canadian Agent from Canadian Swingline Lender to be credited to the account of the applicable Canadian Borrower at Canadian Agent’s Principal Office, or to such other account as may be designated in writing to Canadian Agent by the Company or the applicable Canadian Borrower.
     (D) With respect to any Canadian Swingline Loans which have not been voluntarily prepaid by the applicable Canadian Borrower pursuant to Section 2.14, Canadian Swingline Lender may at any time in its sole and absolute discretion, deliver to Canadian Agent (with a copy to the Company), no later than 11:00 a.m. (Toronto time) at least one Business Day in advance of the proposed Credit Date, a notice (which shall be deemed to be a Funding Notice given by the applicable Canadian Borrower) requesting that each Lender holding a Canadian Revolving Commitment make Canadian Revolving Loans that are Base Rate Loans or Canadian Dollar Base Rate Loans, as the case may be, to the applicable Canadian Borrower on such Credit Date in an amount equal to the amount of such Canadian Swingline Loans (the “Refunded Canadian Swingline Loans”) outstanding on the date such notice is given which Canadian Swingline Lender requests such Lenders to prepay. Promptly after receipt by Canadian Agent of such notice, Canadian Agent shall notify each such Canadian Lender thereof. Anything contained in this Agreement to the contrary notwithstanding, (1) the proceeds of such Canadian Revolving Loans made by the Canadian Lenders pursuant to this Section 2.4(b)(ii)(D) (other than Canadian Swingline Lender) shall be immediately delivered by Canadian Agent to Canadian Swingline Lender (and not to the applicable Canadian Borrower) and applied to repay a corresponding portion of the Refunded Canadian Swingline Loans and (2) on the day such Canadian Revolving Loans are made, Canadian Swingline Lender’s Pro Rata Share of the Refunded Canadian Swingline Loans shall be deemed to be paid with the proceeds of a Canadian Revolving Loan made by Canadian Swingline Lender to the applicable Canadian Borrower, and such portion of the Canadian Swingline Loans deemed to be so paid shall no longer be outstanding as Canadian Swingline Loans and shall no longer be due under the Canadian Swingline Note of Canadian Swingline Lender but shall instead constitute part of Canadian Swingline Lender’s outstanding Canadian Revolving Loans to the Canadian Borrowers and shall be due under the Canadian Revolving Loan Note issued by the Canadian Borrowers to Canadian Swingline Lender. The Canadian Borrowers hereby authorize Canadian Agent and Canadian Swingline Lender to charge the Canadian Borrowers’ accounts with Canadian Agent and Canadian Swingline Lender (up to the amount available in each such account) in order to immediately pay Canadian Swingline Lender the amount of the Refunded Canadian Swingline Loans to the extent of the proceeds of such Canadian Revolving Loans made by Canadian Lenders, including the Canadian Revolving Loans deemed to be made by Canadian Swingline Lender, are not sufficient to repay in full the Refunded Canadian Swingline Loans. If any portion of any such amount paid (or deemed to be paid) to Canadian Swingline Lender should be recovered by or on behalf of any Canadian Borrower or the Company from Canadian Swingline Lender in bankruptcy or restructuring, by assignment for the benefit of creditors or otherwise, the loss of the amount so recovered shall be ratably shared among all Canadian Lenders in the manner contemplated by Section 2.18.
     (E) If for any reason Canadian Revolving Loans are not made pursuant to Section 2.4(b)(ii)(D) in an amount sufficient to repay any amounts owed to Canadian Swingline Lender in respect of any outstanding Canadian Swingline Loans on or before the third Business Day after demand for payment thereof by Canadian Swingline Lender, each Canadian Lender shall be deemed to, and hereby agrees to, have purchased a participation in such outstanding Canadian Swingline Loans, and in an amount equal to its Pro Rata Share of the applicable unpaid amount together with accrued interest thereon. Upon one (1) Business Day’s notice from Canadian Swingline Lender, each Canadian Lender shall deliver to Canadian Swingline Lender an amount equal to its respective participation in the applicable unpaid amount in same day funds at the Principal Office of Canadian Swingline Lender. In order to evidence such participation each Canadian Lender agrees to enter into a participation agreement at the request of Canadian Swingline Lender in form and substance reasonably satisfactory to

Canadian Swingline Lender. In the event any Canadian Lender fails to make available to Canadian Swingline Lender the amount of such Lender’s participation as provided in this paragraph, Canadian Swingline Lender shall be entitled to recover such amount on demand from such Lender together with interest thereon for three (3) Business Days at the rate customarily used by Canadian Swingline Lender for the correction of errors among banks and thereafter at the Base Rate, as applicable.
     (F) Notwithstanding anything contained herein to the contrary, (1) each Canadian Lender’s obligation to make Canadian Revolving Loans for the purpose of repaying any Refunded Canadian Swingline Loans pursuant to the second preceding paragraph and each such Lender’s obligation to purchase a participation in any unpaid Canadian Swingline Loans pursuant to the immediately preceding paragraph shall be absolute and unconditional and shall not be affected by any circumstance, including without limitation (A) any set-off, counterclaim, recoupment, defense or other right which such Lender may have against Canadian Swingline Lender, any Credit Party or any other Person for any reason whatsoever; (B) the occurrence or continuation of a Default or Event of Default; (C) any adverse change in the business, results of operations, properties, assets, financial condition or prospects of any Credit Party; (D) any breach of this Agreement or any other Credit Document by any party thereto; or (E) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing; provided that such obligations of each Canadian Lender are subject to the condition that Canadian Swingline Lender believed in good faith that all conditions under Section 3.2 to the making of the applicable Refunded Canadian Swingline Loans or other unpaid Canadian Swingline Loans, were satisfied at the time such Refunded Canadian Swingline Loans or unpaid Canadian Swingline Loans were made, or the satisfaction of any such condition not satisfied had been waived by the Requisite Lenders prior to or at the time such Refunded Canadian Swingline Loans or other unpaid Canadian Swingline Loans were made; and (2) Canadian Swingline Lender shall not be obligated to make any Canadian Swingline Loans (A) after the occurrence and during the continuation of a Default or Event of Default or (B) at a time when a Funding Default exists unless Canadian Swingline Lender has entered into arrangements reasonably satisfactory to it and the Canadian Borrowers to eliminate Canadian Swingline Lender’s risk with respect to the Defaulting Lender’s participation in such Canadian Swingline Loan, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the outstanding Canadian Swingline Loans.
     (G) Notwithstanding anything contained herein to the contrary, Canadian Swingline Loans in excess of C$1,500,000 in the aggregate may not be outstanding for more than ten (10) consecutive days. To the extent a Canadian Swingline Loan in excess of C$1,500,000 in the aggregate has not been voluntarily prepaid by the Borrowers pursuant to Section 2.14 within ten (10) days of the making of such Canadian Swingline Loan by Canadian Swingline Lender, then Canadian Swingline Lender shall request Canadian Lenders make

Canadian Revolving Loans pursuant to Section 2.4(b)(ii)(D). The amount of any such Canadian Swingline Loans prepaid or repaid pursuant to Section 2.4(b)(ii)(D) may not be reborrowed for a period of three (3) days. Nothing in this clause (G) shall be construed to impose any additional obligations, except the obligation to request Canadian Revolving Loans pursuant to the immediately preceding sentence, on the Canadian Swingline Lender other than those obligations otherwise set forth in this Agreement.
     Section 2.5 Issuance of Letters of Credit and Purchase of Participations Therein.
     (a) Letters of Credit. During the period from the Closing Date until the thirtieth (30th) day before the end of the Revolving Commitment Period, subject to the terms and conditions hereof, Issuing Bank agrees to issue Letters of Credit for the account of the Company (or for the account of any of its Subsidiaries so long as the Company is a co-applicant) in the aggregate amount up to but not exceeding the Letter of Credit Sublimit; provided, (i) each Letter of Credit shall be denominated in U.S. Dollars or Canadian Dollars; (ii) the stated amount of each Letter of Credit shall be in an amount as is reasonably acceptable to Issuing Bank; (iii) after giving effect to such issuance, in no event shall the Total Utilization of U.S. Revolving Commitments exceed the U.S. Revolving Commitments then in effect; (iv) after giving effect to such issuance, in no event shall the Letter of Credit Usage exceed the Letter of Credit Sublimit then in effect; (v) in no event shall any standby Letter of Credit have an expiration date later than the earlier of (1) the tenth (10th) Business Day prior to the Revolving Commitment Termination Date and (2) the date which is one year from the date of issuance of such standby Letter of Credit; (vi) in no event shall any commercial Letter of Credit have an expiration date later than the earlier of (1) the thirtieth (30th) day prior to the Revolving Loan Commitment Termination Date and (2) the date which is one hundred eighty (180) days from the date of issuance of such commercial Letter of Credit, (vii) in no event shall any Letter of Credit be issued if such Letter of Credit is otherwise unacceptable to Issuing Bank in its reasonable discretion and (viii) all such Letters of Credit shall provide for sight drawings. Subject to the foregoing, Issuing Bank may agree that a standby Letter of Credit will automatically be extended for one or more successive periods not to exceed one year each, unless Issuing Bank elects not to extend for any such additional period; provided, Issuing Bank shall not extend any such Letter of Credit if it has received written notice that an Event of Default has occurred and is continuing at the time Issuing Bank must elect to allow such extension; provided, further, in the event a Funding Default exists, Issuing Bank shall not be required to issue any Letter of Credit unless Issuing Bank has entered into arrangements satisfactory to it, the Administrative Agent and the Company to eliminate Issuing Bank’s risk with respect to the participation in Letters of Credit of the Defaulting Lender, including by cash collateralizing such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage.
     (b) Notice of Issuance. Whenever the Company desires the issuance of a Letter of Credit, it shall deliver to Administrative Agent (with a copy to the Issuing Bank) an Issuance Notice no later than 1:00 p.m. (New York City time) at least three Business Days (in the case of standby letters of credit) or three Business Days (in the case of commercial letters of credit) or in each case such shorter period as may be agreed to by Issuing Bank in any particular instance, in advance of the proposed date of issuance. Upon satisfaction or waiver of the conditions set forth in Section 3.2, Issuing Bank shall issue the requested Letter of Credit only in accordance with Issuing Bank’s standard operating procedures. Promptly after the issuance or amendment of a standby Letter of Credit, the Issuing Bank shall notify the Company and the Administrative Agent, in writing, of such issuance or amendment and such notice shall be accompanied by a copy of such issuance or amendment. Upon receipt of such notice, the Administrative Agent shall promptly notify each Lender, in writing, of such issuance or amendment and if so requested by a Lender, the Administrative Agent shall furnish such Lender with a copy of such issuance or amendment. With regards to commercial Letters of Credit, the Issuing Bank shall furnish the Administrative Agent, by facsimile, on the first Business Day of each week with a report detailing the daily aggregate commercial Letter of Credit outstanding for the previous week. In the event of any conflict between the terms of a Letter of Credit or Letter of Credit application and this Agreement, the terms of this Agreement shall govern and control.
     (c) Responsibility of Issuing Bank With Respect to Requests for Drawings and Payments. In determining whether to honor any drawing under any Letter of Credit by the beneficiary thereof, Issuing Bank shall be responsible only to examine the documents delivered under such Letter of Credit with reasonable care so as to ascertain whether they appear on their face to be in accordance with the terms and conditions of such Letter of Credit. As between the Company and Issuing Bank, the Company assumes all risks of the acts and omissions of, or misuse of the Letters of Credit issued by Issuing Bank, by the respective beneficiaries of such Letters of Credit. In furtherance and not in limitation of the foregoing, Issuing Bank shall not be responsible for: (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any document submitted by any party in connection with the application for and issuance of any such Letter of Credit, even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign any such Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of the beneficiary of any such Letter of Credit to comply fully with any conditions required in order to draw upon such Letter of Credit so long as such conditions are complied with in all material respects; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise, whether or not they be in cipher; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any such Letter of Credit or of the proceeds thereof; (vii) the misapplication by the beneficiary of any such Letter of Credit of the proceeds of any drawing under such Letter of Credit; or (viii) any consequences arising from causes beyond the control of Issuing Bank, including any Governmental Acts; none of the above shall affect or impair, or prevent the vesting of, any of Issuing Bank’s rights or powers hereunder. Without limiting the foregoing and in furtherance thereof, any action taken or omitted by Issuing Bank under or in connection with the Letters of Credit or any documents and certificates delivered thereunder, if taken or omitted in good faith, shall not give rise to any liability on the part of Issuing Bank to the Company. Notwithstanding anything to the contrary contained in this Section 2.5(c), the Company shall retain any and all rights it may have against Issuing Bank for any liability arising solely out of the gross negligence or willful misconduct of Issuing Bank or from honoring a Letter of Credit that does not substantially comply with the conditions to draw on such Letter of Credit under the relevant documents entered into between the Company and the Issuing Bank relating thereto.

     (d) Reimbursement by the Company of Amounts Drawn or Paid Under Letters of Credit. In the event Issuing Bank has determined to honor a drawing under a Letter of Credit, it shall immediately notify the Company and Administrative Agent, and the Company shall reimburse Issuing Bank on or before the Business Day immediately following the date on which such drawing is honored (the “Reimbursement Date”) in an amount in U.S. Dollars and in same day funds equal to the amount of such honored drawing; provided, anything contained herein to the contrary notwithstanding, (i) unless the Company shall have notified Administrative Agent and Issuing Bank prior to 11:00 a.m. (New York City time) on the date such drawing is honored that the Company intends to reimburse Issuing Bank for the amount of such honored drawing with funds other than the proceeds of U.S. Revolving Loans, the Company shall be deemed to have given a timely Funding Notice to Administrative Agent requesting Lenders having a U.S. Revolving Commitment to make U.S. Revolving Loans that are Base Rate Loans on the Reimbursement Date in an amount in U.S. Dollars equal to the amount of such honored drawing (and Administrative Agent shall promptly notify each such Lender having a U.S. Revolving Commitment of such deemed request), and (ii) subject to satisfaction or waiver of the conditions specified in Section 3.2, Lenders shall, on the Reimbursement Date, make U.S. Revolving Loans that are Base Rate Loans in the amount of such honored drawing, the proceeds of which shall be applied directly by Administrative Agent to reimburse Issuing Bank for the amount of such honored drawing; and provided further, if for any reason proceeds of U.S. Revolving Loans are not received by Issuing Bank on the Reimbursement Date in an amount equal to the amount of such honored drawing, the Company shall reimburse Issuing Bank, on demand, in an amount in same day funds equal to the excess of the amount of such honored drawing over the aggregate amount of such U.S. Revolving Loans, if any, which are so received. Nothing in this Section 2.5(d) shall be deemed to relieve any Lender having a U.S. Revolving Commitment from its obligation to make U.S. Revolving Loans on the terms and conditions set forth herein, and the Company shall retain any and all rights it may have against any such Lender resulting from the failure of such Lender to make such U.S. Revolving Loans under this Section 2.5(d).
     (e) Lenders’ Purchase of Participations in Letters of Credit. Immediately upon the issuance of each Letter of Credit, each Lender having a U.S. Revolving Commitment shall be deemed to have purchased, and hereby agrees to irrevocably purchase, from Issuing Bank a participation in such Letter of Credit and any drawings honored thereunder in an amount equal to such Lender’s Pro Rata Share (with respect to the U.S. Revolving Commitments) of the maximum amount which is or at any time may become available to be drawn thereunder. In the event that the Company shall fail for any reason to reimburse Issuing Bank as provided in Section 2.5(d), Issuing Bank shall promptly notify each Lender having a U.S. Revolving Commitment of the unreimbursed amount of such honored drawing and of such Lender’s respective participation therein based on such Lender’s Pro Rata Share of the U.S. Revolving Commitments. Each Lender having a U.S. Revolving Commitment shall make available to Issuing Bank an amount equal to its respective participation, in U.S. Dollars and in same day funds, at the office of Issuing Bank specified in such notice, not later than 12:00 p.m. (New York City time) on the first Business Day (under the laws of the jurisdiction in which such office of Issuing Bank is located which is also a Business Day in New York City) after the date notified by Issuing Bank. In the event that any Lender having a U.S. Revolving Commitment fails to make available to Issuing Bank on such business day the amount of such Lender’s participation in such Letter of Credit as provided in this Section 2.5(e), Issuing Bank shall be entitled to recover such amount on demand from such Lender together with interest thereon for three Business Days at the rate customarily used by Issuing Bank for the correction of errors among banks and thereafter at the Base Rate. Nothing in this Section 2.5(e) shall be deemed to prejudice the right of any Lender having a U.S. Revolving Commitment to recover from Issuing Bank any amounts made available by such Lender to Issuing Bank pursuant to this Section in the event that it is determined that the payment with respect to a Letter of Credit in respect of which payment was made by such Lender constituted gross negligence or willful misconduct on the part of Issuing Bank. In the event Issuing Bank shall have been reimbursed by other Lenders pursuant to this Section 2.5(e) for all or any portion of any drawing honored by Issuing Bank under a Letter of Credit, such Issuing Bank shall distribute to each Lender which has paid all amounts payable by it under this Section 2.5(e) with respect to such honored drawing such Lender’s Pro Rata Share of all payments subsequently received by Issuing Bank from the Company in reimbursement of such honored drawing when such payments are received. Any such distribution shall be made to a Lender having a U.S. Revolving Commitment at its primary address set forth below its name on Appendix A or at such other address as such Lender may request.
     (f) Obligations Absolute. The obligation of the Company to reimburse Issuing Bank for drawings honored under the Letters of Credit issued by it and to repay any U.S. Revolving Loans made by Lenders pursuant to Section 2.5(d) and the obligations of Lenders under Section 2.5(e) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms hereof under all circumstances including any of the following circumstances: (i) any lack of validity or enforceability of any Letter of Credit; (ii) the existence of any claim, set-off, defense or other right which the Company or any Lender may have at any time against a beneficiary or any transferee of any Letter of Credit (or any Persons for whom any such transferee may be acting), Issuing Bank, Lender or any other Person or, in the case of a Lender, against the Company, whether in connection herewith, the transactions contemplated herein or any unrelated transaction (including any underlying transaction between the Company or one of its Subsidiaries and the beneficiary for which any Letter of Credit was procured); (iii) any draft or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; (iv) payment by Issuing Bank under any Letter of Credit against presentation of a draft or other document which does not substantially comply with the terms of such Letter of Credit; (v) any adverse change in the business, results of operations, properties, assets, financial condition or prospects of Holdings or any of its Subsidiaries; (vi) any breach hereof or any other Credit Document by any party thereto; (vii) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing; or (viii) the fact that an Event of Default or a Default shall have occurred and be continuing; provided, in each case, that payment by Issuing Bank under the applicable Letter of Credit shall not have constituted gross negligence or willful misconduct of Issuing Bank under the circumstances in question.
     (g) Indemnification. Without duplication of any obligation of the Company under Section 10.2 or 10.3, in addition to amounts payable as provided herein, the Company hereby agrees to protect, indemnify, pay and save harmless Issuing Bank from and against any and all claims, demands, liabilities, damages, losses, costs, charges and expenses (including reasonable fees, expenses and disbursements of counsel and allocated costs of internal counsel) which Issuing Bank may incur or be subject to as a consequence, direct or indirect, of (i) the issuance of any Letter of Credit by Issuing Bank, other than as a result of (1) the gross negligence or willful misconduct of Issuing Bank or (2) the wrongful dishonor by Issuing Bank of a proper demand for payment made under any Letter of Credit issued by it, or (ii) the failure of Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Governmental Act.
     Section 2.6 Pro Rata Shares; Availability of Funds.
     (a) Pro Rata Shares. All U.S. Loans shall be made, and all participations purchased, by U.S. Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no U.S. Lender shall be responsible for any default by any other U.S. Lender in such other U.S. Lender’s obligation to make a U.S. Loan requested hereunder or purchase a participation required hereby nor shall any Term Loan Commitment or any U.S. Revolving Commitment of any U.S. Lender be increased or decreased as a result of a default by any other U.S. Lender in such other U.S. Lender’s obligation to make a U.S. Loan requested hereunder or purchase a participation required hereby. All Canadian Revolving Loans shall be made, and all participations purchased, by Canadian Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Canadian Lender shall be responsible for any default by any other Canadian Lender in such other Canadian Lender’s obligation to make a Canadian Revolving Loan requested hereunder or purchase a participation required hereby nor shall any Canadian Revolving Commitment of any Canadian Lender be increased or decreased as a result of a default by any other Canadian Lender in such other Canadian Lender’s obligation to make a Canadian Revolving Loan requested hereunder or purchase a participation required hereby.
     (b) Availability of Funds. Unless Administrative Agent or Canadian Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent or Canadian Agent, as the case may be, the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent or Canadian Agent may assume that such Lender has made such amount available to Administrative Agent or Canadian Agent on such Credit Date and Administrative Agent or Canadian Agent may, in its respective sole discretion, but shall not be obligated to, make available to the Company or a Borrower a corresponding amount on such Credit Date; provided that only Canadian Agent shall make amounts available to a Canadian Borrower. If such corresponding amount is not in fact made available to Administrative Agent or Canadian Agent by such Lender, Administrative Agent or Canadian Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent or Canadian Agent, at the customary rate set by Administrative Agent or Canadian Agent for the correction of errors among banks for three Business Days and thereafter at the Base Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s or Canadian Agent’s demand therefor, Administrative Agent or Canadian Agent shall promptly notify the Company or the applicable Borrower and the Company or the applicable Borrower shall immediately pay such corresponding amount to Administrative Agent or Canadian Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent or

Canadian Agent, at the rate payable hereunder for Base Rate Loans for such Class of Loans. Nothing in this Section 2.6(b) shall be deemed to relieve any Lender from its obligation to fulfill its Term Loan Commitments and Revolving Commitments hereunder or to prejudice any rights that the Company or the Borrowers may have against any Lender as a result of any default by such Lender hereunder.
     Section 2.7 Use of Proceeds.
     The proceeds of the Tranche B Term Loans, and up to $25,000,000 of U.S. Revolving Loans, shall be applied by the Company to fund in part, the Easton Acquisition, the repayment of the Existing Indebtedness, and the payment of fees and expenses in connection with the foregoing and as required by the Credit Documents. Letters of Credit may also be issued on the Closing Date to backstop Existing Letters of Credit. The proceeds of the Revolving Loans, Swingline Loans and Letters of Credit made after the Closing Date shall be applied by the Company or the Borrowers for working capital and general corporate purposes of Holdings and its Subsidiaries, including Permitted Acquisitions and permitted capital expenditures. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.
     Section 2.8 Evidence of Debt; Register; Lenders’ Books and Records; Notes.
     (a) Lenders’ Evidence of Debt. Each Lender shall maintain on its internal records an account or accounts evidencing the Obligations of the applicable Borrowers to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on the Borrowers, absent manifest error; provided, that the failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Borrowers’ Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.
     (b) Register. Administrative Agent and Canadian Agent shall maintain at their respective Principal Offices a register for the recordation of the names and addresses of Lenders and the Revolving Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by the Company, the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent and Canadian Agent shall record in the Register the Revolving Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on the Company, the Borrowers and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Revolving Commitments or the Company’s or Borrowers’ Obligations in respect of any Loan. The Company hereby designates Wachovia to serve as the Company’s agent and the Canadian Borrowers hereby designate the Canadian Agent to serve as the Canadian Borrowers’ agent, in each case, solely for purposes of maintaining the Register as provided in this Section 2.8, and the Company and the Canadian Borrowers hereby agree that, to the extent Wachovia and Canadian Agent serve in such capacities, Wachovia, Canadian Agent and each of their officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”
     (c) Notes. If so requested by any Lender by written notice to the Company or a Borrower (with a copy to Administrative Agent) at least two (2) Business Days prior to the Closing Date, or at any time thereafter, the applicable Borrower shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after the applicable Borrower’s receipt of such notice) a Note or Notes to evidence such Lender’s Tranche B Term Loan, New Loan, Revolving Loan, Canadian Revolving Loan, Swingline Loan or Canadian Swingline Loan, as the case may be.
     Section 2.9 Interest on Loans.
     (a) Except as otherwise set forth herein, each Class of Loan shall bear interest on the unpaid principal amount thereof from the date made through repayment (whether by acceleration or otherwise) thereof as follows:
          (i) in the case of U.S. Revolving Loans:
(A)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)	if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;
          (ii) Canadian Revolving Loans shall bear interest as follows:
     (A) U.S. Dollar Canadian Base Rate Loans. During such periods as Canadian Revolving Loans shall be comprised of U.S. Dollar Canadian Base Rate Loans, each such U.S. Dollar Canadian Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Base Rate plus the Applicable Margin;
     (B) Canadian Dollar Base Rate Loans. During such periods as Canadian Revolving Loans shall be comprised of Canadian Dollar Base Rate Loans, each such Canadian Dollar Base Rate Loan shall bear interest at a per annum rate equal to the sum of the Canadian Base Rate plus the Applicable Margin;
     (C) Eurodollar Rate Loans. During such periods as Canadian Revolving Loans shall be comprised of Eurodollar Rate Loans, each such Eurodollar Rate Loan shall bear interest at a per annum rate equal to the sum of the Eurodollar Rate plus the Applicable Margin; and

     (D) Bankers’ Acceptance Advances. During such periods as Canadian Revolving Loans shall be comprised of Bankers’ Acceptance Advances, each such Bankers’ Acceptance Advance shall bear interest at a per annum rate equal to the BA Rate plus the Applicable Margin in accordance with Section 2.3(c);
(iii)	in the case of U.S. Swingline Loans, at the Base Rate plus the Applicable Margin;

(iv)	in the case of Canadian Swingline Loans, Canadian Swingline Loans that are denominated in (A) U.S. Dollars shall bear interest at a per annum rate equal to the Base Rate plus the Applicable Margin for Base Rate Loans and (B) Canadian Dollars shall bear interest, at the Canadian Base Rate plus Applicable Margin for Base Rate Loans; and

(v)	in the case of Tranche B Term Loans:
(A)	if a Base Rate Loan, at the Base Rate plus the Applicable Margin; or

(B)	if a Eurodollar Rate Loan, at the Adjusted Eurodollar Rate plus the Applicable Margin;
     (b) The basis for determining the rate of interest with respect to any Loan (except a U.S. Swingline Loan which can be made and maintained as Base Rate Loans), and the Interest Period with respect to any Eurodollar Rate Loan, shall be selected by the Company and notified to Administrative Agent and Lenders pursuant to the applicable Funding Notice or Conversion/Continuation Notice, as the case may be; provided, (i) the Term Loans initially shall be made as Base Rate Loans until the earlier of (x) the date which is fifteen (15) days following the Closing Date or such earlier date otherwise agreed by the Administrative Agent and (y) the date upon which the primary syndication of the Loans and Revolving Commitments as determined by the Administrative Agent has been completed and (ii) until the date that Administrative Agent notifies the Company that the primary syndication of the Loans and Revolving Commitments has been completed, as determined by Administrative Agent, the Term Loans shall be maintained as either (1) Eurodollar Rate Loans having an Interest Period of no longer than one month or (2) Base Rate Loans. If on any day a Loan is outstanding with respect to which a Funding Notice or Conversion/Continuation Notice has not been delivered to Administrative Agent in accordance with the terms hereof specifying the applicable basis for determining the rate of interest, then for that day such Loan shall be a Base Rate Loan.
     (c) In connection with Eurodollar Rate Loans there shall be no more than twelve (12) Interest Periods outstanding at any time. With respect to a U.S. Revolving Loan, in the event the Company fails to specify between a Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a Base Rate Loan will remain as, or (if not then outstanding) will be made as, a Base Rate Loan). In the event the Company fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Company shall be deemed to have selected an Interest Period of one (1) month. With respect to a Canadian Revolving Loan, in the event the applicable Canadian Borrower fails to specify between a Canadian Dollar Base Rate Loan, a U.S. Base Rate Loan or a Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, such Loan (if outstanding as a Eurodollar Rate Loan) will be automatically converted into a U.S. Base Rate Loan on the last day of the then-current Interest Period for such Loan (or if outstanding as a U.S. Base Rate Loan will remain as, or (if not then outstanding) will be made as, a U.S. Base Rate Loan). In the event the Company or the Canadian Borrower fails to specify an Interest Period for any Eurodollar Rate Loan in the applicable Funding Notice or Conversion/Continuation Notice, the Company or the Canadian Borrower shall be deemed to have selected an Interest Period of one (1) month. As soon as practicable after 10:00 a.m. (New York City time) on each Interest Rate Determination Date, Administrative Agent shall determine (which determination shall, absent manifest error, be final, conclusive and binding upon all parties) the interest rate that shall apply to the Eurodollar Rate Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to the Company, the applicable Borrower and each Lender.
     (d) Interest payable pursuant to Section 2.9(a) shall be computed (i) in the case of Base Rate Loans, U.S. Dollar Canadian Base Rate Loans and Canadian Dollar Base Rate Loans on the basis of a 365-day or 366-day year, as the case may be, (ii) in the case of Eurodollar Rate Loans, on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan or the first day of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan, U.S. Dollar Canadian Base Rate Loans or Canadian Dollar Base Rate Loans being converted from a Eurodollar Rate Loan, the date of conversion of such Eurodollar Rate Loan to such Base Rate Loan U.S. Dollar Canadian Base Rate Loans or Canadian Dollar Base Rate Loans, as the case may be, shall be included, and the date of payment of such Loan or the expiration date of an Interest Period applicable to such Loan or, with respect to a Base Rate Loan U.S. Dollar Canadian Base Rate Loans or Canadian Dollar Base Rate Loans being converted to a Eurodollar Rate Loan, the date of conversion of such Base Rate Loan U.S. Dollar Canadian Base Rate Loans or Canadian Dollar Base Rate Loans to such Eurodollar Rate Loan, as the case may be, shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one (1) day’s interest shall be paid on that Loan.
     (e) Except as otherwise set forth herein, interest on each Loan shall be payable in arrears on and to (i) each Interest Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including final maturity; provided, however, with respect to any voluntary prepayment of a Base Rate Loan U.S. Dollar Canadian Base Rate Loans or Canadian Dollar Base Rate Loans, accrued interest shall instead be payable on the applicable Interest Payment Date.
     (f) The Company agrees to pay to Issuing Bank, with respect to drawings honored under any Letter of Credit, interest on the amount paid by Issuing Bank in respect of each such honored drawing from the date such drawing is honored to but excluding the date such amount is reimbursed by or on behalf of the Company at a rate equal to (i) for the period from the date such drawing is honored to but excluding the applicable Reimbursement Date, the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans, and (ii) thereafter, a rate which is 2% per annum in excess of the rate of interest otherwise payable hereunder with respect to Revolving Loans that are Base Rate Loans.
     (g) Interest payable pursuant to Section 2.9(f) shall be computed on the basis of a 365/366-day year for the actual number of days elapsed in the period during which it accrues, and shall be payable on demand or, if no demand is made, on the date on which the related drawing under a Letter of Credit is reimbursed in full. Promptly upon receipt by Issuing Bank of any payment of interest pursuant to Section 2.9(f), Issuing Bank shall distribute to each U.S. Lender, out of the interest received by Issuing Bank in respect of the period from the date such drawing is honored to but excluding the date on which Issuing Bank is reimbursed for the amount of such drawing (including any such reimbursement out of the proceeds of any U.S. Revolving Loans), the amount that such U.S. Lender would have been entitled to receive in respect of the letter of credit fee that would have been payable in respect of such Letter of Credit for such period if no drawing had been honored under such Letter of Credit. In the event Issuing Bank shall have been reimbursed by U.S. Lenders for all or any portion of such honored drawing, Issuing Bank shall distribute to each U.S. Lender which has paid all amounts payable by it under Section 2.5(e) with respect to such honored drawing such U.S. Lender’s Pro Rata Share of any interest received by Issuing Bank in respect of that portion of such honored drawing so reimbursed by Lenders for the period from the date on which Issuing Bank was so reimbursed by U.S. Lenders to but excluding the date on which such portion of such honored drawing is reimbursed by the Company.
     (h) Interest Act (Canada). Each Borrower hereby acknowledges that the rate or rates of interest applicable to certain of the Loans and fees as specified hereunder may be computed on the basis of a year of 360 days and paid for the actual number of days elapsed. For purposes of the Interest Act (Canada), if interest computed on the basis of a 360-day year is payable for any part of the calendar year, the equivalent yearly rate of interest may be determined by multiplying the specified rate of interest by the number of days (365 or 366) in such calendar year and dividing such product by 360. For the purpose of the Interest Act (Canada) and any other purpose, (i) the principle of deemed reinvestment shall not apply to any interest calculation under this Agreement, and (ii) the rates of interest stipulated in this Agreement are intended to be nominal rates and not effective rates or yields.
     (i) Notwithstanding any other provisions of this Agreement, if the amount of any interest, premium, fees or other monies or any rate of interest stipulated for, taken, reserved or extracted under this Agreement or the Collateral Documents would otherwise contravene the provisions of section 347 of the Criminal Code (Canada), section 8 of the Interest Act (Canada) or any successor or similar legislation, or would exceed the amounts which any Lender is legally entitled to charge and receive under any law to which such compensation is subject, then such amount or rate of interest shall be reduced to such maximum amount as would not contravene such provision; and to the extent that any excess has been charged or received such Lender shall apply such excess, as applicable, against the outstanding Canadian Revolving Loans and Canadian Swingline Loans and refund any further excess amount.
     Section 2.10 Conversion/Continuation.
     (a) Subject to Section 2.19, the Company shall have the option:
     (i) in the case of U.S. Revolving Loans and the Term Loan, to elect from time to time to convert Base Rate Loans to Eurodollar Rate Loans, by giving the Administrative Agent at least three (3) Business Days’ prior irrevocable written notice of such election. If the date upon which a Base Rate Loan is to be converted to a Eurodollar Rate Loan is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period to such succeeding Business Day such Loan shall bear interest as if it were an Base Rate Loan. All or any part of outstanding Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Rate Loan when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple amount of $100,000 in excess thereof.
     (ii) The Canadian Borrowers may, in the case of Canadian Revolving Loans, elect from time to time to convert (i) U.S. Dollar Canadian Base Rate Loans or Canadian Dollar Base Rate Loans to Eurodollar Rate Loans or (ii) Canadian Dollar Base Rate Loans to Bankers’ Acceptance Advances, by giving Canadian Agent at least two (2) Business Days’ prior irrevocable written notice of such election. If the date upon which a U.S. Dollar Canadian Base Rate Loan or a Canadian Dollar Base Rate Loan is to be converted to a Eurodollar Rate Loan or Bankers’ Acceptance Advance is not a Business Day, then such conversion shall be made on the next succeeding Business Day and during the period from such last day of an Interest Period or BA Period, as the case may be, to such succeeding Business Day such Loan shall bear interest as if it were a U.S. Dollar Canadian Base Rate Loan or Canadian Dollar Base Rate Loan, as applicable. All or any part of outstanding U.S. Dollar Canadian Base Rate Loans and Canadian Dollar Base Rate Loans may be converted as provided herein, provided that (i) no Loan may be converted into a Eurodollar Rate Loan or Bankers’ Acceptance Advance when any Default or Event of Default has occurred and is continuing and (ii) partial conversions shall be in an aggregate principal amount of $1,000,000 or a whole multiple amount of $100,000 in excess thereof.
     (iii) Any Eurodollar Rate Loan or Bankers’ Acceptance Advance may be continued as such upon the expiration of an Interest Period or the BA Period (and the succeeding BA Period of that continued Bankers’ Acceptance Advance shall commence on the first day after the last day of the BA Period of the Bankers’ Acceptance Advance to be continued), as applicable with respect thereto by compliance by the applicable Borrower with the notice provisions contained in Section 2.10(a)(i); provided, that no Eurodollar Rate Loan or Bankers’ Acceptance Advance may be continued as such when any Default or Event of Default has occurred and is continuing, in which case such

Eurodollar Rate Loan or Bankers’ Acceptance Advance shall (x) in the case of the Eurodollar Rate Loan, to the extent borrowed by the Company, be automatically converted to a Base Rate Loan at the end of the applicable Interest Period with respect thereto; (y) in the case of the Eurodollar Rate Loan, to the extent borrowed by the Canadian Borrowers shall be automatically converted to U.S. Dollar Canadian Base Rate Loans at the end of the applicable Interest Period with respect thereto and (z) in the case of a Bankers’ Acceptance Advance, shall be automatically converted to a Canadian Dollar Base Rate Loan. If a Borrower shall fail to give timely notice of an election to continue a Eurodollar Rate Loan, or the continuation of Eurodollar Rate Loans is not permitted hereunder, such Eurodollar Rate Loans shall (x) to the extent borrowed by the Company, be automatically converted to a Base Rate Loan at the end of the applicable Interest Period with respect thereto and (y) to the extent borrowed by the Canadian Borrowers shall be automatically converted to U.S. Dollar Canadian Base Rate Loans at the end of the applicable Interest Period with respect thereto.
     (b) The Company or any Borrower shall deliver a Conversion/Continuation Notice to Administrative Agent or Canadian Agent, as applicable, no later than 1:00 p.m. (New York City or Toronto time, as applicable) at least one (1) Business Day in advance of the proposed conversion date (in the case of a conversion to a Base Rate Loan, Canadian Dollar Base Rate Loan or U.S. Dollar Canadian Base Rate Loan) and at least three (3) Business Days in advance of the proposed conversion/continuation date (in the case of a conversion to, or a continuation of, a Eurodollar Rate Loan). Except as otherwise provided herein, a Conversion/Continuation Notice for conversion to, or continuation of, any Eurodollar Rate Loans (or telephonic notice in lieu thereof) shall be irrevocable on and after the related Interest Rate Determination Date, and the Company or any such Borrower shall be bound to effect a conversion or continuation in accordance therewith.
     Section 2.11 Default Interest.
     The principal amount of all Loans not paid when due and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder not paid when due, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2% per annum in excess of the highest interest rate otherwise then payable hereunder for Base Rate Loans); provided, in the case of Eurodollar Rate Loans, upon the expiration of the Interest Period in effect at the time any such increase in interest rate is effective such Eurodollar Rate Loans shall thereupon become Base Rate Loans and shall thereafter bear interest payable upon demand at a rate which is 2% per annum in excess of the highest interest rate otherwise then payable hereunder for Base Rate Loans. Payment or acceptance of the increased rates of interest provided for in this Section 2.11 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

     Section 2.12Fees.
     (a) The Company agrees to pay to Lenders having Revolving Exposure:
     (i) commitment fees equal to (1) the average of the daily difference between (a) the U.S. Revolving Commitments, and (b) the sum of (x) the aggregate principal amount of outstanding U.S. Revolving Loans (but not any outstanding U.S. Swingline Loans) plus (y) the Letter of Credit Usage, times (2) the applicable Commitment Fee Percentage;
     (ii) commitment fees equal to (1) the average of the daily difference between (a) the Canadian Revolving Commitments, and (b) the aggregate principal amount of outstanding Canadian Revolving Loans (but not any outstanding Canadian Swingline Loans), times (2) the applicable Commitment Fee Percentage; and
     (iii) letter of credit fees equal to (1) the Applicable Margin for Revolving Loans that are Eurodollar Rate Loans, times (2) the aggregate daily maximum amount available to be drawn under all such Letters of Credit (regardless of whether any conditions for drawing could then be met and determined as of the close of business on any date of determination).
All fees referred to in this Section 2.12(a) shall be paid to Administrative Agent at its Principal Office and upon receipt, Administrative Agent shall promptly distribute to each Lender its Pro Rata Share thereof.
     (b) The Company agrees to pay directly to Issuing Bank, for its own account, the following fees:
     (i) a fronting fee equal to 0.125%, per annum, times the aggregate daily maximum amount available to be drawn under all Letters of Credit outstanding (determined as of the close of business on any date of determination); and
     (ii) such documentary and processing charges for any issuance, amendment, transfer or payment of a Letter of Credit as are in accordance with Issuing Bank’s standard schedule for such charges and as in effect at the time of such issuance, amendment, transfer or payment, as the case may be.
     (c) All fees referred to in Section 2.12(a) and 2.12(b)(i) shall be calculated on the basis of a 360-day year and the actual number of days elapsed and shall be payable quarterly in arrears on each of the dates specified in Section 2.13(a) for payment of principal during the Revolving Commitment Period, commencing on the first such date to occur after the Closing Date, and on the Revolving Commitment Termination Date.
     (d) In addition to any of the foregoing fees, the Company agrees to pay to Agents such other fees in the amounts and at the times separately agreed upon.

     Section 2.13 Scheduled Payments/Commitment Reductions.
     (a) Scheduled Installments. The principal amounts of the Tranche B Term Loans shall be repaid in consecutive quarterly installments (each, an “Installment”) in the aggregate amounts set forth below on the Business Day immediately following the last day of each Fiscal Quarter (each, an “Installment Date”), commencing June 30, 2006:

Fiscal Quarter	Tranche B Term Loan Installments
June 30, 2006	$837,500
September 30, 2006	$837,500
December 31, 2006	$837,500
March 31, 2007	$837,500
June 30, 2007	$837,500
September 30, 2007	$837,500
December 31, 2007	$837,500
March 31, 2008	$837,500
June 30, 2008	$837,500
September 30, 2008	$837,500
December 31, 2008	$837,500
March 31, 2009	$837,500
June 30, 2009	$837,500
September 30, 2009	$837,500
December 31, 2009	$837,500
March 31, 2010	$837,500
June 30, 2010	$837,500
September 30, 2010	$837,500
December 31, 2010	$837,500
March 31, 2011	$837,500
June 30, 2011	$837,500
September 30, 2011	$837,500
December 31, 2011	$837,500
Tranche B Term Loan Maturity Date	$315,737,500 or the then outstanding principal amount
; provided, in the event any New Loans that are term loans are made, such New Loans shall be repaid on each Installment Date occurring on or after the applicable Increased Amount Date in an amount equal to (i) the aggregate principal amount of New Loans of the applicable Series of New Loans, times (ii) the ratio (expressed as a percentage) of (y) the amount of all other Term Loans being repaid on such Installment Date and (z) the total aggregate principal amount of all other Term Loans outstanding on such Increased Amount Date.
Notwithstanding the foregoing, (x) such Installments shall be reduced in connection with any voluntary or mandatory prepayments of the Tranche B Term Loans, in accordance with Sections 2.14, 2.15 and 2.16, as applicable; and (y) the Tranche B Term Loans, together with all other amounts owed hereunder with respect thereto, shall, in any event, be paid in full no later than the Tranche B Term Loan Maturity Date.

     (b) Revolving Loans shall be paid in full on the Revolving Commitment Termination Date.
     Section 2.14 Voluntary Prepayments/Commitment Reductions.
     (a) Voluntary Prepayments.
          (i) Any time and from time to time:
     (A) with respect to Base Rate Loans (other than U.S. Swingline Loans), the Company may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;
     (B) with respect to U.S. Dollar Canadian Base Rate Loans (other than Canadian Swingline Loans), the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of $500,000 and integral multiples of $100,000 in excess of that amount;
     (C) with respect to Canadian Dollar Base Rate Loans (other than Canadian Swingline Loans), the Borrowers may prepay any such Loans on any Business Day in whole or in part, in an aggregate minimum amount of C$500,000 and integral multiples of C$100,000 in excess of that amount;
     (D) with respect to Eurodollar Rate Loans, the Company and/or the Borrowers may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $1,000,000 and integral multiples of $100,000 in excess of that amount;
     (E) with respect to U.S. Swingline Loans, the Company may prepay any such Loans on any Business Day in whole or in part in an aggregate minimum amount of $100,000, and in integral multiples of $25,000 in excess of that amount; and
     (F) with respect to Canadian Swingline Loans, the Borrowers may prepay any such Loans on any Business Day in whole or in part (1) with respect to Canadian Swingline Loans consisting of U.S. Dollar Canadian Base Rate Loans, in an aggregate minimum amount of $100,000, and in integral multiples of $25,000 in excess of that amount and (2) with respect to Canadian Swingline Loans consisting of Canadian Dollar Canadian Base Rate Loans, in an aggregate minimum amount of C$100,000, and in integral multiples of C$25,000 in excess of that amount.

          (ii) All such prepayments shall be made:
     (A) upon not less than one (1) Business Day’s prior written or telephonic notice in the case of Base Rate Loans, U.S. Dollar Canadian Base Rate Loans and Canadian Dollar Base Rate Loans;
     (B) upon not less than three (3) Business Days’ prior written or telephonic notice in the case of Eurodollar Rate Loans; and
     (C) upon written or telephonic notice on the date of prepayment, in the case of U.S. Swingline Loans and Canadian Swingline Loans;
in each case given to Administrative Agent, Canadian Agent, U.S. Swingline Lender or Canadian Swingline Lender, as the case may be, by 1:00 p.m. (New York City or Toronto time, as applicable) on the date required and, if given by telephone, promptly confirmed in writing to Administrative Agent (and Administrative Agent will promptly transmit such telephonic or original notice for Term Loans or U.S. Revolving Loans, as the case may be, by facsimile or telephone promptly confirmed in writing to each U.S. Lender), Canadian Agent (and Canadian Agent will promptly transmit such telephonic or original notice for Canadian Revolving Loans, as the case may be, by facsimile or telephone promptly confirmed in writing to each Canadian Lender), U.S. Swingline Lender or Canadian Swingline Lender, as the case may be. Upon the giving of any such notice, the principal amount of the Loans specified in such notice shall become due and payable on the prepayment date specified therein. Any such voluntary prepayment shall be applied as specified in Section 2.16(a).
     (b) Voluntary Commitment Reductions.
     (i) The Company may, upon not less than three (3) Business Days’ prior written or telephonic notice confirmed in writing to Administrative Agent or Canadian Agent (which original written or telephonic notice Administrative Agent or Canadian Agent will promptly transmit by facsimile or telephone promptly confirmed in writing to each applicable Lender), at any time and from time to time terminate in whole or permanently reduce in part, without premium or penalty, the Revolving Commitments in an amount up to the amount by which the Revolving Commitments exceed the Total Utilization of U.S. Revolving Commitments at the time of such proposed termination or reduction; provided, any such partial reduction of the Canadian Revolving Commitments shall be in an aggregate minimum amount of C$1,000,000 and integral multiples of Cdn $500,000 in excess of that amount and any such partial reduction of the U.S. Revolving Commitments shall be in an aggregate minimum amount of $1,000,000 and integral multiples of $500,000 in excess of that amount.
     (ii) The Company’s notice to Administrative Agent or Canadian Agent shall designate the date (which shall be a Business Day) of such termination or reduction and the amount of any partial reduction, and such termination or reduction of the Revolving Commitments shall be effective on the date specified in the Company’s notice and shall reduce the Revolving Commitment of each Lender proportionately to its Pro Rata Share thereof.
     Section 2.15 Mandatory Prepayments/Commitment Reductions.
     (a) Asset Sales. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Net Asset Sale Proceeds in excess of $2,000,000 from the Closing Date through the applicable date of determination, the Company shall prepay the Term Loans in an aggregate amount equal to such amount of Net Asset Sale Proceeds in excess of $2,000,000 from the Closing Date; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the option, directly or through one or more of its Domestic Subsidiaries (or Foreign Subsidiaries to the extent the assets sold were owned by a Foreign Subsidiary), to invest Net Asset Sale Proceeds within three hundred-sixty five (365) days (or, to the extent committed within such 365 day period, within four hundred fifty-five (455) days) of receipt thereof in productive assets of the general type used in the business of the Company and its Subsidiaries or, if such Net Asset Sale Proceeds constitute the proceeds of inventory disposed of outside of the ordinary course of business, to purchase replacement inventory for the Company and its Domestic Subsidiaries or Foreign Subsidiaries, as applicable; provided further, pending any such investment all such Net Asset Sale Proceeds shall be applied to prepay U.S. Revolving Loans to the extent outstanding (without a reduction in U.S. Revolving Commitments). Notwithstanding anything to the contrary herein, (i) in the event of the sale of Chicago Real Property, the Net Asset Sale Proceeds thereof shall not be subject to this Section 2.15(a) to the extent that such proceeds are used to consummate Permitted Acquisitions pursuant to Section 6.9(e) or for plant relocation purposes (moving, facility improvement and related expenses) without time limit, provided, that, within 180 days of the receipt of such proceeds, the Company shall deliver to the Administrative Agent a certificate setting forth a schedule and estimated costs for such plant relocation and (ii) in the event of the sale of the Bell Fitness Business Unit, the Net Asset Sale Proceeds thereof shall not be subject to this Section 2.15(a) to the extent that such proceeds are used to consummate Permitted Acquisitions pursuant to Section 6.9(e).
     (b) Insurance/Condemnation Proceeds. No later than the fifth Business Day following the date of receipt by Holdings or any of its Subsidiaries, or Administrative Agent as loss payee, of any Net Insurance/Condemnation Proceeds in excess of $2,000,000 from the Closing Date through the applicable date of determination, the Company shall prepay the Term Loans set forth in Section 2.16(b) in an aggregate amount equal to such amount of Net Insurance/Condemnation Proceeds in excess of $2,000,000; provided, so long as no Default or Event of Default shall have occurred and be continuing, the Company shall have the option, directly or through one or more of its Domestic Subsidiaries (or Foreign Subsidiaries to the extent the assets lost or condemned were owned by a Foreign Subsidiary) to invest such Net Insurance/Condemnation Proceeds within three hundred-sixty five (365) days (or, to the extent committed within such 365 day period, within four hundred fifty-five (455) days) of receipt thereof in productive assets of the general type used in the business of Holdings and its Domestic Subsidiaries or Foreign Subsidiaries, as applicable, which investment may include the repair, restoration or replacement of the applicable assets thereof; provided further, pending any such investment all such Net Insurance/Condemnation Proceeds, as the case may be, shall be applied to prepay U.S. Revolving Loans to the extent outstanding (without a reduction in U.S. Revolving Commitments).
     (c) Issuance of Equity Securities. On the date of receipt by Holdings of any Cash proceeds (through a capital contribution or otherwise) from the issuance in a public underwritten offering of any Capital Stock of Parent or Holdings or any of their respective Subsidiaries, the Company shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to 50.0% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, payable to a Person that is not Parent, Holdings or its Subsidiaries, including reasonable legal fees and expenses; provided, that during any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio) shall be 4.00:1.00 or less, no prepayments and/or reductions shall be required. Notwithstanding the foregoing, prior to any prepayment required by this Section and to the extent permitted by Section 6.5(d), the Company may redeem up to 35% of Senior Subordinated Notes, Refinancing Notes and Additional Senior Subordinated Notes with Cash proceeds from the public issuance of any Capital Stock of, Parent or Holdings or any of their respective Subsidiaries (it being understood that for purposes of calculating the amounts owed to prepay the Lenders under this Section when the Company redeems Senior Subordinated Notes, Refinancing Notes and Additional Senior Subordinated Notes, the Lenders shall be entitled to receive the lesser of (x) 50% of such initial public offering Cash proceeds and (y) any remaining Cash proceeds after taking into account amounts paid to redeem the Senior Subordinated Notes).
     (d) Issuance of Debt. No later than the first Business Day following the date of receipt by Holdings or any of its Subsidiaries of any Cash proceeds from the incurrence of any Indebtedness of Holdings or any of its Subsidiaries (other than with respect to any Indebtedness permitted to be incurred pursuant to Section 6.1, but expressly including the proceeds of any sale and leaseback pursuant to Section 6.11), the Company shall prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to 100% of such proceeds, net of underwriting discounts and commissions and other reasonable costs and expenses associated therewith, payable to a Person that is not Holdings or its Subsidiaries, including reasonable legal fees and expenses.
     (e) Consolidated Excess Cash Flow. In the event that there shall be Consolidated Excess Cash Flow for any Fiscal Year (commencing with Fiscal Year 2007), the Company shall, no later than one hundred-twenty (120) days after the end of such Fiscal Year, prepay the Term Loans as set forth in Section 2.16(b) in an aggregate amount equal to 50.0% of such Consolidated Excess Cash Flow; provided, during (x) any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio) shall be 4.00:1.00 or less but greater than 3.00:1.00, the Company shall only be required to make the prepayments and/or reductions otherwise required hereby in an amount equal to 25.0% of such Consolidated Excess Cash Flow and (y) any period in which the Leverage Ratio (determined for any such period by reference to the most recent Compliance Certificate delivered pursuant to Section 5.1(d) calculating the Leverage Ratio) shall be 3.00:1.00 or less, no Consolidated Excess Cash Flow prepayment shall be required. In computing amounts owing under this clause (e), credit shall be given for any voluntary prepayments of the Loans (excluding repayments of Revolving Loans or Swingline Loans except to the extent the Revolving Commitments are permanently reduced in connection with such repayments). Notwithstanding anything to the contrary in this Section 2.15(e), to the extent that any prepayment required by this Section 2.15(e) would result in the Company and its Subsidiaries having Cash and Cash Equivalents of less than $12,500,000 immediately after giving effect to such prepayment the amount of such prepayment required hereby shall be reduced by an amount such that after giving effect to such prepayment Company and its Subsidiaries shall have Cash and Cash Equivalents equal to $12,500,000 (the “Minimum Liquidity Exclusion”).
     (f) Revolving Loans and Swingline Loans. (i) The Company shall from time to time prepay first, the U.S. Swingline Loans, and second, the U.S. Revolving Loans to the extent necessary so that the Total Utilization of U.S. Revolving Commitments shall not at any time exceed the U.S. Revolving Commitments then in effect and (ii) the Canadian Borrowers shall from time to time prepay first, the Canadian Swingline Loans, and second, the Canadian Revolving Loans to the extent necessary so that the Total Utilization of Canadian Revolving Commitments shall not at any time exceed the Canadian Revolving Commitments then in effect.
     (g) Prepayment Certificate. Concurrently with any prepayment of the Term Loans pursuant to Sections 2.15(a) through 2.15(e), the Company shall deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the calculation of the amount of the applicable net proceeds or Consolidated Excess Cash Flow, as the case may be. In the event that the Company shall subsequently determine that the actual amount received exceeded the amount set forth in such certificate, the Company shall promptly make an additional prepayment of the Loans and/or the Revolving Commitments shall be permanently reduced in an amount equal to such excess, and the Company shall concurrently therewith deliver to Administrative Agent a certificate of an Authorized Officer demonstrating the derivation of such excess.
     (h) Subordinated Indebtedness. In the event that the Company shall otherwise be required to make any mandatory prepayment of Indebtedness under the Senior Subordinated Notes (other than Refinancing Notes), any Refinancing Notes or the Additional Senior Subordinated Notes, the Company shall prepay the Loans and reduce the Commitments in accordance with Section 2.16 in an aggregate amount equal to the amount of such mandatory prepayment.
     Section 2.16 Application of Prepayments/Reductions.
     (a) Application of Voluntary Prepayments by Type of Loans. Any prepayment of any Loan pursuant to Section 2.14(a) shall be applied as specified by the Company in the applicable notice of prepayment.
     (b) Application of Mandatory Prepayments by Type of Loans. Any amount required to be paid pursuant to Sections 2.15(a) through 2.15(e) and 2.15(h) shall be applied to prepay scheduled Installments of the Term Loan due within the next four quarters and then on a pro rata basis (in accordance with the respective outstanding principal amounts thereof) and shall be further applied on a pro rata basis to the remaining scheduled Installments of the applicable Term Loans.
     (c) Application of Prepayments of Loans to Base Rate Loans and Eurodollar Rate Loans. Considering each Class of Loans being prepaid separately, any prepayment thereof shall be applied first to Base Rate Loans to the full extent thereof before application to Eurodollar Rate Loans, in each case in a manner which minimizes the amount of any payments required to be made by the Company pursuant to Section 2.19(c).
     (d) Application of Prepayments upon Exercise of Remedies. Notwithstanding the foregoing, so long as an Event of Default exists and is continuing, any amount required to be paid pursuant to Section 2.15(a) through Section 2.15(e) and 2.15(h) shall be applied as set forth in Section 8.3.
     (e) Hedge Obligations Unaffected. Any repayment or prepayment made pursuant to this Section shall not affect the Company’s obligation to continue to make payments under any Secured Hedge Agreement, which shall remain in full force and effect notwithstanding such repayment or prepayment, subject to the terms of such Secured Hedge Agreement.
     Section 2.17 General Provisions Regarding Payments.
     (a) All payments of principal, interest, fees and other Obligations (i) denominated in U.S. Dollars shall be made in U.S. Dollars and (ii) denominated in Canadian Dollars shall be made in Canadian Dollars, in each case, in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent or Canadian Agent, as applicable, not later than 12:00 p.m. (New York City or Toronto time, as applicable) on the date due at Administrative Agent’s Principal Office or Canadian Agent’s Principal Office, as applicable, for the account of U.S. Lenders and Canadian Lenders, as applicable; for purposes of computing interest and fees, funds received by Administrative Agent or Canadian Agent after that time on such due date shall be deemed to have been paid on the next succeeding Business Day.
     (b) All payments in respect of the principal amount of any Loan (other than voluntary prepayments of Base Rate Loans) shall be accompanied by payment of accrued interest on the principal amount being repaid or prepaid.
     (c) Administrative Agent shall promptly distribute to each U.S. Lender at such address as such U.S. Lender shall indicate in writing, such U.S. Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest with respect to U.S. Loans due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent and Canadian Agent shall promptly distribute to each Canadian Lender at such address as such Canadian Lender shall indicate in writing, such Canadian Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest with respect to Canadian Loans due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Canadian Agent.

     (d) Notwithstanding the foregoing provisions hereof, if any Conversion/Continuation Notice is withdrawn as to any Affected Lender or if any Affected Lender makes Base Rate Loans in lieu of its Pro Rata Share of any Eurodollar Rate Loans, Administrative Agent shall give effect thereto in apportioning payments received thereafter.
     (e) Subject to the provisos set forth in the definition of “Interest Period”, whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest hereunder or of the Revolving Commitment fees and any Letter of Credit fees hereunder.
     (f) The Company and the Canadian Borrowers hereby authorize Administrative Agent and Canadian Agent to charge the Company’s and Canadian Borrowers’ accounts with Administrative Agent or Canadian Agent in order to cause timely payment to be made to Administrative Agent or Canadian Agent of all principal, Letter of Credit reimbursements, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).
     (g) Administrative Agent shall deem any payment by or on behalf of the Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) and Canadian Agent shall deem any payment by or on behalf of the Canadian Borrowers hereunder that is not made in same day funds prior to 12:00 p.m. (Toronto time) to be a non-conforming payments. Any such payments shall not be deemed to have been received by Administrative Agent or Canadian Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day. Administrative Agent and/or Canadian Agent shall give prompt telephonic notice to the Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.11 from the date such amount was due and payable until the date such amount is paid in full.
     (h) If an Event of Default shall have occurred and not otherwise been waived, and the maturity of the Obligations shall have been accelerated pursuant to Section 8.1, all payments or proceeds received by Agents hereunder in respect of any of the Obligations, shall be applied in accordance with the application arrangements described in Section 8.3.
     Section 2.18 Ratable Sharing.
     Lenders hereby agree among themselves that, except as otherwise provided in Section 8.3 with respect to amounts realized from the exercise of rights with respect to Liens on the Collateral, if any of them shall, whether by voluntary payment (other than a voluntary prepayment of Loans made and applied in accordance with the terms hereof), through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Credit Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of the aggregate amount of principal, interest, amounts payable in respect of Letters of Credit, fees and other amounts then due and owing to such Lender hereunder or under the other Credit Documents (collectively, the “Aggregate Amounts Due” to such Lender) which is greater than the proportion received by any other Lender in respect of the Aggregate Amounts Due to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Aggregate Amounts Due to the other Lenders so that all such recoveries of Aggregate Amounts Due shall be shared by all Lenders in proportion to the Aggregate Amounts Due to them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of the Company or any Borrower or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest; provided, further, that, notwithstanding the foregoing, no Canadian Lender shall be required to apply such payments to U.S. Obligations and no U.S. Lender shall be required to apply such payments to Canadian Obligations. Each of the Borrowers expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by the any Borrower to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder directly by such Borrower.
     Section 2.19 Making or Maintaining Eurodollar Rate Loans.
     (a) Inability to Determine Applicable Interest Rate. In the event that Administrative Agent or Canadian Agent, as applicable, shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any Eurodollar Rate Loans, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Loans on the basis provided for in the definition of Adjusted Eurodollar Rate, Administrative Agent shall on such date give notice (by facsimile or by telephone confirmed in writing) to the Company and each Lender of such determination, whereupon (i) no Loans may be made as, or converted to, Eurodollar Rate Loans until such time as Administrative Agent notifies the Company and/or Canadian Borrowers and Lenders that the circumstances giving rise to such notice no longer exist, and (ii) any Funding Notice or Conversion/Continuation Notice given by the Company and/or Canadian Borrowers with respect to the Loans in respect of which such determination was made shall be deemed to be rescinded by the Company and/or Canadian Borrowers.
     (b) Illegality or Impracticability of Eurodollar Rate Loans. In the event that on any date any Lender shall have determined (which determination shall be final and conclusive and binding upon all parties hereto but shall be made only after consultation with the Company and/or Canadian Borrowers and Administrative Agent or Canadian Agent, as applicable) that the making, maintaining or continuation of its Eurodollar Rate Loans (i) has become unlawful as a result of compliance by such Lender in good faith with any law, treaty, governmental rule, regulation, guideline, decree or order (or would conflict with any such treaty, governmental rule, regulation, guideline, decree or order not having the force of law even though the failure to comply therewith would not be unlawful), or (ii) has become impracticable, as a result of contingencies occurring after the date hereof which materially and adversely affect the London interbank market or the position of such Lender in that market, then, and in any such event, such Lender shall be an “Affected Lender” and it shall on that day give notice (by facsimile or by telephone confirmed in writing) to the Company and/or Canadian Borrowers and Administrative Agent of such determination (which notice Administrative Agent shall promptly transmit to each other Lender). Thereafter (1) the obligation of the Affected Lender to make Loans as, or to convert Loans to, Eurodollar Rate Loans shall be suspended until such notice shall be withdrawn by the Affected Lender, (2) to the extent such determination by the Affected Lender relates to a Eurodollar Rate Loan then being requested by the Company and/or Canadian Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Affected Lender shall make such Loan as (or continue such Loan as or convert such Loan to, as the case may be) (x) a Base Rate Loan denominated in U.S. Dollars in the case of Loans to the Company and (y) U.S. Dollar Canadian Base Rate Loans in the case of Loans to any Canadian Borrower, (3) the Affected Lender’s obligation to maintain its outstanding Eurodollar Rate Loans (the “Affected Loans”) shall be terminated at the earlier to occur of the expiration of the Interest Period then in effect with respect to the Affected Loans or when required by law, and (4) the Affected Loans shall automatically convert into (x) Base Rate Loans denominated in U.S. Dollars in the case of Loans to the Company and (y) U.S. Dollar Canadian Base Rate Loans in the case of Loans to any Canadian Borrower, on the date of such termination. Notwithstanding the foregoing, to the extent a determination by an Affected Lender as described above relates to a Eurodollar Rate Loan then being requested by the Company and/or Canadian Borrowers pursuant to a Funding Notice or a Conversion/Continuation Notice, the Company and/or Canadian Borrowers shall have the option, subject to the provisions of Section 2.19(c), to rescind such Funding Notice or Conversion/Continuation Notice as to all Lenders by giving notice (by facsimile or by telephone confirmed in writing) to Administrative Agent of such rescission on the date on which the Affected Lender gives notice of its determination as described above (which notice of rescission Administrative Agent shall promptly transmit to each other Lender). Except as provided in the immediately preceding sentence, nothing in this Section 2.19(b) shall affect the obligation of any Lender other than an Affected Lender to make or maintain Loans as, or to convert Loans to, Eurodollar Rate Loans in accordance with the terms hereof.
     (c) Compensation for Breakage or Non-Commencement of Interest Periods. The Company shall compensate each U.S. Lender and the Canadian Borrowers shall compensate each Canadian Lender, upon written request by such Lender (which request shall set forth the basis for requesting such amounts), for all reasonable losses, expenses and liabilities (including any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurodollar Rate Loans and any loss, expense or liability sustained by such Lender in connection with the liquidation or re-employment of such funds but excluding loss of anticipated profits including, without limitation, the Applicable Margin) which such Lender may sustain: (i) if for any reason (other than a default by such Lender) a borrowing of any Eurodollar Rate Loan does not occur on a date specified therefor in a Funding Notice or a telephonic request for borrowing, or a conversion to or continuation of any Eurodollar Rate Loan does not occur on a date specified therefor in a Conversion/Continuation Notice or a telephonic request for conversion or continuation; (ii) if any prepayment or other principal payment of, or any conversion of, any of its Eurodollar Rate Loans occurs on a date prior to the last day of an Interest Period applicable to that Loan; or (iii) if any prepayment of any of its Eurodollar Rate Loans is not made on any date specified in a notice of prepayment given by the Company.
     (d) Booking of Eurodollar Rate Loans. Any Lender may make, carry or transfer Eurodollar Rate Loans at, to, or for the account of any of its branch offices or the office of an Affiliate of such Lender except that Eurodollar Rate Loans to a Canadian Borrower may only be booked at its office in Canada.
     (e) Assumptions Concerning Funding of Eurodollar Rate Loans. Calculation of all amounts payable to a Lender under this Section 2.19 and under Section 2.20 shall be made as though such Lender had actually funded each of its relevant Eurodollar Rate Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to clause (i) of the definition of Adjusted Eurodollar Rate in an amount equal to the amount of such Eurodollar Rate Loan and having a maturity comparable to the relevant Interest Period and through the transfer of such Eurodollar deposit from an offshore office of such Lender to a domestic office of such Lender in the United States of America; provided, however, each Lender may fund each of its Eurodollar Rate Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 2.19 and under Section 2.20.
     Section 2.20 Increased Costs; Capital Adequacy.
     (a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.21 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(a)) shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation, decree or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation, decree or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Credit Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender (other than any such reserve or other requirements with respect to Eurodollar Rate Loans that are reflected in the definition of Adjusted Eurodollar Rate); or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, (i) the Company shall promptly pay to such U.S. Lender and (ii) the Canadian Borrowers shall pay to such Canadian Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to completely compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to the Company (with a copy to Administrative Agent or Canadian Agent, as applicable) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.20(a), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Failure or delay on the part of any Lender or the Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or the Issuing Bank’s right to demand such compensation; provided that the Company and/or the Canadian Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company and/or the Borrower of the change giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     (b) Capital Adequacy Adjustment. In the event that any Lender (which term shall include Issuing Bank for purposes of this Section 2.20(b)) shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Revolving Commitments or Letters of Credit, or participations therein or other obligations hereunder with respect to the Loans or the Letters of Credit to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five (5) Business Days after receipt by the Company from such Lender of the statement referred to in the next sentence, the Company shall pay to such U.S. Lender and/or the Canadian Borrowers shall pay to such Canadian Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to the Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.20(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error. Notwithstanding the foregoing, the Company and/or the Canadian Borrowers shall not be required to compensate a Lender or the Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender or the Issuing Bank, as the case may be, notifies the Company of the change giving rise to such increased costs or reductions and of such Lender’s or the Issuing Bank’s intention to claim compensation therefor (except that, if the change giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).
     Section 2.21 Taxes; Withholding, etc.
     (a) Payments to Be Free and Clear. Subject to Sections 2.21(b), (c) and (d), all sums payable by any Credit Party hereunder and under the other Credit Documents shall (except to the extent required by law) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.
     (b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to any Agent or any Lender (which term shall include Issuing Bank for purposes of this Section 2.21(b)) under any of the Credit Documents: (i) such Credit Party shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as such Credit Party becomes aware of it; (ii) such Credit Party shall deduct, withhold and pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and if permitted by applicable law, in the name of Administrative Agent or such Lender; (iii) (except in the case of Taxes on the overall net income of any Lender) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, such Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, such Credit Party shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each

Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender, and further provided that no such additional amounts shall be paid to a Lender in respect of a Tax imposed pursuant to Part XIII of the Income Tax Act (Canada), or any successor provision thereto, if such Tax arises by virtue of the holder ceasing to qualify as a Canadian Lender. The Credit Parties, jointly and severally agree to indemnify and hold harmless each Lender and Agent and reimburse such Lenders and Agents upon its written request for the amount of any Taxes so levied or imposed and paid by any Lender or Agent other than Taxes in respect of which no additional amounts are required to be paid hereunder.
     (c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) shall, upon the request of the Company or the Administrative Agent, deliver to the Administrative Agent for delivery to the Company two original copies of Internal Revenue Service Form W-9, properly completed and duly executed by such Lender. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to the Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of the Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Credit Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate Re: Non-Bank Status together with two original copies of Internal Revenue Service Form W-8BEN (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Credit Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.21(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to the Company two new original copies of Internal Revenue Service Form W-9, W-8BEN or W-8ECI, or a Certificate Re: Non-Bank Status and two original copies of Internal Revenue Service

Form W-8BEN (or any successor form), as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by the Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Credit Documents, or notify Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence. The Company shall not be required to pay any additional amount to any Lender under Section 2.21(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the third sentence of this Section 2.21(c), or (2) to notify Administrative Agent and the Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first or second sentence of this Section 2.21(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.21(c) shall relieve the Company of its obligation to pay any additional amounts pursuant this Section 2.21 in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation, decree or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.
     (d) Each Non-US Lender, to the extent it does not act or ceases to act for its own account with respect to any portion of any sums paid or payable to such Lender under any of the Credit Documents (for example, in the case of a typical participation by such Lender), shall deliver to Administrative Agent on the date when such Non-US Lender ceases to act for its own account with respect to any portion of any such sums paid or payable, and at such other times as may be necessary in the determination of Administrative Agent (in the reasonable exercise of its discretion), (A) two duly signed completed copies of the forms or statements required to be provided by such Lender as set forth above, to establish the portion of any such sums paid or payable with respect to which such Lender acts for its own account that is not subject to U.S. withholding tax and (B) two duly signed completed originals of Internal Revenue Service Form W-8IMY (or any successor thereto), together with any other certificate or statement of exemption required under the Internal Revenue Code, to establish that such Lender is not acting for its own account with respect to the relevant portion of any such sums payable to such Lender.
     (e) Each Lender entering into this Agreement as a Canadian Lender represents and warrants to the Canadian Borrowers that on the Closing Date it qualifies as a Canadian Lender. Upon the written request of the Company (on behalf of the Canadian Borrowers) acting reasonably each such Lender shall deliver to the Company (on behalf of the Canadian Borrowers) such certificates, documents or other evidence as may be required from time to time, properly completed and duly executed by such Lender, to confirm the continuing accuracy of the foregoing representation, and in any event shall promptly notify the Company (on behalf of the Canadian Borrowers) of any change in circumstances which would result in the above representation and warranty no longer continuing to be true and accurate. The obligations of a Lender that are contained in this Section 2.21(e) shall apply to an assignee of such Lender except with respect to any assignment made in accordance with Section 10.6(c)(ii).

     (f) The agreements in this Section 2.21 shall survive the termination of this Agreement and any payment of the Obligations.
     Section 2.22 Obligation to Mitigate.
     Each Lender (which term shall include Issuing Bank for purposes of this Section 2.22) agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans or Letters of Credit, as the case may be, becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become an Affected Lender or that would entitle such Lender to receive payments under Section 2.19, 2.20 or 2.21, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, issue, fund or maintain its Credit Extensions, including any Affected Loans, through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause such Lender to be an Affected Lender would cease to exist or the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.19, 2.20 or 2.21 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Revolving Commitments, Loans or Letters of Credit through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Revolving Commitments, Loans or Letters of Credit or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.22 unless the Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (i) above. A certificate as to the amount of any such expenses payable by the Company pursuant to this Section 2.22 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to the Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.
     Section 2.23 Defaulting Lenders.
     Anything contained herein to the contrary notwithstanding, in the event that any Lender defaults (a “Defaulting Lender”) in its obligation to fund (a “Funding Default”) any Revolving Loan or its portion of any unreimbursed payment under Section 2.4(a)(ii)(E), 2.4(b)(ii)(E) or 2.5(e) (in each case, a “Defaulted Loan”), then (a) during any Default Period with respect to such Defaulting Lender, such Defaulting Lender shall be deemed not to be a “Lender” for purposes of voting on any matters (including the granting of any consents or waivers) with respect to any of the Credit Documents; (b) to the extent permitted by applicable law, until such time as the Default Excess with respect to such Defaulting Lender shall have been reduced to zero, (i) any voluntary prepayment of the Revolving Loans shall, if the Company so directs at the time of making such voluntary prepayment, be applied to the Revolving Loans of other Lenders as if such Defaulting Lender had no Revolving Loans outstanding and the Revolving Exposure of such Defaulting Lender were zero, and (ii) any mandatory prepayment of the Revolving Loans shall, if the Company so directs at the time of making such mandatory prepayment, be applied to the Revolving Loans of other Lenders (but not to the Revolving Loans of such Defaulting Lender) as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender, it being understood and agreed that the Company shall be entitled to retain any portion of any mandatory prepayment of the Revolving Loans that is not paid to such Defaulting Lender solely as a result of the operation of the provisions of this clause (b); (c) such Defaulting Lender’s Revolving Commitment and outstanding Revolving Loans and such Defaulting Lender’s Pro Rata Share of the Letter of Credit Usage shall be excluded for purposes of calculating the Revolving Commitment fee payable to Lenders pursuant to Section 2.12 in respect of any day during any Default Period with respect to such Defaulting Lender, and such Defaulting Lender shall not be entitled to receive any Revolving Commitment fee pursuant to Section 2.12 with respect to such Defaulting Lender’s Revolving Commitment in respect of any Default Period with respect to such Defaulting Lender; and (d) the Total Utilization of U.S. Revolving Commitments as at any date of determination shall be calculated as if such Defaulting Lender had funded all Defaulted Loans of such Defaulting Lender. No Revolving Commitment of any Lender shall be increased or otherwise affected, and, except as otherwise expressly provided in this Section 2.23, performance by the Company of its obligations hereunder and the other Credit Documents shall not be excused or otherwise modified as a result of any Funding Default or the operation of this Section 2.23. The rights and remedies against a Defaulting Lender under this Section 2.23 are in addition to other rights and remedies which the Company may have against such Defaulting Lender with respect to any Funding Default and which Administrative Agent or any Lender may have against such Defaulting Lender with respect to any Funding Default.
     Section 2.24 Removal or Replacement of a Lender.
     Anything contained herein to the contrary notwithstanding, in the event that: (a) (i) any Lender (an “Increased-Cost Lender”) shall give notice to the Company that such Lender is an Affected Lender or that such Lender is entitled to receive payments under Section 2.19, 2.20 or 2.21, (ii) the circumstances which have caused such Lender to be an Affected Lender or which entitle such Lender to receive such payments shall remain in effect, and (iii) such Lender shall fail to withdraw such notice within five Business Days after the Company’s request for such withdrawal; or (b) (i) any Lender shall become a Defaulting Lender, (ii) the Default Period for such Defaulting Lender shall remain in effect, and (iii) such Defaulting Lender shall fail to cure the default as a result of which it has become a Defaulting Lender within five Business Days after the Company’s request that it cure such default; or (c) in connection with any proposed amendment, modification, termination, waiver or consent with respect to any of the provisions hereof as contemplated by Section 10.5(b), the consent of Requisite Lenders shall have been obtained but the consent of one or more of such other Lenders (each a “Non-Consenting Lender”) whose consent is required shall not have been obtained; then, with respect to each such Increased-Cost Lender, Defaulting Lender or Non-Consenting Lender (the “Terminated Lender”), the Company may, by giving written notice to Administrative Agent and any Terminated Lender of its election to do so, elect to cause such Terminated Lender (and such Terminated Lender hereby irrevocably agrees) to assign its outstanding Loans and its Revolving Commitments, if any, in full to one or more Eligible Assignees (each a “Replacement Lender”) in accordance with the provisions of Section 10.6; provided, (1) on the date of such assignment, the Replacement Lender shall pay to Terminated Lender an amount equal to the sum of (A) an amount equal to the principal of, and all accrued interest on, all outstanding Loans of the Terminated Lender, (B) an amount equal to all unreimbursed drawings that have been funded by such Terminated Lender, together with all then unpaid interest with respect thereto at such time and (C) an amount equal to all accrued, but theretofore unpaid fees owing to such Terminated

Lender pursuant to Section 2.12; (2) on the date of such assignment, the Company shall pay any amounts payable to such Terminated Lender pursuant to Section 2.19(c), 2.20 or 2.21; or otherwise as if it were a prepayment and (3) in the event such Terminated Lender is a Non-Consenting Lender, each Replacement Lender shall consent, at the time of such assignment, to each matter in respect of which such Terminated Lender was a Non-Consenting Lender; provided, the Company may not make such election with respect to any Terminated Lender that is also an Issuing Bank unless, prior to the effectiveness of such election, the Company shall have caused each outstanding Letter of Credit issued thereby to be cancelled. Upon the prepayment of all amounts owing to any Terminated Lender and the termination of such Terminated Lender’s Revolving Commitments, if any, such Terminated Lender shall no longer constitute a “Lender” for purposes hereof; provided, any rights of such Terminated Lender to indemnification hereunder shall survive as to such Terminated Lender.
     Section 2.25 Incremental Facilities.
     The Company may by written notice to Administrative Agent elect to request the establishment of new revolving and/or one or more new term loan commitments (the “New Loan Commitments”), by an amount not in excess of $100,000,000 in the aggregate and not less than $10,000,000 individually (or such lesser amount which shall be approved by Administrative Agent), and integral multiples of $1,000,000 in excess of that amount. Each such notice shall specify (A) the date (each, an “Increased Amount Date”) on which the Company proposes that the New Loan Commitments shall be effective, which shall be a date not less than 10 Business Days after the date on which such notice is delivered to Administrative Agent and (B) the identity of each Lender or other Person that is an Eligible Assignee (each, a “New Loan Lender”) to whom the Company proposes any portion of such New Loan Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Loan Commitments may elect or decline, in its sole discretion, to provide a New Loan Commitment. Such New Loan Commitments shall become effective, as of such Increased Amount Date; provided that (1) no Default or Event of Default shall exist on such Increased Amount Date before or after giving effect to such New Loan Commitments; (2) both before and after giving effect to the making of any Series of New Loans, each of the conditions set forth in Section 3.2 shall be satisfied; (3) the Company and its Subsidiaries shall be in pro forma compliance with each of the covenants set forth in Section 6.8 as of the last day of the most recently ended Fiscal Quarter after giving effect to such New Loan Commitments; (4) the Company shall make any payments in respect of breakage or non-commencement of an Interest Period required pursuant to Section 2.19(c) in connection with the New Loan Commitments; and (5) the Company shall deliver or cause to be delivered any legal opinions or other documents reasonably requested by Administrative Agent in connection with any such transaction;.
     Any New Loans made on an Increased Amount Date shall be designated, a separate series (a “Series”) of New Loans for all purposes of this Agreement. With respect to any new term loan, on any Increased Amount Date on which any New Loan Commitments of any Series are effective, subject to the satisfaction of the foregoing terms and conditions, (i) each New Loan Lender of any Series shall make a Loan to the Company (a “New Loan”) in an amount equal to its New Loan Commitment of such Series, and (ii) each New Loan Lender of any Series shall become a Lender hereunder with respect to the New Loan Commitment of such Series and the New Loans of such Series made pursuant thereto.
     Administrative Agent shall notify Lenders promptly upon receipt of the Company’s notice of each Increased Amount Date and in respect thereof the Series of New Loan Commitments and the New Loan Lenders of such Series.
     The terms and provisions of the New Loans and New Loan Commitments of any Series shall be, except as otherwise set forth herein, identical to the Tranche B Term Loans. In any event (i) the weighted average life to maturity of all New Loans of any Series shall be no shorter than the weighted average life to maturity of the Tranche B Terms Loans, (ii) the applicable New Loan Maturity Date of each Series shall be no shorter than the final maturity of the Revolving Loans and the Tranche B Term Loans and (iii) the rate of interest applicable to the New Loans of each Series shall be determined by the Company and the applicable new Lenders.
     Section 2.26 Relationship between the Agents.
     The Canadian Agent shall promptly inform the Administrative Agent and the Administrative Agent shall promptly inform the Canadian Agent, by facsimile, of the funding of any Revolving Loan or Swingline Loan and the terms thereof.
     Section 2.27 Joint and Several Liability of the Canadian Borrowers.
     (a) Each of the Canadian Borrowers is accepting joint and several liability hereunder in consideration of the financial accommodation to be provided by the Canadian Lenders under this Agreement, for the mutual benefit, directly and indirectly, of each of the Canadian Borrowers and in consideration of the undertakings of each of the Canadian Borrowers to accept joint and several liability for the obligations of each of them.
     (b) Each of the Canadian Borrowers jointly and severally hereby irrevocably and unconditionally accepts, not merely as a surety but also as a co-debtor, joint and several liability with the other Canadian Borrowers with respect to the payment and performance of all of the Canadian Obligations arising under this Agreement and the other Credit Documents, it being the intention of the parties hereto that all of the Canadian Borrowers’ Canadian Obligations shall be the joint and several obligations of each of the Canadian Borrowers without preferences or distinction between them.
     (c) If and to the extent that any of the Canadian Borrowers shall fail to make any payment with respect to any of the obligations hereunder as and when due or to perform any of such obligations in accordance with the terms thereof, then in each such event, the other Canadian Borrowers will jointly and severally make such payment with respect to, or perform, such obligation.
     (d) The obligations of each Canadian Borrower under the provisions of this Section 2.27 constitute full recourse obligations of such Canadian Borrower, enforceable against it to the full extent of its properties and assets;

     (e) The provisions of this Section 2.27 are made for the benefit of Canadian Agent, the Canadian Lenders and their successors and assigns, and may be enforced by them from time to time against any of the Canadian Borrowers as often as occasion therefor may arise and without requirement on the part of the Canadian Lenders first to marshall any of its claims or to exercise any of its rights against any other Canadian Borrower or to exhaust any remedies available to it against any other Canadian Borrower or to resort to any other source or means of obtaining payment of any of the Canadian Borrowers’ Canadian Obligations hereunder or to elect any other remedy. The provisions of this Section 2.27 shall remain in effect until all the Canadian Borrowers’ Canadian Obligations hereunder shall have been paid in full or otherwise fully satisfied, all of the Commitments and Credit Documents shall have been terminated. If at any time, any payment, or any part thereof, made in respect of any of the Canadian Borrowers’ Canadian Obligations, is rescinded or must otherwise be restored or returned by the Canadian Lenders upon the insolvency, bankruptcy, restructuring or reorganization of any of the Borrowers, or otherwise, the provisions of this Section 2.27 will forthwith be reinstated and in effect as though such payment had not been made.
     (f) Notwithstanding any provision to the contrary contained herein or in any of the other Credit Documents, to the extent the obligations of any Canadian Borrower shall be adjudicated to be invalid, illegal or unenforceable for any reason (including, without limitation, because of any applicable state, provincial, territorial or federal law relating to fraudulent conveyances or transfers) then the obligations of such Canadian Borrower hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state, provincial or territorial and including, without limitation, the Bankruptcy Code).
     (g) Without in any way limiting the provisions of this Section 2.27, for record-keeping purposes only, the Canadian Borrowers may allocate between themselves the individual Canadian Revolving Loans made hereunder.
SECTION 3
CONDITIONS PRECEDENT
     Section 3.1 Closing Date.
     The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:
     (a) Credit Documents. Administrative Agent shall have received sufficient copies of each Credit Document originally executed and delivered by each applicable Credit Party for each Lender.
     (b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) sufficient copies of each Organizational Document executed and delivered by each

Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official, for each Lender, each dated the Closing Date or a recent date prior thereto; (ii) signature and incumbency certificates of the officers of such Person executing the Credit Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Credit Documents and the Related Agreements to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction listed on Schedule 4.1 in which it is qualified as a foreign corporation or other entity to do business, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.
     (c) Organizational and Capital Structure. The organizational structure and capital structure of Parent and its Subsidiaries, both before and after giving effect to Transactions, shall be as set forth on Schedule 4.1.
     (d) Capitalization of Holdings and the Company. Simultaneously with the first borrowings hereunder, Equity Investors shall have made the contribution of the Sponsor Equity and the Company shall have received the proceeds thereof and the proceeds of the Loans made hereunder on the Closing Date shall be sufficient (with the use of up to $25,000,000 of Revolving Loans) to consummate the Easton Acquisition, the refinancing of the Existing Indebtedness, and the transactions contemplated in connection therewith and pay all Transaction Costs.
     (e) Consummation of Transactions.
     (i) All conditions set forth in the Easton Acquisition Documents shall have been satisfied or the fulfillment of any such conditions shall have been waived with the consent of Administrative Agent, to the extent such waiver is adverse to the Lenders in any material respect (which consent shall not be unreasonably withheld), (2) the Transactions shall have become effective in accordance in all material respects with the terms of the Related Agreements and (3) after giving effect to the Transaction, no default or event of default shall exist under any of the documents related thereto or the Existing Capital Leases.
     (ii) Administrative Agent shall have received a fully executed or conformed copy of each Related Agreement and any documents executed in connection therewith. Each Related Agreement shall be in full force and effect and no provision thereof shall have been modified or waived in any respect to the extent such modification or waiver is adverse to the Lenders in any material respect without the consent of Administrative Agent (which consent shall not be unreasonably withheld).
     (iii) Since the date of execution thereof, there shall have been no amendment, restatement, or other modification or waiver of the terms and conditions of the Easton

Acquisition Agreement which, in the reasonable opinion of the Administrative Agent, is in any manner adverse to the Lenders without the prior written consent of the Administrative Agent (which consent shall not be unreasonably withheld).
     (f) Existing Indebtedness. On the Closing Date, Holdings and its Subsidiaries shall have (i) repaid in full all outstanding Existing Indebtedness, (ii) terminated any commitments to lend or make other extensions of credit thereunder, (iii) delivered to Administrative Agent all documents or instruments reasonably necessary to release all Liens securing Existing Indebtedness or other obligations of Holdings and its Subsidiaries thereunder being repaid on the Closing Date, and (iv) made arrangements reasonably satisfactory to Administrative Agent with respect to the cancellation of any letters of credit outstanding thereunder or the issuance of Letters of Credit to support the obligations of Holdings and its Subsidiaries with respect thereto.
     (g) Transaction Costs. On or prior to the Closing Date, the Company shall have delivered to Administrative Agent the Company’s reasonable best estimate of the Transaction Costs (other than fees payable to any Agent).
     (h) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all material consents of other Persons, in each case required to be obtained under the Easton Acquisition Agreement. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Credit Documents or the Related Agreements or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.
     (i) Real Estate Assets. In order to create in favor of Collateral Agent or Canadian Agent, as applicable, for the benefit of the U.S. Secured Parties or the Canadian Secured Parties, as applicable, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in certain Real Estate Assets, Collateral Agent or Canadian Agent, as applicable, shall have received from the U.S. Credit Parties or the Canadian Credit Parties, as applicable:
     (i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering each Real Estate Asset listed in Schedule 3.1(i) (each, a “Closing Date Mortgaged Property”);
     (ii) an opinion of counsel (which counsel shall be reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable) in each jurisdiction in which a Closing Date Mortgaged Property is located addressed to the Agents and the Lenders and dated as of the Closing Date with respect to the enforceability of the form(s) of Mortgages to be recorded in such jurisdiction and such other matters as Collateral Agent or Canadian Agent, as applicable, may reasonably request, in each case in form and substance reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable;

     (iii) (A) ALTA mortgagee title insurance policies or unconditional commitments therefor issued by one or more title companies reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable, with respect to each Closing Date Mortgaged Property (each, a “Title Policy”), in amounts not less than the fair market value of each Closing Date Mortgaged Property, together with a title report issued by a title company with respect thereto, dated not more than thirty days prior to the Closing Date and copies of all recorded documents listed as exceptions to title or otherwise referred to therein, each in form and substance reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable, and (B) evidence reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable, that such Credit Party has paid to the title company or to the appropriate governmental authorities all expenses and premiums of the title company and all other sums required in connection with the issuance of each Title Policy and all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for each Closing Date Mortgaged Property in the appropriate real estate records;
     (iv) evidence of flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System, in form and substance reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable; and
     (v) existing ALTA surveys on all Closing Date Mortgaged Properties.
     (j) Personal Property Collateral. Except as otherwise provided in Section 5.14, in order to create in favor of Collateral Agent or Canadian Agent, as applicable, for the benefit of the U.S. Secured Parties or the Canadian Secured Parties, as applicable, a valid, perfected First Priority security interest in the personal property Collateral, Collateral Agent or Canadian Agent, as applicable, shall have received:
     (i) evidence reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable, of the compliance by each Credit Party with their obligations under the Collateral Documents to which such Credit Party is a party (including, without limitation, their obligations to execute and deliver UCC and PPSA financing statements, originals of securities, instruments and chattel paper and any agreements perfecting the security interest in the deposit and/or securities accounts as provided therein);
     (ii) A completed Collateral Questionnaire dated the Closing Date and executed by an Authorized Officer of each Credit Party, together with all attachments contemplated thereby, including (A) the results of a recent search, by a Person satisfactory to Collateral Agent or Canadian Agent, as applicable, of all effective UCC and PPSA financing statements (or equivalent filings) made with respect to any personal or mixed property of any Credit Party in the jurisdictions specified in the Collateral Questionnaire, together with copies of all such filings disclosed by such search, and (B) UCC and PPSA amendment financing statements (or similar documents) duly authorized for filing by all applicable Persons for filing in all applicable jurisdictions as may be necessary to terminate any effective UCC and PPSA financing statements (or equivalent filings) disclosed in such search (other than any such financing statements in respect of Permitted Liens);
     (iii) opinions of counsel (which counsel shall be reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable) with respect to the creation and perfection of the security interests in favor of Collateral Agent or Canadian Agent, as applicable, in such Collateral and such other matters governed by the laws of each jurisdiction in which any Credit Party or any personal property Collateral is located addressed to the U.S. Secured Parties or the Canadian Secured Parties, as applicable, and dated as of the Closing Date (for the purposes of the UCC and PPSA) and the laws of other applicable jurisdictions, in each case as Collateral Agent or Canadian Agent, as applicable, may reasonably request, in form and substance reasonably satisfactory to Collateral Agent or Canadian Agent, as applicable; and
     (iv) evidence that each Credit Party (A) shall have taken or caused to be taken any other action and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Collateral Agent or Canadian Agent, as applicable (including, without limitation, executed and delivered intercompany notes evidencing Indebtedness permitted to be incurred pursuant to Section 6.1(b)) and (B) shall have used commercially reasonable efforts to obtain a Landlord Waiver and Consent Agreement from the landlord of each Leasehold Property listed on Schedule 3.1(i).
     (k) Environmental Reports. The Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Administrative Agent, regarding environmental matters relating to the Facilities. Schedule 3.1(k) sets forth the Phase I Reports which have been received by the Administrative Agent.
     (l) Evidence of Insurance. Collateral Agent shall have received a certificate from the Company’s insurance broker or other evidence reasonably satisfactory to it that all insurance required to be maintained pursuant to Section 5.5 is in full force and effect, together with endorsements naming the Collateral Agent, for the benefit of the Secured Parties as additional insured, mortgagee and first loss payee for any covered loss (after giving effect to any deductible) in excess of $500,000 thereunder to the extent required under Section 5.5.
     (m) Opinions of Counsel to Credit Parties. The Lenders shall have received originally executed copies of the favorable written opinions of (i) Ropes & Gray LLP, counsel for the U.S. Credit Parties, (ii) Borden Ladner Gervais LLP, counsel for the Canadian Credit Parties and (iii) local counsel in Illinois and Nevada, in each case addressed to the Administrative Agent and the Lenders, as to such matters as Administrative Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

     (n) Fees. The Company shall have paid to Administrative Agent the fees payable on the Closing Date referred to in Section 2.12(d).
     (o) Solvency Certificate. On the Closing Date, Administrative Agent shall have received a Solvency Certificate from the chief financial officer of the Company, dated the Closing Date and addressed to Administrative Agent and Lenders, in form, scope and substance reasonably satisfactory to Administrative Agent, with appropriate attachments and demonstrating that after giving effect to the consummation of Transactions, the Company and its Subsidiaries are and will be Solvent.
     (p) Closing Date Certificate. Holdings and the Company shall have delivered to Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.
     (q) Chief Financial Officer Certificate. The Company shall have delivered to Administrative Agent and Lenders an originally executed chief financial officer certificate certifying that pro forma Consolidated Adjusted EBITDA in respect of the Acquired Company for the twelve-month period ended November 30, 2005 is not less than $35,000,000.
     (r) Material Adverse Effect. There shall not have occurred any change or effect since November 30, 2005 that is materially adverse to the operations, business, assets, financial condition or results of operations of the Acquired Company and its Subsidiaries, taken as a whole, or that materially impairs the ability of the Acquired Company to consummate the Easton Acquisition, except for any such changes or effects resulting, directly or indirectly, from (i) the public announcement of, or performance of the Transactions (including any action or inaction by the Acquired Company’s customers, suppliers, employees or competitors), (ii) changes in GAAP or any applicable law, (iii) changes in the industry in which the Acquired Company and its Subsidiaries operate, (iv) any attack on, or by, outbreak or escalation of hostilities or acts of terrorism involving, the United States, any declaration of war by Congress or any other national or international calamity, (v) changes in general economic conditions or the financial or securities markets generally, or (vi) any adverse change or effect that is cured by the Acquired Company prior to the Closing Date, but only to the extent any such change described in clauses (ii), (iii) (iv) and (v) is not specifically related to or disproportionately impacts the Acquired Company or its Subsidiaries.
     (s) Completion of Proceedings. All partnership, corporate, trust and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and such counsel, and Administrative Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent may reasonably request.
Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date.

     Section 3.2 Conditions to Each Credit Extension.
     (a) Conditions Precedent. The obligation of each Lender to make any Loan, or Issuing Bank to issue any Letter of Credit, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:
     (i) Administrative Agent shall have received a fully executed and delivered Funding Notice or Issuance Notice, as the case may be;
     (ii) after making the Credit Extensions requested on such Credit Date, the Total Utilization of U.S. Revolving Commitments shall not exceed the Revolving Commitments then in effect;
     (iii) as of such Credit Date, the representations and warranties contained herein and in the other Credit Documents shall be true and correct in all material respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects on and as of such earlier date. Notwithstanding the foregoing, the representation made pursuant to Section 4.9 and the representations qualified by reference to a Material Adverse Effect shall be conditions on the Closing Date only to the extent the Company would have a right to terminate its obligations under the Easton Acquisition Agreement as a result of the breach of such representations.
     (iv) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default; and
     (v) on or before the date of issuance of any Letter of Credit, Administrative Agent shall have received all other information required by the applicable Issuance Notice, and such other documents or information as Issuing Bank may reasonably require in connection with the issuance of such Letter of Credit.
Any Agent or Requisite Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension occurring after the Closing Date, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Requisite Lender such request is warranted under the circumstances.
     (b) Notices. Any Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Notice, the Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation or issuance of a Letter of Credit, as the case may be; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Notice to

Administrative Agent on or before the applicable date of borrowing, continuation/conversion or issuance. Neither Administrative Agent nor any Lender shall incur any liability to the Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of the Company or for otherwise acting in good faith.
SECTION 4
REPRESENTATIONS AND WARRANTIES
     In order to induce Lenders and Issuing Bank to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Lender and Issuing Bank, on the Closing Date and on each Credit Date, that the following statements are true and correct (it being understood and agreed that the representations and warranties made on the Closing Date are deemed to be made concurrently with the consummation of the Transactions contemplated hereby):
     Section 4.1 Organization; Requisite Power and Authority; Qualification.
     Each of Holdings and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization as identified in Schedule 4.1, (b) has all requisite power and authority to own and operate its properties, to carry on its business as now conducted and as proposed to be conducted, to enter into the Credit Documents to which it is a party and to carry out the transactions contemplated thereby, and (c) is qualified to do business and in good standing in every jurisdiction where its assets are located and wherever necessary to carry out its business and operations, except in jurisdictions where the failure to be so qualified or in good standing has not had, and could not be reasonably expected to have, a Material Adverse Effect.
     Section 4.2 Capital Stock and Ownership.
     The Capital Stock of each of Holdings and its Subsidiaries has been duly authorized and validly issued and is fully paid and non-assessable. Except as set forth on Schedule 4.2, as of the date hereof, there is no existing option, warrant, call, right, commitment or other agreement to which Holdings or any of its Subsidiaries is a party requiring, and there is no membership interest or other Capital Stock of Holdings or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Holdings or any of its Subsidiaries of any additional membership interests or other Capital Stock of Holdings or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, a membership interest or other Capital Stock of Holdings or any of its Subsidiaries. Schedule 4.2 correctly sets forth the ownership interest of Parent and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the Easton Acquisition.

     Section 4.3 Due Authorization.
     The execution, delivery and performance of the Credit Documents have been duly authorized by all necessary action on the part of each Credit Party that is a party thereto.
     Section 4.4 No Conflict.
     The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not (a) violate any provision of any law or any governmental rule or regulation applicable to Holdings or any of its Subsidiaries, any of the Organizational Documents of Holdings or any of its Subsidiaries, or any order, judgment or decree of any court or other Governmental Authority binding on Holdings or any of its Subsidiaries; (b) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any Contractual Obligation of Holdings or any of its Subsidiaries; (c) result in or require the creation or imposition of any Lien upon any of the properties or assets of Holdings or any of its Subsidiaries (other than any Liens created under any of the Credit Documents in favor of Collateral Agent, on behalf of Secured Parties); or (d) require any approval of stockholders, unitholders, members or partners or any approval or consent of any Person under any Contractual Obligation of Holdings or any of its Subsidiaries, except for such approvals or consents which will be obtained on or before the Closing Date and disclosed in writing to Lenders.
     Section 4.5 Governmental Consents.
     The execution, delivery and performance by Credit Parties of the Credit Documents to which they are parties and the consummation of the transactions contemplated by the Credit Documents do not and will not require any registration with, consent or approval of, or notice to, or other action to, with or by, any Governmental Authority except as otherwise set forth in the Easton Acquisition Agreement, and except for filings and recordings with respect to the Collateral to be made, or otherwise delivered to Collateral Agent for filing and/or recordation, as of the Closing Date.
     Section 4.6 Binding Obligation.
     Each Credit Document has been duly executed and delivered by each Credit Party that is a party thereto and is the legally valid and binding obligation of such Credit Party, enforceable against such Credit Party in accordance with its respective terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.
     Section 4.7 Historical Financial Statements.
     The Historical Financial Statements were prepared in conformity with GAAP (other than the pro forma statements) and fairly present, in all material respects, the financial position, on a consolidated basis, of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows, on a consolidated basis, of the entities described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments and in the case of interim statements, the absence of footnotes. As of the Closing Date, neither Holdings nor any of its Subsidiaries has any contingent liability or liability for taxes, long-term lease or unusual forward or long-term commitment that is not reflected in the Historical Financial Statements or the notes thereto and which in any such case is material in relation to the business, results of operations, properties, assets, financial condition or prospects of Holdings and any of its Subsidiaries taken as a whole.
     Section 4.8 Projections.
     On and as of the Closing Date, the Projections of Holdings and its Subsidiaries for the period Fiscal Year 2006 through and including Fiscal Year 2012 (the “Projections”) are based on good faith estimates and assumptions made by the management of Holdings; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Holdings believed that the Projections were reasonable.
     Section 4.9 No Material Adverse Change.
     Since September 30, 2005, no event, circumstance or change has occurred that has caused or could reasonably be expected to cause, either individually or in the aggregate, a Material Adverse Effect.
     Section 4.10 Insurance.
     The present insurance coverage of the Credit Parties and their Subsidiaries as of the Closing Date is outlined as to carrier, policy number, expiration date, type and amount on Schedule 4.10 and such insurance coverage complies the requirements set forth in Section 5.5(b).
     Section 4.11 Adverse Proceedings, etc.
     There are no Adverse Proceedings, individually or in the aggregate, that could reasonably be expected to have a Material Adverse Effect. Neither Holdings nor any of its Subsidiaries (a) is in violation of any applicable laws (including Environmental Laws) that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect, or (b) is subject to or in default with respect to any final judgments, writs, injunctions, decrees, rules or regulations of any court or any federal, state, provincial, territorial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

     Section 4.12 Payment of Taxes.
     All federal and all material state, provincial and territorial tax returns and all other material tax returns and reports of Holdings and each of its Subsidiaries required to be filed by any of them have been timely filed, and all Taxes due and payable to the extent exceeding $7,500,000 in the aggregate have been paid when due and payable, except (a) any Taxes that are being contested by Holdings or such Subsidiary in good faith and by appropriate proceedings and for which reserves or other appropriate provisions have been made or provided therefor in accordance with GAAP or (b) as otherwise permitted under Section 5.3.
     Section 4.13 Properties.
     (a) Title. Each of Holdings and its Subsidiaries has, subject to Permitted Liens, (i) good, sufficient and legal title to (in the case of fee interests in real property), (ii) valid leasehold interests in (in the case of leasehold interests in real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets reflected in their respective Historical Financial Statements referred to in Section 4.7 and in the most recent financial statements delivered pursuant to Section 5.1, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.9. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens.
     (b) Real Estate. As of the Closing Date, Schedule 4.13 contains a true, accurate and complete list of (i) all Real Estate Assets, and (ii) all leases, subleases or assignments of leases (together with all amendments, modifications, supplements, renewals or extensions of any thereof) affecting each Real Estate Asset of any Credit Party, regardless of whether such Credit Party is the landlord or tenant (whether directly or as an assignee or successor in interest) under such lease, sublease or assignment. Each agreement listed in clause (ii) of the immediately preceding sentence is, as of the Closing Date, in full force and effect and Holdings does not have knowledge of any default that has occurred and is continuing thereunder, and to Holdings’ knowledge, each such agreement constitutes the legally valid and binding obligation of each applicable Credit Party, enforceable against such Credit Party in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or limiting creditors’ rights generally or by equitable principles.
     Section 4.14 Environmental Matters.
     None of Holdings or any of its Subsidiaries nor any of their respective past or present Facilities or operations are subject to any outstanding written order, consent decree or settlement agreement with any Person relating to any Environmental Law, any Environmental Claim, or any Hazardous Materials Activity that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of Holdings or any of its Subsidiaries has either been notified in writing by a Governmental Agency or by any other Person that it may be a potentially responsible party or received any letter or request for information under Section 104 of the Comprehensive Environmental Response, Compensation, and Liability Act (42 U.S.C. § 9604) or any comparable state law which could reasonably be expected to have a Material Adverse

Effect. There are and, to each of Holdings’ and its Subsidiaries’ knowledge, have been, no conditions, occurrences, or Hazardous Materials Activities which could reasonably be expected to form the basis of an Environmental Claim against Holdings or any of its Subsidiaries that, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect. None of Holdings or any of its Subsidiaries nor, to any Credit Party’s knowledge, any predecessor of Holdings or any of its Subsidiaries has filed any notice under any Environmental Law indicating past or present treatment of Hazardous Materials at any Facility, and none of Holdings’ or any of its Subsidiaries’ operations involves the generation, transportation, treatment, storage or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent, except as could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Compliance with all current or reasonably foreseeable future or pending requirements pursuant to or under Environmental Laws could not be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. No event or condition has occurred or is occurring with respect to Holdings or any of its Subsidiaries relating to any Environmental Law, any Release of Hazardous Materials, or any Hazardous Materials Activity which individually or in the aggregate has had, or could reasonably be expected to have, a Material Adverse Effect.
     Section 4.15 No Defaults.
     Neither Holdings nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect.
     Section 4.16 Material Contracts.
     Schedule 4.16 contains a true, correct and complete list of all the Material Contracts in effect on the Closing Date, and except as described thereon, all such Material Contracts are in full force and effect and no defaults currently exist thereunder.
     Section 4.17 Governmental Regulation.
     Neither Holdings nor any of its Subsidiaries is subject to regulation under the Federal Power Act or the Investment Company Act of 1940 or under any other federal or state statute or regulation which may limit its ability to incur Indebtedness or which may otherwise render all or any portion of the Obligations unenforceable. Neither Holdings nor any of its Subsidiaries is a “registered investment company” or a company “controlled” by a “registered investment company” or a “principal underwriter” of a “registered investment company” as such terms are defined in the Investment Company Act of 1940.

     Section 4.18 Margin Stock.
     Neither Holdings nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of said Board of Governors.
     Section 4.19 Employee Matters.
     None of Holdings or any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (a) no unfair labor practice complaint pending against Holdings or any of its Subsidiaries, or to the knowledge of Holdings and the Company, threatened against any of them before the National Labor Relations Board and no grievance or arbitration proceeding arising out of or under any collective bargaining agreement that is so pending against Holdings or any of its Subsidiaries or to the knowledge of Holdings and the Company, threatened against any of them, (b) no strike or work stoppage in existence or to the knowledge of Holdings threatened involving Holdings or any of its Subsidiaries that could reasonably be expected to have a Material Adverse Effect, and (c) to the knowledge of Holdings and the Company, no union representation question existing with respect to the employees of Holdings or any of its Subsidiaries and, to the knowledge of Holdings and the Company, no union organization activity that is taking place, except (with respect to any matter specified in clause (a), (b) or (c) above, either individually or in the aggregate) such as is not reasonably likely to have a Material Adverse Effect.
     Section 4.20 Employee Benefit Plans.
     To their individual and collective knowledge, Holdings and each of its Subsidiaries are in compliance with all applicable provisions and requirements of ERISA and the Internal Revenue Code and the regulations and published interpretations thereunder with respect to each Employee Benefit Plan, and have performed all their obligations under each Employee Benefit Plan, except as would not reasonably be expected to cause a Material Adverse Effect. Each Employee Benefit Plan which is intended to qualify under Section 401(a) of the Internal Revenue Code has received a favorable determination letter from the Internal Revenue Service indicating that such Employee Benefit Plan is so qualified and nothing has occurred subsequent to the issuance of such determination letter which would reasonably be expected to cause such Employee Benefit Plan to lose its qualified status. No liability to the PBGC (other than required premium payments), any Employee Benefit Plan (other than the payment of benefits in the ordinary course) or any trust established under Title IV of ERISA has been or is expected to be incurred by Holdings, any of its Subsidiaries, or any ERISA affiliate of Holdings except as would not reasonably be expected to cause a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur except as would not reasonably be expected to cause a Material Adverse Effect. Except for the continuation of health care coverage described in Section 601 et.seq. of ERISA or similar state laws or as set forth on Schedule 4.20, no Employee Benefit Plan provides health or welfare benefits (through the purchase of insurance or otherwise) for any retired or former employee of Holdings or any of its Subsidiaries or any of their respective ERISA Affiliates. Holdings and its Subsidiaries and each of their ERISA Affiliates have complied in all material respects with the requirements of Section 515 of ERISA with respect to each Multiemployer Plan and are not in material “default” (as defined in Section 4219(c)(5) of ERISA) with respect to payments to a Multiemployer Plan.
     Section 4.21 Certain Fees.
     No broker’s or finder’s fee or commission will be payable with respect hereto or any of the transactions contemplated hereby.
     Section 4.22 Solvency.
     Each Credit Party is and, upon the incurrence of any Obligation by such Credit Party on any date on which this representation and warranty is made, will be, Solvent.
     Section 4.23 Compliance with Statutes, etc.
     Each of Holdings and its Subsidiaries is in compliance with all applicable statutes, regulations, decrees and orders of, and all applicable restrictions imposed by, all Governmental Authorities, in respect of the conduct of its business and the ownership of its property (including compliance with all applicable Environmental Laws with respect to any Real Estate Asset or governing its business and the requirements of any permits issued under such Environmental Laws with respect to any such Real Estate Asset or the operations of Holdings or any of its Subsidiaries), except such non-compliance that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.
     Section 4.24 Disclosure.
     No factual information of any Credit Party contained in any Credit Document or in any other documents, certificates or written statements furnished to Lenders by or on behalf of Holdings or any of its Subsidiaries for use in connection with the transactions contemplated hereby contains any untrue statement of a material fact or omits to state a material fact (known to Holdings or the Company, in the case of any document not furnished by either of them) necessary in order to make the statements contained herein or therein not misleading in light of the circumstances in which the same were made. Any projections and pro forma financial information contained in such materials are based upon good faith estimates and assumptions believed by Holdings or the Company to be reasonable at the time made, it being recognized by Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results.

     Section 4.25 Subordination. Designation of the Credit Documents as “Designated Senior Debt”; Etc.
     (a) (i) The subordination provisions contained in documents governing the Senior Subordinated Notes, the Refinancing Notes and the Additional Senior Subordinated Notes are enforceable against Holdings, the Company and any of its Subsidiaries party thereto and the holders of such Indebtedness, and (ii) all Obligations of the Credit Parties (to the extent they are obligors with respect to the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes) hereunder and in the other Credit Documents are within the definitions of “Designated Senior Debt” and “Senior Indebtedness” included in the respective subordination provisions. In addition, the Company hereby designates the Obligations under this Agreement as “Designated Senior Indebtedness” for the purposes of the definition of “Designated Senior Indebtedness” contained in the Senior Subordinated Notes, the Refinancing Notes and the Additional Senior Subordinated Notes.
     (b) All incurrence of Loans and issuances of Letters of Credit as permitted under this Agreement are, and when incurred or issued will be, permitted under (and shall give rise to no breach or violation of any of) the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes.
SECTION 5
AFFIRMATIVE COVENANTS
     Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.
     Section 5.1 Financial Statements and Other Reports.
     The Company will deliver to Administrative Agent (and Administrative Agent shall promptly deliver to each Lender):
     (a) Monthly Reports. As soon as available, and in any event within forty-five (45) days after the end of each of the first three (3) months commencing with April 2006 and thereafter within thirty (30) days after the end of each of the first two (2) months of any Fiscal Quarter (beginning July 2006) and within forty-five (45) days after the end of the calendar month that ends a Fiscal Quarter (or within one hundred-five (105) days after the end of the calendar month that ends a Fiscal Year), the consolidated balance sheet of the Company and its Subsidiaries as at the end of such month and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such month and, commencing the month ended April 30, 2006, setting forth in each case in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, to the extent prepared on a monthly basis, all in reasonable detail (it being understood that such monthly statements are not, for this purpose, required to be prepared in accordance with GAAP);
     (b) Quarterly Financial Statements. As soon as available, and in any event within forty-five days (45) after the end of each of the first three Fiscal Quarters of each Fiscal Year, the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Quarter and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Quarter and, commencing the Fiscal Quarter ended March 31, 2006, setting forth in each case in respect of each period on and after the first anniversary of the Closing Date, in comparative form the corresponding figures for the corresponding periods of the previous Fiscal Year and the corresponding figures from the Financial Plan for the current Fiscal Year, all in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto;
     (c) Annual Financial Statements. As soon as available, and in any event within one hundred-five (105) days after the end of each Fiscal Year, (i) the consolidated balance sheets of the Company and its Subsidiaries as at the end of such Fiscal Year and the related consolidated statements of income, stockholders’ equity and cash flows of the Company and its Subsidiaries for such Fiscal Year and, commencing the Fiscal Year ended December 31, 2005, setting forth in comparative form the corresponding figures for the previous Fiscal Year and the corresponding figures from the Financial Plan for the Fiscal Year covered by such financial statements, in reasonable detail, together with a Financial Officer Certification and a Narrative Report with respect thereto; and (ii) with respect to such consolidated financial statements a report thereon of Ernst & Young LLP or other independent certified public accountants of recognized national standing selected by the Company, and reasonably satisfactory to Administrative Agent (which report shall be unqualified as to going concern and scope of audit, and shall state that such consolidated financial statements fairly present, in all material respects, the consolidated financial position of the Company and its Subsidiaries as at the dates indicated and the results of their operations and their cash flows for the periods indicated in conformity with GAAP applied on a basis consistent with prior years (except as otherwise disclosed in such financial statements) and that the examination by such accountants in connection with such consolidated financial statements has been made in accordance with generally accepted auditing standards) together with a written statement by such independent certified public accountants stating (1) that their audit examination has included a review of the terms of the Credit Documents, (2) whether, in connection therewith, any condition or event that constitutes a Default or an Event of Default has come to their attention and, if such a condition or event has come to their attention, specifying the nature and period of existence thereof, and (3) that nothing has come to their attention that causes them to believe that the information contained in any Compliance Certificate is not correct or that the matters set forth in such Compliance Certificate are not stated in accordance with the terms hereof; it being understood that although such audit was conducted with respect to accounting matters and was not directed primarily at determining the existence of a

Default or an Event of Default, it did include a detailed review of the financial covenants in Section 6.8;
     (d) Compliance Certificate. Together with each delivery of financial statements of the Company and its Subsidiaries pursuant to Sections 5.1(b) and 5.1(c), a duly executed and completed Compliance Certificate;
     (e) Statements of Reconciliation after Change in Accounting Principles. If, as a result of any change in accounting principles and policies from those used in the preparation of the Historical Financial Statements, the consolidated financial statements of the Company and its Subsidiaries delivered pursuant to Section 5.1(b) or 5.1(c) will differ in any material respect from the consolidated financial statements that would have been delivered pursuant to such subdivisions had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for all such prior financial statements in form and substance reasonably satisfactory to Administrative Agent;
     (f) Notice of Default. Promptly upon any officer of Holdings or the Company obtaining knowledge (i) of any condition or event that constitutes a Default or an Event of Default or that notice has been given to Holdings or the Company with respect thereto; (ii) that any Person has given any notice to Holdings or any of its Subsidiaries or taken any other action with respect to any event or condition set forth in Section 8.1(b) or (iii) of the occurrence of any event or change that has caused or evidences, either in any case or in the aggregate, a Material Adverse Effect, a certificate of its Authorized Officers specifying the nature and period of existence of such condition, event or change, or specifying the notice given and action taken by any such Person and the nature of such claimed Event of Default, Default, default, event or condition, and what action the Company has taken, is taking and proposes to take with respect thereto;
     (g) Notice of Litigation. Promptly upon any officer of Holdings or the Company obtaining knowledge of (i) the institution of, or non-frivolous threat of, any Adverse Proceeding not previously disclosed in writing by the Company to Lenders, or (ii) any material development in any Adverse Proceeding that, in the case of either (i) or (ii) if adversely determined, could be reasonably expected to have a Material Adverse Effect, or seeks to enjoin or otherwise prevent the consummation of, or to recover any damages or obtain relief as a result of, the transactions contemplated hereby, written notice thereof together with such other information as may be reasonably available to Holdings or the Company to enable Lenders and their counsel to evaluate such matters; provided, that with respect to any product liability case (other than a product liability case that could be reasonably expected to have a Material Adverse Effect) the Company shall be required to furnish such notices only contemporaneously with the delivery of the financial statements under Section 5.1(b) hereof;
     (h) ERISA. (i) Promptly upon becoming aware of the occurrence of or forthcoming occurrence of any ERISA Event, a written notice specifying the nature thereof, what action Holdings or any of its Subsidiaries or any of their then-existing

ERISA Affiliates has taken, is taking or proposes to take with respect thereto and, when known, any action taken or threatened by the Internal Revenue Service, the Department of Labor or the PBGC with respect thereto; and (ii) with reasonable promptness, copies of (1) all notices received by Holdings or any of its Subsidiaries or any of their then-existing ERISA Affiliates from a Multiemployer Plan sponsor concerning an ERISA Event; and (2) copies of such other documents or governmental reports or filings relating to any Employee Benefit Plan (including without limitation any Schedule B (Actuarial Information) to the annual report (Form 5500 Series) filed by Holdings or any of its Subsidiaries or any of their then-existing ERISA Affiliates with the Internal Revenue Service with respect to each Pension Plan) as Administrative Agent shall reasonably request;
     (i) Financial Plan. As soon as practicable and in any event no later than thirty days (30) after the beginning of each Fiscal Year, commencing with Fiscal Year 2007, a consolidated plan and financial forecast for such Fiscal Year and each Fiscal Year (or portion thereof) through the final maturity date of the Loans (a “Financial Plan”), including (i) a forecasted consolidated balance sheet and forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each such Fiscal Year, together with pro forma Compliance Certificates for each such Fiscal Year and an explanation of the assumptions on which such forecasts are based, and (ii) forecasted consolidated statements of income and cash flows of the Company and its Subsidiaries for each month of the first Fiscal Year included in the Financial Plan;
     (j) Insurance Report. As soon as practicable and in any event by no later than thirty (30) days after the beginning of each Fiscal Year, a summary report in form and substance reasonably satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Holdings and its Subsidiaries and all material insurance coverage planned to be maintained by Holdings and its Subsidiaries in the immediately succeeding Fiscal Year;
     (k) Notice of Change in Board of Directors. With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Parent, Holdings or the Company;
     (l) Notice Regarding Material Contracts. Promptly, and in any event within ten Business Days (i) after any Material Contract of Holdings or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Holdings or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Holdings or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.1(l)), and an explanation of any actions being taken with respect thereto;

     (m) Information Regarding Collateral. (a) The Company will furnish to Collateral Agent prompt written notice of any change (i) in any Credit Party’s organizational name or adoption of a French form of name, (ii) in any Credit Party’s identity or organizational structure (iii) in any Credit Party’s jurisdiction of organization (to the extent permitted by the Collateral Documents) or (iv) in any Credit Party’s Federal Taxpayer Identification Number or organizational identification number. The Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the UCC and PPSA, as applicable, or otherwise that are required in order for Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Collateral Documents. The Company also agrees promptly to notify Collateral Agent if any material portion of the Collateral is damaged or destroyed;
     (n) Annual Collateral Verification. Each year, at the time of delivery of annual financial statements with respect to the preceding Fiscal Year pursuant to Section 5.1(c), the Company shall deliver to Collateral Agent an Officer’s Certificate either confirming that there has been no material change in such information since the date of the Collateral Questionnaire delivered on the Closing Date or the date of the most recent certificate delivered pursuant to this Section and/or identifying such changes; and
     (o) Other Information. (A) Promptly upon their becoming available, copies of (i) all financial statements, reports, notices and proxy statements sent or made available generally by Parent to all of its security holders acting in such capacity or by any Subsidiary of Parent to its security holders other than Holdings or another Subsidiary of Holdings, (ii) all regular and periodic reports and all registration statements and prospectuses, if any, filed by Parent, Holdings or any of their Subsidiaries with any securities exchange or with the Securities and Exchange Commission or any governmental or private regulatory authority, (iii) all press releases and other statements made available generally by Parent, Holdings or any of their Subsidiaries to the public concerning material developments in the business of Holdings or any of its Subsidiaries, and (B) such other information and data with respect to Holdings or any of its Subsidiaries as from time to time may be reasonably requested by Administrative Agent or any Lender.
     Documents required to be delivered pursuant to Sections 5.1(a), 5.1(b), 5.1(c), 5.1(e) or 5.1(i) may be delivered electronically, and if so delivered, shall be deemed to have been delivered on the date (i) on which the Company posts such documents or provides a link thereto on the Company’s website on the Internet at the website address listed on Appendix A; or (ii) on which such documents are posted on the Company’s behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided, however, that: (x) the Company shall deliver paper copies of such documents to the Administrative Agent until a written request to cease delivering paper copies is given by the Administrative Agent and (y) the Company shall notify (which may be by facsimile or electronic mail) the Administrative Agent of the posting of any such documents and provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance the Company shall be required to provide paper copies of the Compliance Certificates to the Administrative Agent. Except for such Compliance Certificates, the Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Company with any such request for delivery.
     Section 5.2 Existence.
     Except as otherwise permitted under Section 6.9, each Credit Party will, and will cause each of its Subsidiaries to, at all times preserve and keep in full force and effect its existence and all rights and franchises, licenses and permits material to its business; provided, no Credit Party or any of its Subsidiaries shall be required to preserve any such right or franchise, licenses and permits if the preservation thereof is no longer desirable in the conduct of the business of such Person, and that the loss thereof is not disadvantageous in any material respect to such Person or to Lenders.
     Section 5.3 Payment of Taxes and Claims.
     Each Credit Party will, and will cause each of its Subsidiaries to, pay all Taxes in excess of $7,500,000 in the aggregate imposed upon it or any of its properties or assets or in respect of any of its income, businesses or franchises before any penalty or fine accrues thereon, and all claims (including claims for labor, services, materials and supplies) for sums that have become due and payable and that by law have or may become a Lien upon any of its properties or assets, prior to the time when any penalty or fine shall be incurred with respect thereto; provided, no such Tax or claim need be paid if it is being contested in good faith by appropriate proceedings promptly instituted and diligently conducted, so long as (i) adequate reserve or other appropriate provision, as shall be required in conformity with GAAP shall have been made therefor, and (ii) in the case of a Tax or claim which has or may become a Lien against any of the Collateral, such contest proceedings conclusively operate to stay the sale of any portion of the Collateral to satisfy such Tax or claim. None of the Credit Parties will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Holdings or any of its Subsidiaries).
     Section 5.4 Maintenance of Properties.
     Each Credit Party will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in good repair, working order and condition, ordinary wear and tear excepted, all material properties used or useful in the business of Holdings and its Subsidiaries and from time to time will make or cause to be made all appropriate repairs, renewals and replacements thereof; provided, no Credit Party or any of its Subsidiaries shall be required to maintain or cause to be maintained in good repair, working order and condition, any property if no longer desirable in the conduct of the business of such Person, and the loss or disrepair thereof is not disadvantageous in any material respect to such Person or to the Lenders.

     Section 5.5 Insurance.
     Holdings will maintain or cause to be maintained, with financially sound and reputable insurers, such public liability insurance, third party property damage insurance, business interruption insurance and casualty insurance with respect to liabilities, losses or damage in respect of the assets, properties and businesses of Holdings and its Subsidiaries as may customarily be carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses, in each case in such amounts (giving effect to self-insurance), with such deductibles, covering such risks and otherwise on such terms and conditions as shall be customary for such Persons. Without limiting the generality of the foregoing, Holdings will maintain or cause to be maintained (a) flood insurance with respect to each Flood Hazard Property that is located in a community that participates in the National Flood Insurance Program, in each case in compliance with any applicable regulations of the Board of Governors of the Federal Reserve System and (b) replacement value property insurance on the Collateral under such policies of insurance, with such insurance companies, in such amounts, with such deductibles, and covering such risks as are at all times carried or maintained under similar circumstances by Persons of established reputation engaged in similar businesses. Each such policy of insurance shall (i) name Collateral Agent, on behalf of the Secured Parties as an additional insured thereunder as its interests may appear and (ii) in the case of each casualty insurance policy contain a loss payable clause or endorsement, reasonably satisfactory in form and substance to Collateral Agent, that names Collateral Agent, on behalf of the Secured Parties as the loss payee thereunder for any covered loss (after giving effect to any deductible) in excess of $500,000 and provides for at least thirty days’ prior written notice to Collateral Agent of any modification or cancellation of such policy.
Section 5.6 Inspections.
     Each Credit Party will, and will cause each of its Subsidiaries to, permit any authorized representatives designated by any Lender to visit and inspect any of the properties of any Credit Party and any of its respective Subsidiaries, to inspect, copy and take extracts from its and their financial and accounting records, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all upon reasonable notice and at such reasonable times during normal business hours and as often as may reasonably be requested; provided, however, that each Lender shall at all times coordinate with the Administrative Agent regarding the frequency and timing of such visits and inspections so as to reasonably minimize the burden imposed on the Credit Parties.
     Section 5.7 Compliance with Laws.
     Each Credit Party will comply, and shall cause each of its Subsidiaries and use commercially reasonable efforts to cause all other Persons, if any, on or occupying any Facilities to comply, with the requirements of all applicable laws, rules, regulations and orders of any Governmental Authority (including all Environmental Laws), noncompliance with which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

     Section 5.8 Environmental.
     (a) Environmental Disclosure. Holdings will deliver to Administrative Agent:
     (i) as soon as practicable following receipt thereof, copies of all environmental audits, investigations, analyses and reports (including any Phase I Reports) of any kind or character, whether prepared by personnel of Holdings or any of its Subsidiaries or by independent consultants, Governmental Authorities or any other Persons, with respect to material environmental matters at any Facility or with respect to any Environmental Claims which could reasonably be expected to have a Material Adverse Effect;
     (ii) promptly upon the occurrence thereof, written notice describing in reasonable detail (1) any Release required to be reported to any Governmental Authority under any applicable Environmental Laws other than any report (A) in the ordinary course of business required under any Environmental Law (or any Governmental Authorization issued thereunder) and (B) in material compliance with Environmental Law and that does not have a reasonable possibility of becoming an Environmental Claim which could reasonably be expected to have a Material Adverse Effect, (2) any remedial action taken by Holdings or any other Person in response to (A) any Hazardous Materials Activities the existence of which has a reasonable possibility of resulting in one or more Environmental Claims having, individually or in the aggregate, a Material Adverse Effect, or (B) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of resulting in a Material Adverse Effect, and (3) Holdings or the Company’s discovery of any occurrence or condition on any real property adjoining or in the vicinity of any Facility that could cause such Facility or any part thereof to be subject to any material restrictions on the ownership, occupancy, transferability or use thereof under any Environmental Laws;
     (iii) as soon as practicable following the sending or receipt thereof by Holdings or any of its Subsidiaries, a copy of any and all written communications with respect to (1) any Environmental Claims that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect, and (2) any request for information from any Governmental Authority that suggests such Governmental Authority is investigating whether Holdings or any of its Subsidiaries may be potentially responsible for any Hazardous Materials Activity that, individually or in the aggregate, have a reasonable possibility of giving rise to a Material Adverse Effect;
     (iv) prompt written notice describing in reasonable detail (1) any proposed acquisition of equity interests, assets, or property by Holdings or any of its Subsidiaries that could reasonably be expected to (A) expose Holdings or any of its Subsidiaries to, or result in, Environmental Claims that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or (B) affect the ability of Holdings or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Holdings or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Holdings or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws; and
     (v) with reasonable promptness, such other documents and information as from time to time may be reasonably requested by Administrative Agent in relation to any matters disclosed pursuant to this Section 5.9(a).
     (b) Hazardous Materials Activities. Each Credit Party shall, at its sole cost and expense, promptly take, and shall cause each of its Subsidiaries promptly to take, any and all actions necessary to (i) cure any violation of applicable Environmental Laws by such Credit Party or its Subsidiaries that could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, (ii) reasonably effectuate remediation of any Hazardous Materials in, on, under or from any Facility or otherwise related to any Hazardous Material Activity which could reasonably be expected to have a Material Adverse Effect that may be required (A) under any Environmental Law or (B) under any reasonable written request of Administrative Agent, and (iii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any obligations it may have to any Person thereunder where failure to do so could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.
     (c) Environmental Covenants. Each Credit Party will take, and shall cause each of its Subsidiaries to take, such actions as reasonably necessary to ensure that: (a) all uses and operations on or of any Facility shall be in material compliance with all Environmental Laws and Governmental Authorizations issued pursuant thereto; (b) there shall be no Releases of Hazardous Materials in, on, under or from any Facility that would be reasonably likely to result in an Environmental Claim which could reasonably be expected to have a Material Adverse Effect; and (c) there shall be no Hazardous Materials in, on, or under any Facility, except those that are both (i) in material compliance with all Environmental Laws and with Governmental Authorizations issued pursuant thereto, if and to the extent required, and (ii) in amounts not in material excess of that reasonably necessary to operate the Facility for the purposes set forth herein.
     Section 5.9 Subsidiaries.
     (a) In the event that any Person becomes a wholly-owned Domestic Subsidiary of Holdings (excluding any Immaterial Subsidiary), the Company shall (a) promptly cause such Domestic Subsidiary to become a Guarantor hereunder and a Grantor under the U.S. Pledge and Security Agreement by executing and delivering to Administrative Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(k) and 3.1(m). In the event that any Person becomes a Foreign Subsidiary of the Company, and the ownership interests of such Foreign Subsidiary are owned by the Company or by any wholly-owned Domestic Subsidiary thereof, the Company shall, or shall cause such Domestic Subsidiary to, deliver, all such documents, instruments, agreements, and certificates as are similar to those described in

Sections 3.1(b), and the Company shall take, or shall cause such Domestic Subsidiary to take, all of the actions referred to in Section 3.1(j)(i) necessary to grant and to perfect a First Priority Lien in favor of Collateral Agent, for the benefit of Secured Parties, under the U.S. Pledge and Security Agreement in 65% of such ownership interests. With respect to each such Subsidiary, the Company shall promptly send to Administrative Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of the Company; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding the foregoing, perfection of the Collateral shall not be required where the burden of perfecting a security interest, lien or mortgage is reasonably determined by the Collateral Agent to be excessive in relation to the benefit afforded to the Lenders thereby.
     (b) In the event that any Person becomes a Canadian Subsidiary of Holdings, the Company shall (a) promptly cause such Canadian Subsidiary to become a Canadian Borrower or a Canadian Guarantor hereunder and a Grantor under the Canadian Security Agreement by executing and delivering to Canadian Agent and Collateral Agent a Counterpart Agreement, and (b) take all such actions and execute and deliver, or cause to be executed and delivered, all such documents, instruments, agreements, and certificates as are similar to those described in Sections 3.1(b), 3.1(i), 3.1(j), 3.1(k) and 3.1(m). With respect to each such Canadian Subsidiary, the Company shall promptly send to Administrative Agent and Canadian Agent written notice setting forth with respect to such Person (i) the date on which such Person became a Canadian Subsidiary of Holdings, and (ii) all of the data required to be set forth in Schedules 4.1 and 4.2 with respect to all Subsidiaries of Holdings; provided, such written notice shall be deemed to supplement Schedule 4.1 and 4.2 for all purposes hereof. Notwithstanding the foregoing, perfection of the Collateral shall not be required where the burden of perfecting a security interest, lien or mortgage is reasonably determined by Canadian Agent to be excessive in relation to the benefit afforded to the Lenders thereby.
     Section 5.10 Additional Material Real Estate Assets.
     In the event that any Credit Party acquires a Material Real Estate Asset or a Real Estate Asset owned or leased on the Closing Date becomes a Material Real Estate Asset and such interest has not otherwise been made subject to the Lien of the Collateral Documents in favor of Collateral Agent, for the benefit of Secured Parties, then such Credit Party, as soon as practical after and, in any event, no later than sixty (60) days after acquiring such Material Real Estate Asset, shall take all such actions and execute and deliver, or cause to be executed and delivered, all such mortgages, documents, instruments, agreements, opinions and certificates similar to those described in Sections 3.1(i), 3.1(j) and 3.1(k) with respect to each such Material Real Estate Asset that Collateral Agent shall reasonably request to create in favor of Collateral Agent, for the benefit of Secured Parties, a valid and, subject to any filing and/or recording referred to herein, perfected First Priority security interest in such Material Real Estate Assets. In addition to the foregoing, the Company shall, at the request of Requisite Lenders, deliver, from time to time, to Administrative Agent such appraisals as are required by law or regulation of Real Estate Assets with respect to which Collateral Agent has been granted a Lien. Notwithstanding the foregoing, perfection of the Collateral shall not be required where the burden of perfecting a security interest, lien or mortgage is reasonably determined by the Collateral Agent to be excessive in relation to the benefit afforded to the Lenders thereby.
     Section 5.11 Interest Rate Protection.
     No later than ninety (90) days following the Closing Date and at all times thereafter, the Company shall maintain, or cause to be maintained, in effect one or more Interest Rate Agreements for a term of not less than one (1) year and otherwise in form and substance reasonably satisfactory to Administrative Agent, such that the amount of not less than 50.0% of the aggregate principal amount of the total Indebtedness for borrowed money (excluding Revolving Loans, Letters of Credit, Swingline Loans and other revolving line of credit of the Company or any Subsidiary) of the Company and its Subsidiaries outstanding from time to time (based on the assumption that such notional principal amount was a Eurodollar Rate Loan with an Interest Period of three months) shall be either (i) fixed rate Indebtedness or (ii) subject to Interest Rate Agreements effectively limiting the Unadjusted Eurodollar Rate Component of the interest costs to the Company to a rate reasonably acceptable to the Administrative Agent.
     Section 5.12 Further Assurances.
     At any time or from time to time upon the request of Administrative Agent, each Credit Party will, at its expense, promptly execute, acknowledge and deliver such further documents and do such other acts and things as Administrative Agent or Collateral Agent may reasonably request to ensure that the Obligations are guarantied by the Guarantors and are secured by substantially all of the assets of Holdings, and its Subsidiaries and all of the outstanding Capital Stock of the Company and its Subsidiaries (subject to limitations contained in the Credit Documents with respect to Foreign Subsidiaries). In addition, each Credit Party will provide Lenders with any information requested pursuant to Section 10.21.
     Section 5.13 Cash Management Systems.
     Schedule 5.13 lists all Deposit Accounts, Securities Accounts and Commodities Accounts opened or maintained by Holdings and its Subsidiaries. None of Holding or any Credit Party shall be required to enter into a Control Agreement with respect to (x) any Excluded Accounts or (y) any other Deposit Accounts, Securities Accounts or Commodities Accounts opened or maintained by Holdings or its Subsidiaries (such accounts, “Non-Excluded Accounts”) to the extent that the aggregate average available daily balance over the immediately preceding 12-month period for all such Non-Excluded Accounts shall not at any time exceed $5,000,000; provided that to the extent such balance exceeds $5,000,000, Holdings and its Subsidiaries agree to promptly (but in no case longer than the greater of (i) 60 days or (ii) such longer period as agreed to by the Collateral Agent in its reasonable judgment) grant Control over certain Non-Excluded Accounts not covered by Control Agreements, as selected by Holdings and its Subsidiaries, such that immediately after implementing Control Agreements, such balance as recalculated shall not exceed $5,000,000. For purposes of this Section 5.13, “Excluded Accounts” includes (A) any Deposit Account for which Collateral Agent is the bank, (B) any Securities Account or Commodities Account for which Collateral Agent is the securities intermediary or the commodity intermediary, respectively, (C) any Deposit Account maintained solely for payroll purposes or holding solely restricted cash in connection with self-insurance programs, (D) any Securities Account, Deposit Account or Commodities Account held outside the United States of America, (E) during the nine-month period following the Easton Acquisition, any Deposit Accounts, Securities Accounts and Commodities Accounts acquired by Holdings or its Subsidiaries in connection with the Easton Acquisition and (F) during a six-month period following any Permitted Acquisition after the Closing Date, any Deposit Accounts, Securities Accounts and Commodities Accounts acquired by Holdings or its Subsidiaries in connection with such Permitted Acquisition.
     Section 5.14 Certain Post-Closing Obligations.
     (a) Landlord Waiver and Consent Agreements. Within 30 days after the Closing Date (or such extended period of time as approved by Administrative Agent), the Credit Parties shall use commercially reasonable efforts to deliver to the Administrative Agent Landlord Waiver and Consent Agreements for the Leasehold Properties listed on Schedule 3.1(i).
     (b) Intellectual Property. Within 90 days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), to the extent reasonably required by the Administrative Agent, the Credit Parties shall provide evidence reasonably satisfactory to the Administrative Agent that all chain of title issues (including unreleased filings related to Liens that have previously been terminated) with respect to the material intellectual property of Holdings and its Subsidiaries registered with the United States Patent and Trademark Office as set forth on Schedule 4.7 of the U.S. Pledge and Security Agreement have been corrected in the appropriate records of the United States Patent and Trademark Office.
     (c) Pledged Common Stock. Within 60 days after the Closing Date (or such extended period of time as agreed to by the Administrative Agent), the Credit Parties shall deliver to the Administrative Agent such stock certificates of Easton S.A. de C.V., as Collateral, representing 65% of the Class A and Class B shares of Common Stock together with all other documents necessary and advisable to perfect the Collateral Agent’s security interest in such stock certificates.
     (d) Zoning Letter. Within 10 days after the Closing Date (or such extended period of time as approved by the Administrative Agent), the Credit Parties shall use commercially reasonable efforts to deliver to Lawyers Title Insurance Company, a zoning letter for the Chicago Real Property from the Zoning Department of the City of Chicago.
SECTION 6
NEGATIVE COVENANTS
     Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations and cancellation or expiration of all Letters of Credit,

such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.
     Section 6.1 Indebtedness.
     No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or guaranty, or otherwise become or remain directly or indirectly liable with respect to any Indebtedness, except:
     (a) the Obligations (including under Section 2.25);
     (b) Indebtedness of any Subsidiary to the Company or to any other Subsidiary, or of the Company to any Subsidiary; provided, (i) all such Indebtedness shall be evidenced by promissory notes and all such notes held by a Credit Party shall be subject to a First Priority Lien pursuant to the Collateral Documents, (ii) all such Indebtedness owed by a Credit Party shall be unsecured and subordinated in right of payment to the payment in full of the Obligations pursuant to the terms of the applicable promissory notes or an intercompany subordination agreement that in any such case, is reasonably satisfactory to Administrative Agent, and (iii) any payment by any such Subsidiary under any guaranty of the Obligations shall result in a pro tanto reduction of the amount of any Indebtedness owed by such Subsidiary to the Company or to any of its Subsidiaries for whose benefit such payment is made; provided further that Indebtedness of Subsidiaries that are not Guarantors hereunder owed to any Credit Party (together with any guarantees by a Credit Party of Indebtedness of such Subsidiaries pursuant to Section 6.1(g) or other Investments in such Subsidiaries by a Credit Party pursuant to Section 6.7(b)) shall not exceed in the aggregate $20,000,000 at any time outstanding;
     (c) Indebtedness incurred by the Company or any of its Subsidiaries arising from agreements of the Company and its Subsidiaries providing for indemnification, adjustment of purchase price or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of the Company or any such Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or permitted dispositions of any business, assets or Subsidiary of Holdings or any of its Subsidiaries;
     (d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;
     (e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
     (f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of the Company and its Subsidiaries;

     (g) guaranties by the Company of Indebtedness of a Subsidiary or guaranties by a Subsidiary of the Indebtedness of the Company or any other Subsidiary with respect, in each case, to Indebtedness otherwise permitted to be incurred pursuant to this Section 6.1, provided that guarantees by Credit Parties of Indebtedness of Subsidiaries that are not Guarantors hereunder (together with any Indebtedness of such Subsidiaries to Credit Parties pursuant to Section 6.1(b) or other Investments in such Subsidiaries by a Credit Party pursuant to Section 6.7(b)) shall not exceed in the aggregate $20,000,000 at any time outstanding;
     (h) Indebtedness described in Schedule 6.1, but not any extensions, renewals or replacements of such Indebtedness except (i) renewals and extensions expressly provided for in the agreements evidencing any such Indebtedness as the same are in effect on the date of this Agreement and (ii) refinancings and extensions of any such Indebtedness if the terms and conditions thereof are not less favorable in any material respect to the obligor thereon or to the Lenders than the Indebtedness being refinanced or extended, and the average life to maturity thereof is greater than or equal to that of the Indebtedness being refinanced or extended; provided, such Indebtedness permitted under the immediately preceding clause (i) or (ii) above shall not (A) include Indebtedness of an obligor that was not an obligor with respect to the Indebtedness being extended, renewed or refinanced (unless otherwise permitted to be incurred by another clause of this Section 6.1), (B) exceed in a principal amount the Indebtedness being renewed, extended or refinanced (plus accrued interest or premium thereof) or (C) be incurred, created or assumed if any Default or Event of Default has occurred and is continuing or would result therefrom;
     (i) Indebtedness with respect to (i) Capital Leases in an aggregate amount not to exceed at any time $5,000,000 when aggregated with outstanding Indebtedness permitted pursuant to Section 6.1(j) and (ii) the Existing Capital Leases;
     (j) purchase money Indebtedness in an aggregate amount not to exceed at any time $5,000,000 when aggregated with indebtedness pursuant to clause (i) of Section 6.1(i); provided, any such Indebtedness (i) shall be secured only to the asset acquired in connection with the incurrence of such Indebtedness, and (ii) shall constitute not more than 75% of the aggregate consideration paid with respect to such asset;
     (k) Senior Subordinated Notes and senior subordinated unsecured debt securities issued to redeem the Senior Subordinated Notes in full, in an amount of up to the aggregate outstanding principal amount of the Senior Subordinated Notes (but in any event not to exceed $140,000,000) plus any reasonable and customary transaction costs and fees (approved by the Administrative Agent) and accrued interest and required premium incurred in connection therewith (the “Refinancing Notes”); provided that the proceeds thereof are used to prepay or redeem the Senior Subordinated Notes or a portion thereof, and reasonable and customary fees, commissions, legal fees and other costs and expenses incurred in connection with such issuance and redemption or prepayment; provided further that (i)(A) the terms of such additional Indebtedness shall not contain any cross-default provisions (other than for material non-payment, and may include a cross-acceleration provision), (B) the terms of such additional Indebtedness shall not contain any financial maintenance covenants, (C) such additional Indebtedness shall not be secured by any asset of Company or any of its Subsidiaries (other than restricted Cash or Cash Equivalents allocated from the funds representing such Indebtedness securing prefunded interest payments), (D) no portion of the principal of such additional Indebtedness shall be scheduled to be redeemed, repurchased or otherwise repaid or prepaid (other than as a result of a change of control, acceleration or such other provision as shall be customary for comparable high-yield debt securities) prior to the date that is six months after the Term Loan Maturity Date, (E) such Indebtedness shall otherwise, taken as a whole, be on terms no less favorable in any material respect to the Lenders than the terms of the Senior Subordinated Notes and (F) such Indebtedness is subordinated in right of payment to the Obligations under this Agreement on terms at least as favorable in all material respects to the Lenders as those contained in the documentation governing the Senior Subordinated Notes; and (ii) after giving effect to the incurrence of such Indebtedness, (A) Company and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 6.8 and (B) no Default or Event of Default shall exist or would result therefrom;
     (l) Indebtedness under Hedge Agreements, Secured Hedge Agreements or any commodities hedging agreement entered into for the purpose of hedging risks associated with Holdings’ and its Subsidiaries’ operations and not for speculative purposes;
     (m) Indebtedness of any Foreign Subsidiary, consisting of local lines of credit incurred in the ordinary course of business of such Foreign Subsidiary and not guaranteed by Holdings, the Company or a Guarantor Subsidiary, in an aggregate amount not to exceed at any time the U.S. Dollar equivalent of $15,000,000;
     (n) (i) Indebtedness of any Subsidiary of Holdings assumed in connection with a Permitted Acquisition existing at the time of such Permitted Acquisition was consummated; provided that (A) such Indebtedness was not incurred in connection with or in anticipation of such Permitted Acquisition and (B) the aggregate amount of Indebtedness permitted by this subsection (n) (including subclause (ii)) shall not exceed $10,000,000 at any time outstanding, and (ii) any refinancings, renewals and replacements of any such Indebtedness pursuant to the preceding clause (i) that do not increase the outstanding principal amount (plus accrued interest and premium) thereof;
     (o) other unsecured Indebtedness of the Company and its Domestic Subsidiaries in an aggregate amount not to exceed at any time $20,000,000; and
     (p) senior subordinated unsecured debt securities (x) the net proceeds of which are used to (A) consummate one or more Permitted Acquisitions or (B) prepay Term Loans and (y) in an amount not to exceed $25,000,000 aggregate principal amount (the “Additional Senior Subordinated Notes”); provided further that (i)(A) the terms of such additional Indebtedness shall not contain any cross-default provisions (other than for material non-payment, and may include a cross-acceleration provision), (B) the terms of such additional Indebtedness shall not contain any financial maintenance covenants, (C) such additional Indebtedness shall not be secured by any asset of Holdings or any of its Subsidiaries (other than restricted Cash or Cash Equivalents allocated from the funds representing such Indebtedness securing prefunded interest payments), (D) no portion of the principal of such additional Indebtedness shall be scheduled to be redeemed, repurchased or otherwise repaid or prepaid (other than as a result of a change of control, acceleration or such other provision as shall be customary for comparable high-yield debt securities) prior to the date that is six months after the Term Loan Maturity Date, and (E) such Indebtedness shall otherwise, taken as a whole, be on terms no less favorable to the Lenders in any material respect than the terms of the Senior Subordinated Notes; (ii) such Indebtedness is subordinated in right of payment to the Obligations under this Agreement on terms at least as favorable in all material respects to the Lenders as those contained in the documentation governing the Senior Subordinated Notes and (iii) to the extent the net cash proceeds of such incurrence are used to consummate one or more Permitted Acquisitions, after giving effect to the incurrence of such Indebtedness, (A) Company and its Subsidiaries shall be in pro forma compliance with the financial covenants set forth in Section 6.8, (B) the Leverage Ratio calculated as of the last day of the most recently ended Fiscal Quarter, determined on a pro forma basis giving effect to the incurrence of such Indebtedness, is no greater than the maximum Leverage Ratio permitted as of such date pursuant to Section 6.8 less 0.25 and (C) no Default or Event of Default shall exist or would result therefrom.
     Section 6.2 Liens.
     No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or permit to exist any Lien on or with respect to any property or asset of any kind (including any document or instrument in respect of goods or accounts receivable) of Holdings or any of its Subsidiaries, whether now owned or hereafter acquired, or any income or profits therefrom, or file or permit the filing of, or permit to remain in effect, any financing statement or other similar notice of any Lien with respect to any such property, asset, income or profits under the UCC or PPSA of any jurisdiction or under any similar recording or notice statute, except:
     (a) Liens in favor of Collateral Agent for the benefit of Secured Parties granted pursuant to any Credit Document;
     (b) Liens for Taxes not then due or if due if obligations with respect to such Taxes are being contested in good faith by appropriate proceedings promptly instituted and diligently conducted;
     (c) statutory Liens of landlords, banks (and rights of set-off), of carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401 (a)(29) or 412(n) of the Internal Revenue Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;
     (d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment and employment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;
     (e) easements, rights-of-way, restrictions, encroachments, and other minor defects or irregularities in title, in each case which do not and will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of its Subsidiaries;
     (f) any interest or title of a lessor or sublessor under any lease of real estate permitted hereunder and any restriction, lien or encumbrance that the interest or title of such lessor or sublessor may be subject to;
     (g) Liens solely on any cash earnest money deposits made by Holdings or any of its Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;
     (h) purported Liens evidenced by the filing of precautionary UCC or PPSA financing statements relating solely to operating leases of personal property entered into in the ordinary course of business;
     (i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;
     (j) any zoning or similar law or right reserved to or vested in any governmental office or agency to control or regulate the use of any real property;
     (k) (i) licenses of copyrights, patents, trademarks and other intellectual property rights granted by Holdings or any of its Subsidiaries in the ordinary course of business and not interfering in any material respect with the ordinary conduct of the business of the Company or such Subsidiary and (ii) leases or subleases granted by Holdings or any of its Subsidiaries to third parties in respect of surplus property which is not fundamental to the operation of the business in the ordinary course of business; provided that such leases and subleases are on arms-length, commercial terms and otherwise satisfactory to the Administrative Agent;
     (l) Liens described in Schedule 6.2 or on a title report delivered pursuant to Section 3.1(i)(iii);

     (m) Liens securing Indebtedness permitted pursuant to 6.1(i) and 6.1(j); provided, any such Lien shall encumber only the asset acquired with the proceeds of such Indebtedness;
     (n) Liens securing Indebtedness of Foreign Subsidiaries permitted pursuant to Section 6.1(m) provided that such Liens only attach to the assets of Foreign Subsidiaries;
     (o) Liens securing Indebtedness permitted by Section 6.1(n);
     (p) Liens securing judgments for the payment of money (except to the extent giving rise to an Event of Default under Section 8.1(h));
     (q) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of the Company and/or any Subsidiary of the Company to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Company and the Subsidiaries of the Company;
     (r) Liens in favor of a Lender Counterparty in connection with any Secured Hedge Agreement, but only if such Lender Counterparty and the Administrative Agent, on behalf of the Lenders, shall share pari passu in the collateral subject to such Liens;
     (s) Liens on documents of title and the property covered thereby securing Indebtedness in respect of commercial letters of credit;
     (t) Liens arising out of conditional sale, title retention, consignment or similar arrangements for the sale of goods entered into by the Company and its Subsidiaries in the ordinary course of business and constitute Asset Sales or sales or other dispositions of assets that do not constitute Asset Sales; and
     (u) other Liens securing Indebtedness in an aggregate amount not to exceed $5,000,000 at any time outstanding.
     Section 6.3 Equitable Lien.
     If any Credit Party shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Requisite Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

     Section 6.4 No Further Negative Pledges.
     Except with respect to (a) specific property encumbered to secure payment of particular Indebtedness or to be sold pursuant to an executed agreement with respect to a permitted Asset Sale; (b) restrictions contained in agreements with respect to Indebtedness incurred by Subsidiaries that are not Guarantors in accordance with this Agreement (provided that such restrictions are limited to the property or assets of such Subsidiary and its Subsidiaries); (c) restrictions contained in the Senior Subordinated Notes Indenture, any Refinancing Notes Indenture or any Additional Senior Subordinated Notes Indenture; (d) restrictions by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses and similar agreements entered into in the ordinary course of business (provided that such restrictions are limited to the property or assets secured by such Liens or the property or assets subject to such leases, licenses or similar agreements, as the case may be); (e) Liens permitted to be incurred under Section 6.2 and restrictions in the agreements relating thereto that limit the right of the Company to dispose of or transfer the assets subject to such Liens; (f) provisions limiting the disposition or distribution of assets or property in joint venture agreements, sale-leaseback agreements, stock sale agreements and other similar agreements, which limitation is applicable only to the assets that are the subject of such agreements; (g) any encumbrance or restriction in connection with an acquisition of property, so long as such encumbrance or restriction relates solely to the property so acquired and was not created in connection with or in anticipation of such acquisition; (h) restrictions imposed by customary provisions in partnership agreements, limited liability company organizational governance documents, joint venture agreements and other similar agreements that restrict the transfer of ownership interests in such partnership, limited liability company, joint venture or similar Person, (i) restrictions contained in agreements existing at the time any Person becomes a Subsidiary, so long as such agreement was not entered into solely in contemplation of such Person becoming a Subsidiary, and (j) restrictions on cash or other deposits of customers under contracts entered into in the ordinary course of business, no Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien upon any of its properties or assets, whether now owned or hereafter acquired.
Section 6.5 Restricted Junior Payments.
     No Credit Party shall, nor shall it permit any of its Subsidiaries through any manner or means or through any other Person to, directly or indirectly, declare, order, pay, make or set apart, or agree to declare, order, pay, make or set apart, any sum for any Restricted Junior Payment except that (a) the Company may make regularly scheduled payments of interest in respect of Senior Subordinated Notes, Refinancing Notes and Additional Senior Subordinated Note in accordance with the terms of, and only to the extent required by, and subject to the subordination provisions contained in, the indenture or other agreement pursuant to which such Subordinated Indebtedness was issued; (b) the Company may prepay or redeem the Senior Subordinated Notes in full with the proceeds of the Refinancing Notes; (c) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Company may make Restricted Junior Payments to Holdings to pay any non-recurring fees, cash charges and cost expenses incurred in connection with the issuance by Holdings or Parent of Capital Stock (or capital contribution in respect thereof) or Indebtedness, in each case only to the extent that such transaction is not consummated; (d) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, to the extent permitted by Section 2.15(c), the Company may prepay or redeem the Senior Subordinated Notes, Additional Senior Subordinated Notes and Refinancing Notes in an aggregate amount not to exceed the Cash proceeds of any issuance of Capital Stock of Parent, Holdings or any of their respective Subsidiaries (or capital contribution in respect thereof); (e) the Company may make Restricted Junior Payments to Holdings (and Holdings may make Restricted Junior Payments to Parent) (i) in an aggregate amount not to exceed $400,000 in any Fiscal Year, to the extent necessary to permit Holdings or Parent to pay general administrative costs and expenses (including franchise taxes) and (ii) to the extent necessary to permit Holdings or Parent to discharge the consolidated tax liabilities of Holdings or Parent and its Subsidiaries, in each case so long as Holdings applies the amount of any such Restricted Junior Payment for such purpose; (f) the Company may on the Closing Date pay a Sponsor Fee to the Sponsors pursuant to and as expressly required by the Sponsor Agreement and reimburse the Sponsors for reasonable out of pocket fees, costs and expenses incurred in connection with the Transactions within three hundred (300) days of the Closing Date; (g) so long as no Default or Event of Default pursuant to Sections 8.1(a), 8.1(g) or 8.1(h) shall have occurred and be continuing or shall be caused thereby, the Company may pay the Sponsor Fees (plus reasonable expenses in connection with the Sponsor Agreement and unpaid amounts accrued for prior periods); (h) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Company and Holdings may declare and pay dividends or make other distributions to Parent the proceeds of which are to be used by Parent to purchase or redeem Capital Stock of Parent (including related stock appreciation rights or similar securities) held by then present or former officers or employees of Holdings, Company or any of their Subsidiaries or by any Pension Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Pension Plan or any other agreement under which such shares of stock or related rights were issued or to redeem any notes issued by the Parent in lieu of such repurchases or redemptions; provided that the aggregate amount of such Cash purchases or redemptions under this paragraph (h) and any payments in respect of any such notes shall not exceed in any Fiscal Year $3,000,000 plus the unused portion of the permitted Restricted Junior Payments from this paragraph (h) from any prior Fiscal Year; (i) so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby and so long as no Equity Cure Period exists, the Company and its Subsidiaries may make additional Junior Restricted Payments in an aggregate amount not to exceed $10,000,000 since the Closing Date; (j) Holdings may make on the Closing Date the payments required by the Easton Acquisition Agreement and (k) after December 31, 2007 and so long as no Equity Cure Period exists and so long as no Default or Event of Default shall have occurred and be continuing or shall be caused thereby, the Company and the Subsidiaries may make additional Restricted Junior Payments in an aggregate amount not exceeding the Available Amount immediately prior to the time of the making of such Restricted Junior Payment; provided that immediately prior to such Restricted Junior Payment and immediately after giving effect thereto on a pro forma basis, the Leverage Ratio (as of the most recent date for which annual or quarterly financial statements are required to have been delivered pursuant to Section 5.1) is not greater than 4.25:1.00.

     Section 6.6 Restrictions on Subsidiary Distributions.
     Except as provided herein, in the Senior Subordinated Notes Indenture, the Refinancing Notes Indenture or the Additional Senior Subordinated Note Indenture or (with respect to encumbrances or restrictions on the ability of any Foreign Subsidiary of Holdings only) in any documentation evidencing the local lines of credit of Foreign Subsidiaries expressly permitted by Section 6.1(m) or (o), no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of the Company to (a) pay dividends or make any other distributions on any of such Subsidiary’s Capital Stock owned by the Company or any other Subsidiary of the Company, (b) repay or prepay any Indebtedness owed by such Subsidiary to the Company or any other Subsidiary of the Company, (c) make loans or advances to the Company or any other Subsidiary of the Company, or (d) transfer any of its property or assets to the Company or any other Subsidiary of the Company other than restrictions (i) in agreements evidencing Indebtedness permitted by Section 6.1(i) and (j) that impose restrictions on the property so acquired and (ii) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint venture agreements and similar agreements entered into in the ordinary course of business, (iii) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement; (iv) in any instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition),which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by Section 6.1 to be incurred; (v) in any agreement for the sale or other disposition of a Subsidiary that restricts distributions by that Subsidiary pending the sale or other disposition; and (vi) in provisions in agreements or instruments which prohibit the payment of dividends or the making of other distributions with respect to any class of Capital Stock of a Person other than on a pro rata basis.
     Section 6.7 Investments.
     No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, make or own any Investment in any Person, including without limitation any Joint Venture, except:
     (a) Investments in Cash and Cash Equivalents;
     (b) (1) Investments (including loans and advances) as of the Closing Date in or to any Subsidiary and (2) Investments (including loans and advances) made after the Closing Date in the Company or any Subsidiary; provided, that, with respect to clause (2), the aggregate amount of Investments made by Credit Parties hereunder to Subsidiaries that are not Guarantors (together with any Indebtedness of such Subsidiaries to Credit Parties pursuant to Section 6.1(b) and any guarantees by Credit Parties of

Indebtedness of such Subsidiaries pursuant to Section 6.1(g)) shall not exceed in the aggregate $20,000,000 at any time outstanding;
     (c) Investments (i) in any Securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors, (ii) consisting of deposits, prepayments and other credits to suppliers or customers made in the ordinary course of business of Holdings and its Subsidiaries and (iii) any Securities received in satisfaction or partial satisfaction in connection with defaulted receivables;
     (d) Consolidated Capital Expenditures permitted by Section 6.8(c);
     (e) loans and advances to employees of Holdings and its Subsidiaries (i) made for reasonable and customary business-related travel, entertainment, relocation and analogous ordinary business purposes and (ii) otherwise in an aggregate principal amount not to exceed $500,000 in the aggregate at any one time outstanding;
     (f) Investments made in connection with Permitted Acquisitions permitted pursuant to Section 6.9;
     (g) Investments described in Schedule 6.7;
     (h) other Investments so long as the amount of such Investments, together with all Permitted Acquisitions of Persons not incorporated, formed or organized under the laws of the United States of America or Canada, shall not exceed $21,000,000 in the aggregate; provided that no Default or Event of Default has occurred and is continuing at the time of any such Investment or would result therefrom;
     (i) Investments consisting of notes from employees and directors of the Company and its Subsidiaries used as consideration for the purchase price of the Capital Stock of Parent in an aggregate amount not to exceed at any time $1,000,000;
     (j) Investments received in lieu of Cash in connection with Asset Sales expressly permitted by Section 6.9;
     (k) Investments in Hedge Agreements permitted hereunder;
     (l) Investments consisting of the contribution of Capital Stock of a Foreign Subsidiary to any other Foreign Subsidiary in exchange for Indebtedness, Capital Stock or a combination thereof;
     (m) Investments in any Canadian Credit Party so long as the amount of such Investments, together with all Permitted Acquisitions of Persons incorporated, formed or organized under the laws of Canada or a Province or territory thereof, shall not exceed $10,000,000 in the aggregate; provided that no Default or Event of Default has occurred and is continuing at the time of any such Investment or would result therefrom; and

     (n) additional Investments in an aggregate amount not to exceed the Available Amount immediately prior to the time of the making of such Investment; provided that (a) no Default or Event of Default has occurred and is continuing or would result therefrom and (b) no Equity Cure Period exists.
     Notwithstanding the foregoing, in no event shall any Credit Party make any Investment which results in or facilitates in any manner any Restricted Junior Payment not otherwise permitted under the terms of Section 6.5.
     Section 6.8 Financial Covenants.
     (a) Interest Coverage Ratio. The Company shall not permit the Interest Coverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2006, to be less than the correlative ratio indicated:

Fiscal Quarter	Interest
Coverage Ratio
Second Quarter of 2006 through Third Quarter of 2007	2.00:1.00
Fourth Quarter of 2007 through Third Quarter of 2008	2.25:1.00
Fourth Quarter of 2008 through Third Quarter of 2009	2.50:1.00
Fourth Quarter of 2009 through Third Quarter of 2010	2.75:1.00
Thereafter	3.00:1.00
     (b) Leverage Ratio. The Company shall not permit the Leverage Ratio as of the last day of any Fiscal Quarter, beginning with the Fiscal Quarter ending June 30, 2006, to exceed the correlative ratio indicated:

Fiscal Quarter Ending	Leverage
Ratio
Second Quarter of 2006 through Third Quarter of 2006	6.25:1.00
Fourth Quarter of 2006 through Third Quarter of 2007	6.00:1.00
Fourth Quarter of 2007 through Third Quarter of 2008	5.25:1.00
Fourth Quarter of 2008 through Third Quarter of 2009	4.50:1.00
Fourth Quarter of 2009 through Third Quarter of 2010	3.75:1.00
Thereafter	3.50:1.00
     (c) Maximum Consolidated Capital Expenditures. The Company shall not, and shall not permit its Subsidiaries to, make or incur Consolidated Capital Expenditures (other than Consolidated Capital Expenditures which are made with the proceeds of equity), in any period indicated below, in an aggregate amount for the Company and its Subsidiaries in excess of the corresponding amount set forth below opposite such Fiscal Year; provided, such amount for any

Fiscal Year shall be increased by an amount equal to 100% of the excess, if any over the actual amount of Consolidated Capital Expenditures for the previous Fiscal Year; provided, further, (i) any Consolidated Capital Expenditure shall be applied first towards any carry-over amount from the immediately preceding Fiscal Year and then towards the limit below for the Fiscal Year in which such Consolidated Capital Expenditure is made and (ii) in no event will Consolidated Capital Expenditures for any Fiscal Year exceed the sum of (A) the limit below for the Fiscal Year in which such Consolidated Capital Expenditures are made plus (B) 50% of the limit below for the immediately preceding Fiscal Year:

Period	Consolidated
Capital
Expenditures
2006	$13,000,000
2007	$13,000,000
2008	$13,000,000
2009	$13,000,000
Thereafter	$13,000,000
     In connection with any Permitted Acquisition, the amounts set forth in the table above shall be increased by the product of 1.75% multiplied by the revenue of any target acquired in such Permitted Acquisition for the immediately preceding four fiscal quarter period ending prior to such Permitted Acquisition.
     (d) Certain Calculations. With respect to any period during which a Permitted Acquisition or Material Asset Sale has occurred (each, a “Subject Transaction”), for purposes of determining compliance with the financial covenants set forth in this Section 6.8 (including for purposes of determining pro forma compliance with such covenants as required by any provision of this Agreement), Consolidated Adjusted EBITDA and Consolidated Cash Interest Expense shall be calculated with respect to such period on a pro forma basis (including pro forma adjustments arising out of events which are directly attributable to the Subject Transaction or which are to be implemented by the business subject to the Subject Transaction or by the Company and its Subsidiaries as a result of a Subject Transaction, are factually supportable and are expected to have a continuing impact, in each case determined on a basis consistent with Article 11 of Regulation S-X promulgated under the Securities Act and as interpreted by the staff of the Securities and Exchange Commission or as otherwise approved by the Administrative Agent, which would include cost savings resulting from head count reduction, closure of facilities and similar restructuring charges, which pro forma adjustments shall be certified by the chief financial officer of the Company) using the historical financial statements of any business so acquired or to be acquired or sold or to be sold and the consolidated financial statements of the Company and its Subsidiaries which shall be reformulated as if such Subject Transaction, and any Indebtedness incurred or repaid in connection therewith, had been consummated or incurred or repaid at the beginning of such period (and assuming that such Indebtedness bears interest during any portion of the applicable measurement period prior to the relevant acquisition at the weighted average of the interest rates applicable to outstanding Loans incurred during such period).

     (e) Equity Cure. Prior to the six year anniversary of the Closing Date, but not more than three times during the term of this Agreement, the Company’s shareholders will have a right to cure, within a 10-day period subsequent to the delivery of a related Compliance Certificate, any noncompliance with the above-referenced financial covenants with additional cash common equity infusions that will be added to Adjusted Consolidated EBITDA for the immediately preceding Fiscal Quarter (such equity cure shall be solely for the purpose of maintaining compliance with the financial covenants set forth in this Section 6.8 and for no other purpose in this Agreement). Any such equity infusion shall be received by the Company and thereafter immediately distributed to the Company and shall be included in the calculation of the relevant quarterly test date and the three succeeding quarterly test dates (the “Equity Cure Period”) (followed by a period of no less than two Fiscal Quarters in any four Fiscal Quarters during which the Company shall be prohibited from exercising its right to cure) in an amount not to exceed (for any individual cure) the amount necessary to cure the relevant non-compliance but in any case not to exceed $15,000,000 in the aggregate since the Closing Date.
     Section 6.9 Fundamental Changes; Disposition of Assets; Acquisitions.
     No Credit Party shall, nor shall it permit any of its Subsidiaries to, enter into any transaction of merger, amalgamation, continuation or consolidation, or liquidate, wind-up or dissolve itself (or suffer any liquidation, winding-up or dissolution), or convey, sell, lease or sub-lease (as lessor or sublessor), exchange, transfer or otherwise dispose of, in one transaction or a series of transactions, all or any part of its business, assets or property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, whether now owned or hereafter acquired, or acquire by purchase or otherwise (other than purchases or other acquisitions of inventory, materials, supplies, and equipment and Capital Expenditures in the ordinary course of business) the business, property or fixed assets of, or equity or other evidence of beneficial ownership of, any Person or any division or line of business or other business unit of any Person, except:
     (a) any Subsidiary of Holdings may be merged, continued or amalgamated with or into the Company or any Guarantor Subsidiary or if not the Company or any Guarantor Subsidiaries, another non-Guarantor Subsidiary, or be liquidated, wound up or dissolved, or all or any part of its business, property or assets may be conveyed, sold, leased, transferred or otherwise disposed of, in one transaction or a series of transactions, to the Company or any Guarantor Subsidiary or if not the Company or any Guarantor Subsidiaries, another non-Guarantor Subsidiary; provided, in the case of such a merger, the Company or such Guarantor Subsidiary or if not the Company or any Guarantor Subsidiaries, another non-Guarantor Subsidiary, as applicable shall be the continuing or surviving Person;
     (b) sales or other dispositions of assets that do not constitute Asset Sales;
     (c) Asset Sales, the proceeds of which (valued at the principal amount thereof in the case of non-Cash proceeds consisting of notes or other debt Securities and valued at fair market value in the case of other non-Cash proceeds) are less than $20,000,000 when aggregated with the proceeds of all other Asset Sales made pursuant to this clause

     (c) within the same Fiscal Year and less than $50,000,000 in the aggregate from the Closing Date to the date of determination; provided (1) the consideration received for such assets shall be in an amount at least equal to the fair market value thereof (determined in good faith by the board of directors of the Company (or similar governing body)), (2) no less than 75% thereof shall be paid in Cash, and (3) the Net Asset Sale Proceeds thereof shall be applied as required by Section 2.15(a); provided, that, if the Company or any of its Subsidiaries disposes of the Chicago Real Property, the York Real Property or the Bell Fitness Business Unit, such dispositions shall not be included in the computation of the foregoing amounts;
     (d) disposals of obsolete, worn out or surplus property;
     (e) Permitted Acquisitions;
     (f) Investments made in accordance with Section 6.7;
     (g) any merger, consolidation, liquidation, wind-up or dissolution, the purpose of which is to effect a disposition otherwise permitted in this Section 6.9;
     (h) dispositions resulting from any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation of similar proceedings of, any property or asset of Company or any Subsidiary; and
     (i) sale and leaseback transactions permitted by Section 6.11.
     Section 6.10 Disposal of Subsidiary Interests.
     Except for any sale of all of its interests in the Capital Stock of any of its Subsidiaries in compliance with the provisions of Section 6.9, no Credit Party shall, nor shall it permit any of its Subsidiaries to, (a) directly or indirectly sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to qualify directors if required by applicable law; or (b) permit any of its Subsidiaries directly or indirectly to sell, assign, pledge or otherwise encumber or dispose of any Capital Stock of any of its Subsidiaries, except to another Credit Party (subject to the restrictions on such disposition otherwise imposed hereunder), or to qualify directors if required by applicable law.
     Section 6.11 Sales and Lease-Backs.
     Unless the proceeds resulting from such transaction are used to prepay Loans to the extent required by Section 2.15, no Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, become or remain liable as lessee or as a guarantor or other surety with respect to any lease of any property (whether real, personal or mixed), whether now owned or hereafter acquired, which such Credit Party (a) has sold or transferred or is to sell or to transfer to any other Person (other than Holdings or any of its Subsidiaries), or (b) intends to use for substantially the same purpose as any other property which has been or is to be sold or transferred by such Credit Party to any Person (other than Holdings or any of its Subsidiaries) in connection with such lease.
     Section 6.12 Transactions with Shareholders and Affiliates.
     No Credit Party shall, nor shall it permit any of its Subsidiaries to, directly or indirectly, enter into or permit to exist any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any holder of 10% or more of any class of Capital Stock of Holdings or any of its Subsidiaries or with any Affiliate of Holdings or of any such holder (including Ontario Teachers’ Pension Plan Board), on terms that are less favorable to Holdings or that Subsidiary, as the case may be, than those that might be obtained at the time from a Person who is not such a holder or Affiliate; provided, the foregoing restriction shall not apply to (a) any transaction between or among the Company and its Domestic Subsidiaries, (b) any transaction between or among the Credit Parties and Subsidiaries that are not Domestic Subsidiaries to the extent such transaction is in the ordinary course of business and is on terms which the board of directors (or similar governing body) of the Company or other applicable Credit Party have approved; (b) reasonable and customary fees paid to members of the board of directors (or similar governing body) of Holdings and its Subsidiaries; (c) compensation, employment and severance arrangements for officers and other employees of Holdings and its Subsidiaries in the ordinary course of business or as approved by the board of directors of the Company (or similar governing body); (d) payment of or on account of the Sponsor Fee or similar fees payable to the Sponsors pursuant to the Sponsor Agreement; (e) transactions described in Schedule 6.12 and (f) transactions permitted under Sections 6.1 (b) and (g), Sections 6.5(c), (f), (g), (h) and (i) and Sections 6.7(b), (e), (h) and (i).
     Section 6.13 Conduct of Business.
     From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (i) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (ii) such other lines of business as may be consented to by Requisite Lenders.
     Section 6.14 Permitted Activities of Holdings.
     Holdings shall not (a) incur, directly or indirectly, any Indebtedness or any other obligation or liability whatsoever other than the Sponsor Fee and other obligations not constituting Indebtedness incurred in the ordinary course of business as a holding company and not otherwise restricted by this Section 6.14; (b) create or suffer to exist any Lien upon any property or assets now owned or hereafter acquired by it other than the Liens created under the Collateral Documents to which it is a party or permitted pursuant to Section 6.2; (c) engage in any business or activity or own any assets other than (i) holding 100% of the Capital Stock of the Company, (ii) performing its obligations and activities incidental thereto under the Credit Documents, and to the extent not inconsistent therewith, the Related Agreements; and (iii) making Restricted Junior Payments and Investments to the extent permitted by this Agreement; (d) consolidate with or merge or amalgamate with or into, or convey, transfer or lease all or substantially all its assets to, any Person; (e) sell or otherwise dispose of any Capital

Stock of any of its directly owned Subsidiaries; (f) create or acquire any Subsidiary or make or own any Investment in any Person other than the Company; or (g) fail to hold itself out to the public as a legal entity separate and distinct from all other Persons.
     Section 6.15 Amendments or Waivers of Certain Related Agreements.
     Except as set forth in Section 6.16, no Credit Party shall nor shall it permit any of its Subsidiaries to, agree to any amendment, restatement, supplement or other modification to, or waiver of, any of its rights under any Related Agreement (other than agreements with respect to the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes which are subject to the provisions of Section 6.16) after the Closing Date that would be materially adverse to the Company, any other Credit Party, Administrative Agent or the Lenders.
     Section 6.16 Amendments or Waivers of with respect to Subordinated Indebtedness.
     No Credit Party shall, nor shall it permit any of its Subsidiaries to, amend or otherwise change the terms of the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes, or make any payment consistent with an amendment thereof or change thereto, if the effect of such amendment or change is to increase the interest rate on the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes, change (to earlier dates) any dates upon which payments of principal or interest are due thereon, change any event of default or condition to an event of default with respect thereto (other than to eliminate any such event of default or increase any grace period related thereto or otherwise make such event of default or condition less restrictive or burdensome on the Company), change the redemption, prepayment or defeasance provisions thereof, change the subordination provisions of the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes (or of any guaranty thereof), or if the effect of such amendment or change, together with all other amendments or changes made, is to increase materially the obligations of the obligor thereunder or to confer any additional rights on the holders of such the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes (or a trustee or other representative on their behalf) which would be adverse in any material respect to any Credit Party or Lenders.
     Section 6.17 Fiscal Year; Accounting Policies; Corporate Changes.
     No Credit Party shall, nor shall it permit any of its Subsidiaries to:
     (a) change its Fiscal Year-end from (i) December 31 (or the Saturday closest thereto), (ii) a 52-53 week Fiscal Year-ending on or about December 31, (iii) in the case of Easton Sports, Inc. and its Subsidiaries, November 30 or (iv) in the case of Bell Sports Asia Limited, March 31; provided that any Credit Party or any Subsidiary of a Credit Party may change its Fiscal Year-end to December 31.

     (b) materially change its accounting method (except in accordance with GAAP) in any manner materially adverse to the interests of the Lenders without the prior written consent of the Requisite Lenders; or
     (c) change its jurisdiction of incorporation, organization or formation of a Credit Party without giving such notice as is required under this Agreement or have more than one jurisdiction of incorporation, organization or formation.
     Section 6.18 No Other “Designated Senior Indebtedness”.
     No Credit Party shall designate, or permit the designation of, any Indebtedness (other than under this Agreement or other Credit Documents) as “Designated Senior Debt” for the purposes of the definition of the same or the subordination provisions contained in the Senior Subordinated Note Indenture, the Refinancing Note Indenture or the Additional Senior Subordinated Note Indenture without the consent of Administrative Agent.
SECTION 7
U.S. GUARANTY
     Section 7.1 U.S. Guaranty of the Obligations.
     Subject to the provisions of Section 7.2, U.S. Guarantors jointly and severally hereby irrevocably and unconditionally guaranty to Administrative Agent and Canadian Agent for the ratable benefit of the Beneficiaries the due and punctual payment and performance in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) or any other provision of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).
     Section 7.2 Contribution by Guarantors.
     All U.S. Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a U.S. Guarantor (a “Funding Guarantor”) under this Guaranty such that its Aggregate Payments exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in an amount sufficient to cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share

Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each U.S. Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.
     Section 7.3 Payment by Guarantors.
     Subject to Section 7.2, U.S. Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any U.S. Guarantor by virtue hereof, that upon the failure of a Credit Party to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) or any other provision of the Bankruptcy Code, 11 U.S.C. § 362(a)), U.S. Guarantors will upon demand pay, or cause to be paid, in Cash, to Administrative Agent and Canadian Agent, if applicable, for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for such Credit Party’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.
     Section 7.4 Liability of Guarantors Absolute.
     Each U.S. Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional, and constitute primary obligations of such U.S. Guarantor and not a contract of surety to the maximum extent permitted by law and to the extent permitted by applicable law shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each U.S. Guarantor agrees as follows:
     (a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each U.S. Guarantor and not merely a contract of surety;
     (b) the obligations of each U.S. Guarantor hereunder are independent of the obligations of any Credit Party and the obligations of any other guarantor (including any other Guarantor) of the obligations of any Credit Party, and a separate action or actions may be brought and prosecuted against such U.S. Guarantor whether or not any action is brought against any Credit Party or any of such other guarantors and whether or not any Credit Party is joined in any such action or actions;
     (c) payment by any U.S. Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any U.S. Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent or Canadian Agent, as applicable, is awarded a judgment in any suit brought to enforce any U.S. Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such U.S. Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such U.S. Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;
     (d) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the legality, validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto and/or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other U.S. Guarantor) with respect to the Guaranteed Obligations (provided that no Credit Document to which such U.S. Guarantor is a party may be amended without its written consent); (v) enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedge Agreement and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any U.S. Guarantor against any Credit Party or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Credit Documents or the Hedge Agreements; and
     (e) this Guaranty and the obligations of Guarantors hereunder shall be legal, valid and enforceable and to the extent permitted by applicable law shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any U.S. Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Credit Documents or the Hedge Agreements, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Credit Documents, any of the Hedge Agreements or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Credit Document, such Hedge Agreement or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Credit Documents or any of the Hedge Agreements or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as Collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations (provided that no Credit Document to which such U.S. Guarantor is a party may be amended without its written consent); (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Holdings or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any Collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which a Credit Party may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any U.S. Guarantor as an obligor in respect of the Guaranteed Obligations.

     Section 7.5 Waivers by U.S. Guarantors.
     Each U.S. Guarantor hereby waives, for the benefit of Beneficiaries to the extent permitted by applicable law: (a) any right to require any Beneficiary, as a condition of payment or performance by such U.S. Guarantor, to (i) proceed against a Credit Party, any other guarantor (including any other U.S. Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from a Credit Party, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of a Credit Party or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of a Credit Party or any other U.S. Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of a Credit Party or any other U.S. Guarantor from any cause other than payment in full in Cash of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such U.S. Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such U.S. Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedge Agreements or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any Credit Extension to any Credit Party and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.
     Section 7.6 U.S. Guarantors’ Rights of Subrogation, Contribution, etc.
     Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or collateralized with Cash, each U.S. Guarantor hereby waives any claim, right or remedy, direct or indirect, that such U.S. Guarantor now has or may hereafter have against any Credit Party or any other U.S. Guarantor or any of its assets in connection with this Guaranty or the performance by such U.S. Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such U.S. Guarantor now has or may hereafter have against any Credit Party with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against any Credit Party, and (c) any benefit of, and any right to participate in, any Collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled or collateralized with Cash, each U.S. Guarantor shall withhold exercise of any right of contribution such U.S. Guarantor may have against any other guarantor (including any other U.S. Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each U.S. Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such U.S. Guarantor may have against any Credit Party or against any Collateral or security, and any rights of contribution such U.S. Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against any Credit Party, to all right, title and interest any Beneficiary may have in any such Collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any U.S. Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent or Canadian Agent, as applicable, on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent or Canadian Agent, as applicable, for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.
     Section 7.7 Continuing Guaranty.
     This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Revolving Commitments shall have terminated and all Letters of Credit shall have expired or been cancelled. Each U.S. Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.
     Section 7.8 Authority of U.S. Guarantors or the Credit Parties.
     It is not necessary for any Beneficiary to inquire into the capacity or powers of any U.S. Guarantor or the Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.
     Section 7.9 Financial Condition of the Credit Parties and U.S. Guarantors.
     Any Credit Extension may be made to the Credit Parties or continued from time to time, and any Hedge Agreements may be entered into from time to time, in each case without notice to or authorization from any U.S. Guarantor regardless of the financial or other condition of the Credit Parties or any other U.S. Guarantor at the time of any such grant or continuation or at the time such Hedge Agreement is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Credit Parties its assessment, or any U.S. Guarantor’s assessment, of the financial condition of the Credit Parties or any other U.S. Guarantor. Each U.S. Guarantor has adequate means to obtain information from the Credit Parties and each other U.S. Guarantor on a continuing basis concerning the financial condition of the Credit Parties and the other U.S. Guarantors and their respective abilities to perform their respective obligations under the Credit Documents and the Hedge Agreements, and each U.S. Guarantor assumes the responsibility for being and keeping informed of the financial condition of the Credit Parties and the other U.S. Guarantors and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each U.S. Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of the Credit Parties and any other U.S. Guarantor now known or hereafter known by any Beneficiary.
     Section 7.10 Bankruptcy, etc.
     (a) So long as any Guaranteed Obligations remain outstanding, no U.S. Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Requisite Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against the Company or any other U.S. Guarantor. The obligations of U.S. Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, restructuring, receivership, reorganization, liquidation or arrangement of the Company or any other U.S. Guarantor or by any defense which the Company or any other U.S. Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.
     (b) Each U.S. Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of U.S. Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by U.S. Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve the Credit Party of any portion of such Guaranteed Obligations. U.S. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.
     (c) In the event that all or any portion of the Guaranteed Obligations are paid by any Credit Party, the obligations of U.S. Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.
     Section 7.11 Discharge of Guaranty Upon Sale of U.S. Guarantor.
     If all of the Capital Stock of any U.S. Guarantor or any of its successors in interest hereunder shall be sold or otherwise disposed of (including by merger, amalgamation or consolidation) in accordance with the terms and conditions hereof, the Guaranty of such U.S. Guarantor or such successor in interest, as the case may be, hereunder shall automatically be discharged and released without any further action by any Beneficiary or any other Person effective as of the time of such Asset Sale.
SECTION 7A
GUARANTY OF CANADIAN OBLIGATIONS
     Section 7A.1 The Guaranty.
     In order to induce the Lenders to enter into this Agreement and to extend credit hereunder and thereunder and in recognition of the direct benefits to be received by the Canadian Guarantors from the Credit Extensions hereunder and any Secured Hedge Agreement, each of the Canadian Guarantors hereby agrees with the Agents and the Lenders as follows: such Canadian Guarantor hereby unconditionally and irrevocably jointly and severally guarantees as primary obligor and not merely as surety the full and prompt payment when due, whether upon maturity, by acceleration or otherwise, of any and all indebtedness of the Canadian Borrowers to Canadian Agent and the Canadian Lenders. If any or all of the Indebtedness becomes due and payable hereunder, each Canadian Guarantor unconditionally promises to pay such indebtedness, as applicable, to the Administrative Agent, Canadian Agent, the Canadian Lenders, or their respective order, on demand, together with any and all reasonable expenses which may be incurred by the Canadian Agent or the Canadian Lenders in collecting any of the Canadian Obligations of the Canadian Borrowers. The word “indebtedness” is used in this Section 7A in its most comprehensive sense and includes any and all advances, debts, obligations and liabilities of the Canadian Borrowers, including specifically all Canadian Obligations, arising in connection with this Agreement or the other Credit Documents, in each case, heretofore, now, or hereafter made, incurred or created, whether voluntarily or involuntarily, absolute or contingent, liquidated or unliquidated, determined or undetermined, whether or not such Indebtedness is from time to time reduced, or extinguished and thereafter increased or incurred, whether the Canadian Borrowers may be liable individually or jointly with others, whether or not recovery upon such indebtedness may be or hereafter become barred by any statute of limitations, and whether or not such Indebtedness may be or hereafter become otherwise unenforceable.
     Notwithstanding any provision to the contrary contained herein or in any other of the Credit Documents, to the extent the obligations of a Canadian Guarantor shall be adjudicated to be illegal, invalid or unenforceable for any reason (including, without limitation, because of any applicable state, provincial, territorial or federal law relating to fraudulent conveyances or transfers) then the obligations of each such Canadian Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal, state, provincial or territorial and including, without limitation, the Bankruptcy Code).
     Section 7A.2 Bankruptcy.
     Additionally, each of the Canadian Guarantors unconditionally and irrevocably guarantees jointly and severally the payment of any and all Canadian Obligations of the Canadian Borrowers to the Canadian Lenders whether or not due or payable by the Canadian Borrowers upon the occurrence of any of the events specified in Sections 8.1(f) or (g), and unconditionally promises to pay such Canadian Obligations to Canadian Agent for the account of the Canadian Lenders, or order, on demand, in lawful money of the United States or Canada, as the case may be. Each of the Canadian Guarantors further agrees that to the extent that the Canadian Borrowers or a Canadian Guarantor shall make a payment or a transfer of an interest in any property to Canadian Agent or any Canadian Lender, which payment or transfer or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, or otherwise is avoided, and/or required to be repaid to the Canadian Borrowers or a Canadian Guarantor, the estate of the Canadian Borrowers or a Canadian Guarantor, a trustee, receiver, manager or any combination thereof or any other party under any insolvency, restructuring, reorganization or bankruptcy law, state, provincial, territorial or federal law, common law or equitable cause, then to the extent of such avoidance or repayment, the obligation or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment had not been made.
     Section 7A.3 Nature of Liability.
     The liability of each Canadian Guarantor hereunder is exclusive and independent of any security for or other guaranty of the Canadian Obligations of the Canadian Borrowers whether executed by any such Canadian Guarantor, any other guarantor or by any other party, and no Canadian Guarantor’s liability hereunder shall be affected or impaired by (a) any direction as to application of payment by the Canadian Borrowers or by any other party, or (b) any other continuing or other guaranty, undertaking or maximum liability of a guarantor or of any other party as to the Canadian Obligations of the Canadian Borrowers, or (c) any payment on or in reduction of any such other guaranty or undertaking, or (d) any dissolution, termination or increase, decrease or change in personnel by the Canadian Borrowers, or (e) any payment made to Canadian Agent or the Canadian Lenders on the Canadian Obligations which Canadian Agent, or such Canadian Lenders repay the Canadian Borrowers pursuant to court order in any bankruptcy, reorganization, arrangement, moratorium or other debtor relief proceeding, and each of the Canadian Guarantors waives any right to the deferral or modification of its obligations hereunder by reason of any such proceeding.
     Section 7A.4 Independent Obligation.
     The obligations of each Canadian Guarantor hereunder are independent of the obligations of any other Canadian Guarantor or the Canadian Borrowers, and a separate action or actions may be brought and prosecuted against each Canadian Guarantor whether or not action is brought against any other Canadian Guarantor or the Canadian Borrowers and whether or not any other Canadian Guarantor or the Canadian Borrowers are joined in any such action or actions.
     Section 7A.5 Authorization.
     Each of the Canadian Guarantors authorizes the Agents and each Lender without notice or demand (except as shall be required by applicable statute and cannot be waived), and without affecting or impairing its liability hereunder, from time to time to (a) renew, compromise, extend, increase, accelerate or otherwise change the time for payment of, or otherwise change the terms of the Canadian Obligations or any part thereof in accordance with this Agreement, as applicable, including any increase or decrease of the rate of interest thereon, (b) take and hold security from any Canadian Guarantor or any other party for the payment of this Guaranty or the Canadian Obligations and exchange, enforce, waive and release any such security, (c) apply such security and direct the order or manner of sale thereof as the Agents and the Lenders in their discretion may determine and (d) release or substitute any one or more endorsers, Canadian Guarantors, the Canadian Borrowers or other obligors.
     Section 7A.6 Reliance.
     It is not necessary for the Agents or the Lenders to inquire into the capacity or powers of the Canadian Borrowers or the officers, directors, members, partners or agents acting or purporting to act on their behalf, and any Canadian Obligations made or created in reliance upon the professed exercise of such powers shall be guaranteed hereunder.
     Section 7A.7 Waiver.
     (a) Each of the Canadian Guarantors waives any right (except as shall be required by applicable statute and cannot be waived) to require the Agents or any Lender to (i) proceed against any Canadian Borrower, any other guarantor or any other party, (ii) proceed against or exhaust any security held from any Canadian Borrower, any other guarantor or any other party, or (iii) pursue any other remedy in the Agents’ or any Lender’s power whatsoever. Each of the Canadian Guarantors waives any defense based on or arising out of any defense of any Canadian Borrower, any other guarantor or any other party other than payment in full of the Canadian Obligations (other than contingent indemnity obligations), including without limitation any defense based on or arising out of the disability of any Canadian Borrower, any other guarantor or any other party, or the illegality, invalidity and unenforceability of the Canadian Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any Canadian Borrower other than payment in full of the Canadian Obligations. The Canadian Agent may, at its election, foreclose on any security held by the Canadian Agent by one or more judicial or nonjudicial sales (to the extent such sale is permitted by applicable law), or exercise any other right or remedy the Canadian Agent or any Lender may have against any Canadian Borrower or any other party, or any security, without affecting or impairing in any way the liability of any Canadian Guarantor hereunder except to the extent the Canadian Obligations have been paid in full and the Commitments have been terminated. Each of the Canadian Guarantors waives any defense arising out of any such election by the Agents or any of the

Lenders, even though such election operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of the Canadian Guarantors against any Canadian Borrower or any other party or any security.
     (b) Each of the Canadian Guarantors waives all presentments, demands for performance, protests and notices, including without limitation notices of nonperformance, notice of protest, notices of dishonor, notices of acceptance of this Guaranty, and notices of the existence, creation or incurring of new or additional Canadian Obligations. Each Canadian Guarantor assumes all responsibility for being and keeping itself informed of each Canadian Borrower’s financial condition and assets, and of all other circumstances bearing upon the risk of nonpayment of the Canadian Obligations and the nature, scope and extent of the risks which such Canadian Guarantor assumes and incurs hereunder, and agrees that neither the Agents nor any Lender shall have any duty to advise such Canadian Guarantor of information known to it regarding such circumstances or risks.
     (c) Each of the Canadian Guarantors hereby agrees it will not exercise any rights of subrogation which it may at any time otherwise have as a result of this Guaranty (whether contractual, under Section 509 of the U.S. Bankruptcy Code, or otherwise) to the claims of the Canadian Lenders against any Canadian Borrower or any other guarantor of the Canadian Obligations of any Canadian Borrower owing to the Canadian Lenders (collectively, the “Other Parties”) and all contractual, statutory or common law rights of reimbursement, contribution or indemnity from any Other Party which it may at any time otherwise have as a result of this Guaranty until such time as the Canadian Obligations shall have been paid in full and the Commitments have been terminated. Each of the Canadian Guarantors hereby further agrees not to exercise any right to enforce any other remedy which the Canadian Agent or the Canadian Lenders now have or may hereafter have against any Other Party, any endorser or any other guarantor of all or any part of the Canadian Obligations of the Canadian Borrowers and any benefit of, and any right to participate in, any security or Collateral given to or for the benefit of the Canadian Lenders to secure payment of the Canadian Obligations of any Canadian Borrower until such time as the Canadian Obligations (other than contingent indemnity obligations) shall have been paid in full and the Commitments have been terminated.
     Section 7A.8 Limitation on Enforcement.
     The Canadian Lenders agree that this Guaranty may be enforced only by the action of the Canadian Agent acting upon the instructions of the Requisite Lenders and that no Canadian Lender shall have any right individually to seek to enforce or to enforce this Guaranty, it being understood and agreed that such rights and remedies may be exercised by the Canadian Agent for the benefit of the Canadian Lenders under the terms of this Agreement. The Canadian Lenders further agree that this Guaranty may not be enforced against any director, officer, employee or equity holder of the Canadian Guarantors.
     Section 7A.9 Confirmation of Payment.
     The Agents and the Lenders will, upon request after the complete payment of the indebtedness and obligations which are the subject of this Guaranty and termination of the

Commitments relating thereto, confirm to the Canadian Borrowers, the Canadian Guarantors or any other Person that such indebtedness and obligations have been paid and the Commitments relating thereto terminated, subject to the provisions of Section 7A.2.
SECTION 8
EVENTS OF DEFAULT
     Section 8.1 Events of Default.
     If any one or more of the following conditions or events shall occur:
     (a) Failure to Make Payments When Due. Failure by a Borrower to pay (i) when due any installment of principal of any Loan, whether at stated maturity, by acceleration, by notice of voluntary prepayment, by mandatory prepayment or otherwise; (ii) when due any amount payable to Issuing Bank in reimbursement of any drawing under a Letter of Credit; or (iii) any interest on any Loan or any fee or any other amount due hereunder within five days after the date due; or
     (b) Default in Other Agreements. (i) Failure of any Credit Party or any of their respective Subsidiaries to pay when due any principal of or interest on or any other amount payable in respect of one or more items of Indebtedness (other than Indebtedness referred to in Section 8.1(a)) in an individual or aggregate principal amount of $7,500,000 or more, in each case beyond the grace period, if any, provided therefor; (ii) breach or default by any Credit Party with respect to any other material term of (1) one or more items of Indebtedness in the individual or aggregate principal amounts referred to in clause (i) above or (2) any loan agreement, mortgage, indenture or other agreement relating to such item(s) of Indebtedness, in each case beyond the grace period, if any, provided therefor, if the effect of such breach or default is to cause, or to permit the holder or holders of that Indebtedness (or a trustee on behalf of such holder or holders), to cause, that Indebtedness to become or be declared due and payable (or redeemable), or to require the prepayment, redemption, repurchase or defeasance of, or to cause Holdings, Company or any of its Subsidiaries to make any offer to prepay, redeem, repurchase or defease that Indebtedness (other than an asset proceeds offer under the Senior Subordinated Notes to the extent otherwise permitted hereunder), prior to its stated maturity or the stated maturity of any underlying obligation, as the case may be; or (iii) any Event of Default (as defined in the Senior Subordinated Note Indenture, any Refinancing Note Indenture or any Additional Senior Subordinated Note Indenture) shall occur under the Senior Subordinated Note Indenture, any Refinancing Note Indenture or any Additional Senior Subordinated Note Indenture; or
     (c) Breach of Certain Covenants. (i) Failure of any Credit Party to perform or comply with any term or condition contained in Section 2.7, Section 5.2 or Section 6 and (ii) failure of any Credit Party to perform or comply with any term or condition contained in Section 5.5 for a period in excess of fifteen (15) days; or

     (d) Breach of Representations, etc. Any representation, warranty, certification or other statement made or deemed made by any Credit Party in any Credit Document or in any statement or certificate at any time given by any Credit Party or any of its Subsidiaries in writing pursuant hereto or thereto or in connection herewith or therewith shall be false in any material respect as of the date made or deemed made; or
     (e) Other Defaults Under Credit Documents. Any Credit Party shall default in the performance of or compliance with any term contained herein or any of the other Credit Documents, other than any such term referred to in any other provision of this Section 8.1, and such default shall not have been remedied or waived within thirty (30) days after the earlier of (i) an Authorized Officer of such Credit Party becoming aware of such default or (ii) receipt by the Company of notice from Administrative Agent or any Lender of such default; or
     (f) Involuntary Bankruptcy; Appointment of Receiver, etc. (i) A court of competent jurisdiction shall enter a decree or order for relief in respect of Parent, Holdings or any of their Subsidiaries other than an Immaterial Subsidiary in an involuntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, which decree or order is not stayed; or any other similar relief shall be granted under any applicable federal or state law; or (ii) an involuntary case shall be commenced against Parent, Holdings or any of their Subsidiaries other than its Immaterial Subsidiaries under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect; or a decree or order of a court having jurisdiction in the premises for the appointment of a receiver, liquidator, sequestrator, trustee, custodian or other officer having similar powers over Parent, Holdings or any of their Subsidiaries other than its Immaterial Subsidiaries, or over all or a substantial part of its property, shall have been entered; or there shall have occurred the involuntary appointment of an interim receiver, trustee or other custodian of Parent, Holdings or any of their Subsidiaries other than its Immaterial Subsidiaries for all or a substantial part of its property; or a warrant of attachment, execution or similar process shall have been issued against any substantial part of the property of Parent, Holdings or any of their Subsidiaries other than its Immaterial Subsidiaries, and any such event described in this clause (ii) shall continue for sixty (60) days without having been dismissed, bonded or discharged; or
     (g) Voluntary Bankruptcy; Appointment of Receiver, etc. (i) Parent, Holdings or any of their Subsidiaries shall have an order for relief entered with respect to it or shall commence a voluntary case under the Bankruptcy Code or under any other applicable bankruptcy, insolvency or similar law now or hereafter in effect, or shall consent to the entry of an order for relief in an involuntary case, or to the conversion of an involuntary case to a voluntary case, under any such law, or shall consent to the appointment of or taking possession by a receiver, trustee or other custodian for all or a substantial part of its property; or Parent, Holdings or any of their Subsidiaries shall make any assignment for the benefit of creditors; or (ii) Parent, Holdings or any of their Subsidiaries shall be unable, or shall fail generally, or shall admit in writing its inability, to pay its debts as such debts become due; or the board of directors (or similar governing body) of Parent, Holdings or any of their Subsidiaries (or any committee thereof) shall adopt any resolution or otherwise authorize any action to approve any of the actions referred to herein or in Section 8.1(f); or

     (h) Judgments and Attachments. Any money judgment, writ or warrant of attachment or execution or similar process involving in any individual case or in the aggregate at any time an amount in excess of $7,500,000 (in either case to the extent not adequately covered by insurance as to which a solvent and unaffiliated insurance company has acknowledged coverage) shall be entered or filed against Holdings or any of their Subsidiaries or any of their respective assets and shall remain undischarged, unvacated, unbonded or unstayed for a period of sixty (60) days (or in any event later than five (5) days prior to the date of any proposed sale thereunder); or
     (i) Dissolution. Any order, judgment or decree shall be entered against any Credit Party decreeing the dissolution or split up of such Credit Party and such order shall remain undischarged or unstayed for a period in excess of thirty (30) days; or
     (j) Employee Benefit Plans. There shall occur one or more ERISA Events which individually or in the aggregate results in or would reasonably be expected to result in liability of Holdings or any of its Subsidiaries in excess of $7,500,000 during the term hereof.
(k) Change of Control. A Change of Control shall occur; or
     (l) Guaranties, Collateral Documents and other Credit Documents. At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full in Cash of all Obligations, shall cease to be in full force and effect (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Collateral Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full in Cash of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Collateral Agent or Canadian Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Collateral Documents with the priority required by the relevant Collateral Document, in each case for any reason other than the failure of Collateral Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the legality, validity or enforceability of any Credit Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Credit Document to which it is a party or (iv) the Loans shall cease to constitute senior indebtedness under the subordination provisions of the Senior Subordinated Notes, the Refinancing Notes or the Additional Senior Subordinated Notes or shall be invalidated or otherwise cease to be legal, valid and binding obligations of the parties thereto, enforceable in accordance with their terms; or
     (m) Failure to Effect the Easton Acquisition. The Easton Acquisition shall not have occurred by close of business on the day immediately following the Closing Date.
     Section 8.2 Acceleration; Remedies.
     (a) (1) upon the occurrence of any Event of Default described in Section 8.1(f) or 8.1(g), automatically, and (2) upon the occurrence and during the continuance, of any other

Event of Default, at the request of (or with the consent of) Requisite Lenders, upon notice to the Company by Administrative Agent, (A) the Revolving Commitments, if any, of each Lender having such Revolving Commitments and the obligation of Issuing Bank to issue any Letter of Credit shall immediately terminate; (B) each of the following shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party: (I) the unpaid principal amount of and accrued interest on the Loans, (II) an amount equal to the maximum amount that may at any time be drawn under all Letters of Credit then outstanding (regardless of whether any beneficiary under any such Letter of Credit shall have presented, or shall be entitled at such time to present, the drafts or other documents or certificates required to draw under such Letters of Credit), and (III) all other Obligations; provided, the foregoing shall not affect in any way the obligations of Lenders under Section 2.4(a)(ii)(E), Section 2.4(b)(ii)(E) or Section 2.5(e); (C) Administrative Agent may cause Collateral Agent or Canadian Agent, as applicable, to enforce any and all Liens and security interests created pursuant to Collateral Documents; (D) Administrative Agent shall direct the Company to pay (and the Company hereby agrees upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 8.1(f) and (g) to pay) to Administrative Agent or Canadian Agent, as applicable, such additional amounts of Cash, to be held as security for the Company’s reimbursement Obligations in respect of Letters of Credit then outstanding, equal to the Letter of Credit Usage at such time; and (E) the Canadian Agent may, or upon the written request of the Requisite Lenders, the Canadian Agent shall, by notice to the Company, demand that the Canadian Borrowers deliver cash collateral to the Canadian Agent, to be held in an interest bearing account for the benefit of the BA Lenders and Acceptance Lenders, in the amount of 100% of the aggregate Face Amount of outstanding Bankers’ Acceptances and Acceptance Notes.
     (b) The Canadian Borrowers hereby grant to Canadian Agent, for the benefit of each BA Lender and Acceptance Lender with respect to outstanding Bankers’ Acceptances and Acceptance Notes, a security interest in such cash collateral delivered to Canadian Agent pursuant to paragraph (a) above to secure all of the Canadian Borrowers’ Canadian Obligations with respect to Bankers’ Acceptance Advances. Any such cash collateral shall be made available by Canadian Agent to such BA Lenders and Acceptance Lenders to repay such Canadian Obligations. Thereafter, if the Revolving Commitment Termination Date shall have occurred, the balance upon the maturity of the applicable Bankers’ Acceptance Advance, if any, of such cash collateral shall be (subject to any rights of third parties and except as otherwise directed by a court of competent jurisdiction) returned to the Canadian Borrowers. The Canadian Borrowers shall from time to time execute and deliver to Canadian Agent such further documents and instruments as Canadian Agent may request with respect to such cash collateral.
     Section 8.3 Allocation of Payments After Exercise of Remedies.
     Notwithstanding any other provision of this Agreement to the contrary, after the exercise of remedies by the Administrative Agent or Canadian Agent, as applicable, or the Lenders pursuant to Section 8.2 (or after the Revolving Commitments shall automatically terminate and the Loans (with accrued interest thereon) and all other amounts under the Credit Documents (including without limitation the maximum amount of all contingent liabilities under Letters of Credit) shall automatically become due and payable in accordance with the terms of such

Section), all amounts collected or received by the Administrative Agent or Canadian Agent, as applicable, or any Lender on account of the U.S. Obligations and the Canadian Obligations, respectively, or any other amounts outstanding under any of the Credit Documents or in respect of the Collateral shall be paid over or delivered as follows:
     FIRST, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation reasonable attorneys’ fees) of the Administrative Agent and Canadian Agent in connection with enforcing the rights of the Lenders under the Credit Documents and any protective advances made by the Administrative Agent and/or Canadian Agent with respect to the Collateral under or pursuant to the terms of the Collateral Documents;
     SECOND, to the payment of any administrative fees owed to the Administrative Agent and/or Canadian Agent;
     THIRD, to the payment of all reasonable out-of-pocket costs and expenses (including without limitation, reasonable attorneys’ fees) of each of the Lenders in connection with enforcing its rights under the Credit Documents or otherwise with respect to the Obligations owing to such Lender;
     FOURTH, to the payment of all of the Obligations consisting of accrued fees and interest, and including with respect to any Secured Hedge Agreement, any fees, premiums and scheduled periodic payments due under such Secured Hedge Agreement and any interest accrued thereon;
     FIFTH, to the payment of the outstanding principal amount of the Obligations and the payment or cash collateralization of the outstanding letter of credit obligations under Letters of Credit, and including with respect to any Secured Hedge Agreement, any breakage, termination or other payments due under such Secured Hedge Agreement and any interest accrued thereon;
     SIXTH, to all other Obligations and other obligations which shall have become due and payable under the Credit Documents or otherwise and not repaid pursuant to clauses “FIRST” through “FIFTH” above; and
     SEVENTH, to the payment of the surplus, if any, to whoever may be lawfully entitled to receive such surplus.
     In carrying out the foregoing, (i) amounts received shall be applied in the numerical order provided until exhausted prior to application to the next succeeding category; (ii) each of the Lenders shall receive an amount equal to its Pro Rata Share (based on the proportion that the then outstanding Loans and letter of credit obligations held by such Lender bears to the aggregate then outstanding Loans and letter of credit obligations) of amounts available to be applied pursuant to clauses “THIRD”, “FOURTH”, “FIFTH” and “SIXTH” above; and (iii) to the extent that any amounts available for distribution pursuant to clause “FIFTH” above are attributable to the issued but undrawn amount of outstanding Letters of Credit, such amounts shall be held by the Administrative Agent or Canadian Agent, as applicable, in a cash collateral account and applied (A) first, to reimburse the Issuing Bank from time to time for any drawings under such Letters of Credit and (B) then, following the expiration of all Letters of Credit, to all other obligations of the types described in clauses ”FIFTH” and “SIXTH” above in the manner provided in this Section 8.3. Notwithstanding the foregoing terms of this Section 8.3, only Collateral proceeds and payments under the Guaranty shall be applied to obligations under any Secured Hedge Agreement. Notwithstanding anything to the contrary in this Agreement, other than the provisions of Section 11 hereof from and after the occurrence of a Sharing Event, amounts received from any Foreign Subsidiary on account of the Obligations of any Foreign Subsidiary shall be applied solely to the payment of the Obligations of the Canadian Borrowers
SECTION 9
AGENTS
     Section 9.1 Appointment of Agents.
     (a) Wachovia Securities and GSCP are hereby appointed Joint Lead Arrangers and Joint Bookrunners, hereunder, and each Lender hereby authorizes, each such Joint Lead Arranger and Joint Bookrunner to act as its agent in accordance with the terms hereof and the other Credit Documents. GSCP is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Wachovia is hereby appointed Administrative Agent hereunder and under the other Credit Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Credit Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Credit Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Holdings or any of its Subsidiaries. The Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, neither Wachovia Securities in its capacity as a Joint Lead Arranger and Joint Bookrunner, nor GSCP in its capacity as a Joint Lead Arranger, Joint Bookrunner and Syndication Agent shall have any obligations but shall be entitled to all benefits of this Section 9.
     (b) Without prejudice to the foregoing, each Secured Party hereby irrevocably designates and appoints the Canadian Agent as the person holding the power of attorney (fondé de pouvoir) of the Canadian Secured Parties as contemplated under Article 2692 of the Civil Code of Quebec, to enter into, to take and to hold on their behalf, and for their benefit, a deed of hypothec (“Deed of Hypothec”) to be executed by any of the Credit Parties granting a Lien on any Collateral located in the Province of Quebec and to exercise such powers and duties which are conferred thereupon under such deed. Each Secured Party hereby additionally irrevocably designates and appoints the Canadian Agent as agent, mandatary, custodian and depositary for and on behalf of the Canadian Secured Parties (i) to hold and to be the sole registered holder of any bond (“Bond”) issued under the Deed of Hypothec, the whole notwithstanding Section 32 of the Act respecting the Special Powers of Legal Persons (Quebec) or any other requirement of law, and (ii) to enter into, to take and to hold on their behalf, and for their benefit, a bond pledge agreement (“Pledge”) to be executed by such Credit Party under the laws of the Province of Quebec and creating a Lien on the Bond as security for the payment and performance of, inter alia, the Canadian Obligations. In this respect, (a) the Canadian Agent as agent, mandatary, custodian and depositary for and on behalf of the Canadian Secured Parties, shall keep a record indicating the names and addresses of, and the pro rata portion of the obligations and indebtedness secured by the Pledge, owing to each Canadian Secured Party for and on behalf of whom the Bond is so held from time to time, and (b) each Canadian Secured Party will be entitled to the benefits of any Collateral charged under the Deed of Hypothec and the Pledge and will participate in the proceeds of realization of any such Collateral. The Canadian Agent, in such aforesaid capacities shall (x) have the sole and exclusive right and authority to exercise, except as may be otherwise specifically restricted by the terms hereof, all rights and remedies given to the Canadian Agent with respect to the Collateral charged under the Deed of Hypothec and Pledge, any other requirement of law or otherwise, and (y) benefit from and be subject to all provisions hereof with respect to the Canadian Agent mutatis mutandis, including, without limitation, all such provisions with respect to the liability or responsibility to and indemnification by the Secured Parties.
     Section 9.2 Powers and Duties.
     Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Credit Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Credit Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Credit Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Credit Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Credit Documents except as expressly set forth herein or therein.
     Section 9.3 General Immunity.
     (a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, legality, validity, enforceability, collectability or sufficiency hereof or any other Credit Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Credit Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Credit Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the Letter of Credit Usage or the component amounts thereof.
     (b) Exculpatory Provisions. No Agent or any of its officers, partners, directors, employees or agents shall be liable to Lenders for any action taken or omitted by any Agent under or in connection with any of the Credit Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Credit Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Requisite Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Holdings and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Credit Documents in accordance with the instructions of Requisite Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).
     Section 9.4 Agents Entitled to Act as Lender.
     The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Holdings or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from the Company for services in connection herewith and otherwise without having to account for the same to Lenders.

     Section 9.5 Lenders’ Representations, Warranties and Acknowledgment.
     (a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Holdings and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Holdings and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.
     (b) Each Lender, by delivering its signature page to this Agreement and funding its Tranche B Term Loan and/or Revolving Loans on the Closing Date or by the funding of any New Loans, as the case may be, shall be deemed to have acknowledged receipt of, and consented to and approved, each Credit Document and each other document required to be approved by any Agent, Requisite Lenders or Lenders, as applicable on the Closing Date or as of the date of funding of such New Loans.
     Section 9.6 Right to Indemnity.
     Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Credit Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Credit Documents; provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.
     Section 9.7 Successor Administrative Agent, Collateral Agent. Swingline Lender, Canadian Agent and Canadian Swingline Lender.
     (a) Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Company and Administrative Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Administrative Agent’s resignation or removal hereunder as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent hereunder. Any resignation or removal of Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Wachovia or its successor as Collateral Agent, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Collateral Agent for all purposes hereunder and under the Credit Documents and such successor Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Collateral Agent under this Agreement and the other Credit Documents, and the retiring or removed Collateral Agent under this Agreement and the other Credit Documents shall promptly (i) transfer to such successor Collateral Agent all sums, Securities and other items of Collateral held under this Agreement or the Credit Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Collateral Agent under this Agreement or the other Credit Documents, and (ii) execute and deliver to such successor Collateral Agent or otherwise authorize the filing of such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Collateral Agent of the security interests created under the Credit Documents, whereupon such retiring or removed Collateral Agent shall be discharged from its duties and obligations under this Agreement and other Credit Documents. After any retiring or removed Collateral Agent’s resignation or removal under this Agreement and other Credit Documents, the provisions of this Section 9 and the other Credit Documents shall inure to its benefit as to any actions taken or omitted to be taken by it under this Agreement or the other Credit Documents while it was the Collateral Agent hereunder or thereunder. Any resignation or removal of Administrative Agent pursuant to this Section shall also constitute the resignation or removal of Wachovia or its successor as Swingline Lender, and any successor Administrative Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Swingline Lender for all purposes hereunder. In such event (a) the Company shall prepay any outstanding Swingline Loans made by the retiring or removed Administrative Agent in its capacity as Swingline Lender, (b) upon such prepayment, the retiring or removed Administrative Agent and Swingline Lender shall surrender any Swingline Note held by it to the Company for cancellation, and (c) the Company shall issue, if so requested by successor Administrative Agent and Swingline Loan Lender, a new Swingline Note to the successor

Administrative Agent and Swingline Lender, in the principal amount of the Swingline Loan Sublimit then in effect and with other appropriate insertions.
     (b) Canadian Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and the Company, and Canadian Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to the Company and Canadian Agent and signed by Requisite Lenders. Upon any such notice of resignation or any such removal, Requisite Lenders shall have the right, upon five (5) Business Days’ notice to the Company, to appoint a successor Canadian Agent which shall be a resident of Canada for purposes of the Income Tax Act (Canada). Upon the acceptance of any appointment as Canadian Agent hereunder by a successor Canadian Agent, that successor Canadian Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Canadian Agent and the retiring or removed Canadian Agent shall promptly (i) transfer to such successor Canadian Agent all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Canadian Agent under the Credit Documents, and (ii) take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Canadian Agent whereupon such retiring or removed Canadian Agent shall be discharged from its duties and obligations hereunder. After any retiring or removed Canadian Agent’s resignation or removal hereunder as Canadian Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Canadian Agent hereunder. Any resignation or removal of Canadian Agent pursuant to this Section shall also constitute the resignation or removal of Wachovia or its successor as Canadian Swingline Lender, and any successor Canadian Agent appointed pursuant to this Section shall, upon its acceptance of such appointment, become the successor Canadian Swingline Lender for all purposes hereunder. In such event (a) the Company shall prepay any outstanding Canadian Swingline Loans made by the retiring or removed Canadian Agent in its capacity as Canadian Swingline Lender, (b) upon such prepayment, the retiring or removed Canadian Agent and Canadian Swingline Lender shall surrender any Canadian Swingline Note held by it to the Company for cancellation, and (c) the Company shall issue, if so requested by successor Canadian Agent and Canadian Swingline Loan Lender, a new Canadian Swingline Note to the successor Canadian Agent and Canadian Swingline Lender, in the principal amount of the Canadian Swingline Loan Sublimit then in effect and with other appropriate insertions.
     Section 9.8 Collateral Documents and Guaranty.
     (a) Agents under Collateral Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent, Canadian Agent or Collateral Agent, as applicable, on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Guaranty, the Collateral and the Collateral Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent, Canadian Agent or Collateral Agent, as applicable, may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.11 or with respect to which

Requisite Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.
     (b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Credit Documents to the contrary notwithstanding, the Company, Administrative Agent, Canadian Agent, Collateral Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent or the Canadian Agent, as applicable, on behalf of Lenders, as applicable, in accordance with the terms hereof and all powers, rights and remedies under the Collateral Documents may be exercised solely by Collateral Agent or the Canadian Agent, as applicable, and (ii) in the event of a foreclosure by Collateral Agent on any of the Collateral pursuant to a public or private sale, Collateral Agent or the Canadian Agent, as applicable, or any Lender may be the purchaser of any or all of such Collateral at any such sale and Collateral Agent or the Canadian Agent, as applicable, as agent for and representative of U.S. Secured Parties and Canadian Secured Parties, respectively, (but not any Lender or Lenders in its or their respective individual capacities unless Requisite Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the U.S. Obligations and Canadian Obligations, as applicable, as a credit on account of the purchase price for any collateral payable by Collateral Agent or the Canadian Agent, as applicable, at such sale.
SECTION 10
MISCELLANEOUS
     Section 10.1 Notices.
     Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent, Collateral Agent, Administrative Agent, Canadian Agent, Swingline Lender or Issuing Bank, shall be sent to such Person’s address as set forth on Appendix A or in the other relevant Credit Document, and in the case of any Lender, the address as indicated on Appendix A or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by facsimile or regular mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of facsimile or telex, or three (3) Business Days after depositing it in the regular mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent. Unless specifically provided for herein, delivery of any notice or other communication herein requested or permitted by electronic transmission, (including without limitation, e-mail) shall not constitute delivery hereunder.

     Section 10.2 Expenses.
     Whether or not the transactions contemplated hereby shall be consummated, the Company agrees to pay promptly (a) all the actual and reasonable costs and expenses of preparation of the Credit Documents and any consents, amendments, waivers or other modifications thereto; (b) all the reasonable costs of furnishing all opinions by counsel for the Company and the other Credit Parties; (c) the reasonable fees, expenses and disbursements of counsel to Agents (in each case including allocated costs of internal counsel) in connection with the negotiation, preparation, execution and administration of the Credit Documents and any consents, amendments, waivers or other modifications thereto and any other documents or matters requested by the any Credit Party; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Collateral Agent, Administrative Agent or Canadian Agent, as applicable, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, title insurance premiums and reasonable fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Requisite Lenders may request in respect of the Collateral or the Liens created pursuant to the Collateral Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers retained by any Agent with the prior consent of Company (not to be unreasonably withheld); (f) all the actual costs and reasonable expenses (including the reasonable fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Agents and their counsel) in connection with the custody or preservation of any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Credit Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by any Agent and Lenders in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Credit Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.
     Section 10.3 Indemnity.
     (a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, each Agent and Lender and the officers, partners, directors, trustees, employees, agents, advisors and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities; provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence, bad faith or willful misconduct of such Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.
     (b) To the extent permitted by applicable law, no Credit Party shall assert, and each Credit Party hereby waives, any claim against Lenders, Agents and their respective Affiliates, directors, employees, attorneys, agents or advisors, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) (whether or not the claim therefor is based on contract, tort or duty imposed by any applicable legal requirement) arising out of, in connection with, arising out of, as a result of, or in any way related to, this Agreement or any Credit Document or any agreement or instrument contemplated hereby or thereby or referred to herein or therein, the transactions contemplated hereby or thereby, any Loan or the use of the proceeds thereof or any act or omission or event occurring in connection therewith, and Holdings and the Company hereby waives, releases and agrees not to sue upon any such claim or any such damages, whether or not accrued and whether or not known or suspected to exist in its favor.
     Section 10.4 Set-Off.
     In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default each Lender is hereby authorized by each Credit Party at any time or from time to time subject to the consent of Administrative Agent (such consent not to be unreasonably withheld or delayed), without notice to any Credit Party or to any other Person (other than Administrative Agent), any such notice being hereby expressly waived, to set off and to appropriate and to apply any and all deposits (general or special, including Indebtedness evidenced by certificates of deposit, whether matured or unmatured, but not including trust accounts) and any other Indebtedness at any time held or owing by such Lender to or for the credit or the account of any Credit Party against and on account of the obligations and liabilities of any Credit Party to such Lender hereunder, the Letters of Credit and participations therein and under the other Credit Documents, including all claims of any nature or description arising out of or connected hereto, the Letters of Credit and participations therein or with any other Credit Document, irrespective of whether or not (a) such Lender shall have made any demand hereunder or (b) the principal of or the interest on the Loans or any amounts in respect of the Letters of Credit or any other amounts due hereunder shall have become due and payable pursuant to Section 2 and although such obligations and liabilities, or any of them, may be contingent or unmatured.
     Section 10.5 Amendments and Waivers.
     (a) Requisite Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Requisite Lenders.

     (b) Affected Lenders’ Consent. Without the written consent of each Lender (other than a Defaulting Lender) that would be directly affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:
     (i) extend the scheduled final maturity of any Loan or Note;
     (ii) waive, reduce or postpone any scheduled repayment (but not prepayment);
     (iii) extend the stated expiration date of any Letter of Credit beyond the Revolving Commitment Termination Date;
     (iv) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.11) or any fee payable hereunder or any other amount payable under any Credit Document;
     (v) reduce the amount due and payable or extend the time for payment of any such interest or fees;
     (vi) reduce the principal amount of any Loan or any reimbursement obligation in respect of any Letter of Credit;
     (vii) amend or modify the definition of Obligations to delete or exclude any obligation or liability described therein without the written consent of each Lender and each Lender Counterparty directly affected thereby; or
     (viii) amend, modify or waive the order in which Obligations are paid in Section 8.3 without the written consent of each Lender and each Lender Counterparty directly affected thereby;
     (ix) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);
     (x) amend any provision of Section 2.17(c), Section 2.18 or amend the definition of “Requisite Lenders” or “Pro Rata Share”; provided, with the consent of Requisite Lenders, additional extensions of credit pursuant hereto may be included in the determination of “Requisite Lenders” or “Pro Rata Share” on substantially the same basis as the Term Loan Commitments, the Term Loans, the Revolving Commitments and the Revolving Loans are included on the Closing Date;
     (xi) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty without the consent of each Lender and each Lender Counterparty; or
     (xii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Credit Document.

     (c) Other Consents. No amendment, modification, termination or waiver of any provision of the Credit Documents, or consent to any departure by any Credit Party therefrom, shall:
     (i) increase, or postpone the scheduled date of expiration of, any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall constitute an increase in any Revolving Commitment of any Lender;
     (ii) amend, modify, terminate or waive any provision hereof relating to the U.S. Swingline Sublimit or the U.S. Swingline Loans without the consent of U.S. Swingline Lender;
     (iii) amend, modify, terminate or waive any provision hereof relating to the Canadian Swingline Sublimit or the Canadian Swingline Loans without the consent of Canadian Swingline Lender;
     (iv) amend, modify, terminate or waive any obligation of Lenders relating to the purchase of participations in Letters of Credit as provided in Section 2.5(e) without the written consent of Administrative Agent and of Issuing Bank;
     (v) without the consent of Lenders with Revolver Exposure holding in the aggregate more than 50% of the outstanding Revolving Commitments (or if the Revolving Commitments have been terminated, the aggregate principal amount of outstanding Revolving Loans), amend, modify or waive any provision in Section 3.2 or waive any Default or Event of Default (or amend any Credit Document to effectively waive any Default or Event of Default) if the effect of such amendment, modification or waiver is that Lenders with Revolving Exposure shall be required to fund Revolving Loans when such Lenders would otherwise not be required to do so; or
     (vi) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.
     (d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

     Section 10.6 Successors and Assigns; Participations.
     (a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.
     (b) Register. The Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.
     (c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):
     (i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to the Company and Administrative Agent; provided so long as no Default or Event of Default has occurred and is continuing hereunder, an assignment of the Canadian Obligations permitted under this Section 10.6(c)(i) shall only be made to a Person who would qualify as a Canadian Lender; and
     (ii) to any Person meeting the criteria of clauses (ii) or (iii) of the definition of the term of “Eligible Assignee” (except in the case of assignments made by or to Wachovia or GSCP as part of initial syndication), consented to by each of the Company and Administrative Agent (such consent not to be, in the case of the Company, required at any time a Default or Event of Default shall have occurred and then be continuing or during the initial syndication); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by the Company and Administrative Agent or as shall constitute the aggregate amount of the Revolving Commitments and Revolving Loans of the assigning Lender) with respect to the assignment of the Revolving

Commitments and Revolving Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by the Company and Administrative Agent or as shall constitute the aggregate amount of the Tranche B Term Loan or New Loans of a Series of the assigning Lender) with respect to the assignment of Term Loans.
     (d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, and such forms, certificates or other evidence, if any, with respect to United States federal and foreign income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.21(c). Notwithstanding anything to the contrary herein or in any Assignment Agreement, in the case of an assignment to a Person meeting the criteria of clause (i) of the definition of the term “Eligible Assignee” of the assigning Lender, such assignment shall be effective between such assigning Lender and such Eligible Assignee immediately without compliance with the conditions for assignment under Sections 10.6(b) through (d), but shall not be effective with respect to any Credit Party, Administrative Agent, any other Agent, any Issuing Bank, any Swingline Lender or any Lender, and each Credit Party, Administrative Agent, each other Agent, each Issuing Bank, each Swingline Lender and each Lender shall be entitled to deal solely and directly with such assigning Lender under any such assignment, in each case, until the conditions for assignment under Sections 10.6(b) through (d) have been complied with.
     (e) Assignment Fee. Upon its receipt of a duly executed Assignment Agreement, together with payment to the Administrative Agent or the Canadian Agent, as applicable, by the assigning Lender or the assignee thereof, as agreed between them, of a registration and processing fee of $3,500 for each assignee (other than an assignee that is an Affiliate of the assigning Lender) listed in such Assignment Agreement subject to such Assignment Agreement, the Administrative Agent or the Canadian Agent, as applicable, shall (i) accept such Assignment Agreement, (ii) record the information contained therein in the Register and (iii) give prompt notice of such acceptance and recordation to the Company and shall maintain a copy of such Assignment Agreement.
     (f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Revolving Commitments or Loans or any interests therein shall at all times remain within its exclusive control); and (iv) in the case of an assignment of Canadian Obligations made pursuant to Section 10.6(c)(i) so long as no Default or Event of Default has occurred and is continuing it is a Canadian Lender.

     (g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Credit Documents to the contrary notwithstanding, (y) Issuing Bank shall continue to have all rights and obligations thereof with respect to such Letters of Credit until the cancellation or expiration of such Letters of Credit and the reimbursement of any amounts drawn thereunder and (z) such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Revolving Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon the Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the outstanding Loans of the assignee and/or the assigning Lender.
     (h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Holdings, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan, Note or Letter of Credit (unless such Letter of Credit is not extended beyond the Revolving Commitment Termination Date) in which such participant is participating, or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Collateral Documents (except as expressly provided in the Credit Documents) supporting the Loans hereunder in which such participant is participating. The Company agrees that each participant shall be entitled to the benefits of Sections 2.19(c), 2.20 and 2.21 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.20 or 2.21 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with the Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.21 unless the Company is notified of the participation sold to such participant and such participant agrees, for the benefit of the Company, to comply with Section 2.21 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.18 as though it were a Lender.
     (i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank and (ii) any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owned by or to such Lender, and its Notes, if any, to secure obligations of such Lender to any holders of obligations owed, or securities issued, by such Lender as collateral security for such obligations or securities, or to any trustee for, or any other representative of such holders; provided, no Lender, as between the Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided, further, in no event shall the applicable Federal Reserve Bank, pledgee or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.
     (j) Canadian Assignments. Notwithstanding the provisions of this Section 10.6, so long as no Event of Default has occurred and is continuing, any loans and any participation interests in any Loans made to the Canadian Borrowers may only be sold or assigned to a Canadian Lender.
     Section 10.7 Independence of Covenants.
     All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.
     Section 10.8 Survival of Representations, Warranties and Agreements.
     All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.19(c), 2.20, 2.21, 10.2, 10.3 and 10.4 and the agreements of Lenders set forth in Sections 2.18, 9.3(b) and 9.6 shall survive the payment of the Loans, the cancellation or expiration of the Letters of Credit and the reimbursement of any amounts drawn thereunder, and the termination hereof.

     Section 10.9 No Waiver; Remedies Cumulative.
     No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Credit Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Credit Documents or any of the Hedge Agreements. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.
     Section 10.10 Marshalling; Payments Set Aside.
     Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause or otherwise (and whether as a result of any demand, settlement, litigation or otherwise), then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.
     Section 10.11 Severability.
     In case any provision in or obligation hereunder or under any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.
     Section 10.12 Obligations Several; Independent Nature of Lenders’ Rights.
     The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Credit Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.
     Section 10.13 Headings.
     Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.
     Section 10.14 APPLICABLE LAW.
     THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT EACH MORTGAGE SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE JURISDICTION IN WHICH THE MORTGAGED PROPERTY IS LOCATED AND EACH OF THE CANADIAN COLLATERAL DOCUMENTS SHALL, EXCEPT AS OTHERWISE PROVIDED THEREIN, BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAWS OF THE PROVINCE OF ONTARIO AND THE FEDERAL LAWS OF CANADA APPLICABLE THEREIN.
     Section 10.15 CONSENT TO JURISDICTION.
     ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER CREDIT DOCUMENT, OR ANY OF THE OBLIGATIONS, MAY BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE NONEXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

     Section 10.16 WAIVER OF JURY TRIAL.
     EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER CREDIT DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER CREDIT DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.
     Section 10.17 Confidentiality.
     Each Lender shall hold all non-public information regarding the Company and its Subsidiaries and their businesses obtained by such Lender pursuant to the requirements hereof in accordance with such Lender’s customary procedures for handling confidential information of such nature, it being understood and agreed by the Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to such Lender’s and such Lender’s Affiliates’ directors, officers, employees, agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17) (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (ii) disclosures of such information reasonably required by any pledgee referred to in Section 10.6(i) or any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedge Agreements (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any governmental agency or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify the Company of any request by any governmental agency or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.
     Section 10.18 Usury Savings Clause.
     Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, the Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of the parties hereto to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to the Company.
     Section 10.19 Counterparts.
     This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.
     Section 10.20 Effectiveness.
     This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by the Company and Administrative Agent of written notification of such execution and authorization of delivery thereof.

     Section 10.21 USA Patriot Act.
     Each Lender hereby notifies the Company that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)), it is required to obtain, verify and record information that identifies the Company, which information includes the name and address of the Company and other information that will allow such Lender to identify the Company in accordance with such Act.
     Section 10.22 Judgment Currency.
     If, for the purposes of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Credit Document in one currency into another currency, the rate of exchange used shall be that at which in accordance with normal banking procedures the Administrative Agent or Canadian Agent, as applicable, could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given. The obligation of the Borrowers in respect of any such sum due from it to the Administrative Agent, Canadian Agent or any Lender hereunder or under the other Credit Documents shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with the applicable provisions of this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent, Canadian Agent or such Lender of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent, Canadian Agent or such Lender may in accordance with normal banking procedures purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due to the Administrative Agent, Canadian Agent or such Lender in the Agreement Currency, the Borrowers agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent, Canadian Agent or such Lender or the Person to whom such obligation was owing against such loss. If the amount of the Agreement Currency so purchased is greater than the sum originally due to the Administrative Agent, Canadian Agent or such Lender in such currency, the Administrative Agent, Canadian Agent or such Lender agrees to return the amount of any excess to the Borrowers (or to any other Person who may be entitled thereto under applicable law).
SECTION 11
SPECIAL PROVISIONS APPLICABLE TO LENDERS UPON THE OCCURRENCE OF A SHARING EVENT
     Section 11.1 Participations.
     Upon the occurrence of a Sharing Event, the Lenders shall automatically and without further action be deemed to have exchanged interests in the outstanding Loans, outstanding Letters of Credit and outstanding Bankers’ Acceptance Advances such that, in lieu of the interests of each Lender in each Loan, each outstanding Letter of Credit and each Bankers’ Acceptance Advance, such Lender shall hold an interest in all Loans made to the Borrowers, all outstanding Letters of Credit issued for the account of such Persons or their Subsidiaries at such time, and all Bankers’ Acceptance Advances made for the account of the Borrowers, whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof. The foregoing exchanges shall be accomplished automatically pursuant to this Section 11.1 through purchases and sales of participations in the various Loans and outstanding Letters of Credit as required hereby, although at the request of the Administrative Agent each Lender hereby agrees to enter into customary participation agreements approved by the Administrative Agent to evidence the same. All purchases and sales of participating interests pursuant to this Section 11.1 shall be made in U.S. Dollars. At the request of the Administrative Agent, each Lender which has sold participations in any of its Loans and outstanding Letters of Credit as provided above (through the Administrative Agent) will deliver to each Lender (through the Administrative Agent) which has so purchased a participating interest therein a participation certificate in the appropriate amount as determined in conjunction with the Administrative Agent and Canadian Agent. It is understood that the amount of funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.
     Section 11.2 Administrative Agent’s Determinations Binding.
     All determinations by the Administrative Agent pursuant to this Section 11 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Loans and Letters of Credit and other Credit Extensions hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by the Administrative Agent hereunder shall be binding on the Credit Parties and each of the Lenders. The Administrative Agent shall have no liability to any Credit Party or Lender hereunder for any determinations made by it hereunder except to the extent resulting from the Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).
     Section 11.3 Participation Payments in U.S. Dollars.
     Upon, and after, the occurrence of a Sharing Event (a) no further Credit Extensions shall be made, (b) all amounts from time to time accruing with respect to, and all amounts from time to time payable on account of, Loans denominated in Canadian Dollars (including, without limitation, any interest and other amounts which were accrued but unpaid on the date of such Sharing Event) shall be payable in U.S. Dollars (taking the Dollar Amount of such amounts on the date payment is made with respect thereto) and shall be distributed by the Administrative Agent for the account of the Lenders which made such Loans or are participating therein and (c) all Commitments shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any Credit Extensions upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

     Section 11.4 Delinquent Participation Payments.
     If any amount required to be paid by any Lender pursuant to this Section 11 is not paid to the Administrative Agent on the date upon which the Sharing Event occurred, such Lender shall, in addition to such aforementioned amount, also pay to the Administrative Agent on demand an amount equal to the product of (a) the amount so required to be paid by such Lender for the purchase of its participations, (b) the daily average Federal Funds Rate, during the period from and including the date of request for payment to the date on which such payment is immediately available to the Administrative Agent and (c) a fraction the numerator of which is the number of days that elapsed during such period and the denominator of which is 360. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts payable under this Section 11 shall be conclusive in the absence of manifest error. Amounts payable by any Lender pursuant to this Section 11 shall be paid to the Administrative Agent for the account of the relevant Lenders; provided that, if the Administrative Agent (in its sole discretion) has elected to fund on behalf of such other Lender the amounts owing to such other Lenders, then the amounts shall be paid to the Administrative Agent for its own account.
     Section 11.5 Settlement of Participation Payments.
     Whenever, at any time after the relevant Lenders have received from any other Lenders purchases of participations pursuant to this Section 11, the various Lenders receive any payment on account thereof, such Lenders will distribute to the Administrative Agent, for the account of the various Lenders participating therein, such Lenders’ participating interests in such amounts (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such participations were outstanding) in like funds as received; provided, however, that in the event that such payment received by any Lenders is required to be returned, the Lenders who received previous distributions in respect of their participating interests therein will return to the respective Lenders any portion thereof previously so distributed to them in like funds as such payment is required to be returned by the respective Lenders.
     Section 11.6 Participation Obligations Absolute.
     Each Lender’s obligation to purchase participating interests pursuant to this Section 11 shall be absolute and unconditional and shall not be affected by any circumstance including, without limitation, (a) any setoff, counterclaim, recoupment, defense or other right which such Lender may have against any other Lender, any Credit Party or any other Person for any reason whatsoever, (b) the occurrence or continuance of a Default or an Event of Default, (c) any adverse change in the condition (financial or otherwise) of any Credit Party or any other Person, (iv) any breach of this Agreement by any Credit Party, any Lender or any other Person, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     Section 11.7 Increased Costs; Indemnities.
     Notwithstanding anything to the contrary contained elsewhere in this Agreement, upon any purchase of participations as required above, (a) each Lender which has purchased such participations shall be entitled to receive from the Borrowers any increased costs and indemnities directly from Borrowers to the same extent as if it were the direct Lender as opposed to a participant therein and (b) each Lender which has sold such participations shall be entitled to receive from the Borrowers indemnification from and against any and all taxes imposed as a result of the sale of the participations pursuant to this Section 11. Each Borrower acknowledges and agrees that, upon the occurrence of a Sharing Event and after giving effect to the requirements of this Section 11, increased taxes may be owing by it pursuant to Section 2.21, which taxes shall be paid (to the extent provided in Section 2.21) by the respective Borrower or Borrowers, without any claim that the increased Taxes are not payable because same resulted from the participations effected as otherwise required by this Section 11.
     Section 11.8 Provisions Solely to Effect Intercreditor Agreement.
     The provisions of this Section 11 are and are intended solely for the purpose of effecting a sharing arrangement among the Lenders and reflects an agreement among creditors. Except as contemplated by Sections 11.3 and 11.7, none of the Credit Parties shall have any rights or obligations under this Section 11. Nothing contained in this Section 11 is intended to or shall impair the obligations of the Credit Parties, which are absolute and unconditional, to pay the Credit Party Obligations as and when the same shall become due and payable in accordance with their terms.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first

EASTON-BELL SPORTS, INC.

By:	/s/ Mark Tripp

Name:	Mark Tripp
Title:	Secretary

EASTON SPORTS CANADA, INC.
ALL AMERICAN SPORTS CORPORATION
BELL RACING COMPANY
BELL SPORTS CORP.
BELL SPORTS, INC.
CDT NEVADA, INC.
EASTON SPORTS ASIA, INC.
EASTON SPORTS, INC.
EQUILINK LICENSING, LLC
MACMARK CORPORATION
RIDDELL SPORTS GROUP, INC.
RIDDELL, INC.
RIDMARK CORPORATION
RBG HOLDINGS CORP.
4078624 CANADA INC.
ALL-AMERICAN SPORTS (CANADA) LTD.
BELL SPORTS CANADA INC.

By:	/s/ Mark Tripp

Name:	Mark Tripp
Title:	Secretary of each of the foregoing

WACHOVIA BANK, NATIONAL ASSOCIATION,
as Sole Administrative Agent, Issuing Bank, Collateral Agent and a Lender

By:	/s/ Jeffrey M. Foley

Name:	Jeffrey M. Foley
Title:	Director

WACHOVIA CAPITAL FINANCE CORPORATION (CANADA),
as Canadian Agent

By:	/s/ Enza Agosta

Name:	Enza Agosta
Title:	Vice President

GOLDMAN SACHS CREDIT PARTNERS L.P.,
As Joint Lead Arranger, Joint Bookrunner and a Lender

By:	/s/ Walter A. Jackson

Name:	Walter A. Jackson
Title:	Authorized Signatory